                                                          File Number: 333-74952

      As filed with the Securities and Exchange Commission on May 16, 2003


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST EFFECTIVE AMENDMENT NO. 2

                                       TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                               WENTWORTH II, INC.

                 (Name of small business issuer in its charter)


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
          Delaware                        6770                          84-1581779
          --------                        ----                          ----------
(State or jurisdiction of    (Primary Standard Industrial   (I.R.S.  Employer Identification
  Identification Number)      incorporation organization)      Classification Code Number)
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    650 South Cherry Street, Suite 420, Denver, Colorado 80246 (303) 320-1870
    -------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

    650 South Cherry Street, Suite 420, Denver, Colorado 80246 (303) 320-1870
    -------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

                          Spencer I. Browne, Secretary
    650 South Cherry Street, Suite 420, Denver, Colorado 80246 (303) 320-1870
    -------------------------------------------------------------------------
           (Name, address, and telephone number of agent for service)


Approximate date of proposed sale to public: as soon as practicable after the effective date of this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, (the "Securities Act") or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         CALCULATION OF REGISTRATION FEE

No registration fee is due on a reconfirmation offer under Rule 419.


                                   PROSPECTUS

                               WENTWORTH II, INC.
                            (A Delaware corporation)

                              RECONFIRMATION OFFER

On November 4, 2002, we completed an offering of 50,000 shares of our common stock, $.01 par value per share, at a purchase price of $l.00 per share. Of the $50,000 of gross proceeds we received, $5,000 was disbursed to us to partially cover the expenses of the offering and the balance, $45,000, was placed in an escrow account, all in accordance with Rule 419 adopted under the Securities Act of 1933. In accordance with Rule 419, this prospectus relates to the reconfirmation of the sale of the 50,000 shares of our common stock sold in our prior offering.

On March 18, 2003, we entered into an agreement with Natural Golf Corporation pursuant to which Natural Golf has agreed to merge into our newly formed, wholly owned subsidiary, Natural Golf Acquisition Corp. In accordance with Rule 419, the acquisition of Natural Golf will be consummated only if our Rule 419 investors holding at least 80% of our initial public offering notify us in writing within no less than 20 and no more than 45 business days after the date of this prospectus that they elect to reconfirm their investment. If, within such period, we do not receive reconfirmations from our Rule 419 investors holding at least 80% of our initial public offering , the transaction with Natural Golf will not be completed. In that event, we will continue to pursue a merger, acquisition or other business combination. Thereafter, if within the 18-month period required by Rule 419 we fail to find, have reconfirmed by investors holding at least 80% of our initial public offering, and consummate a merger, acquisition or other business combination that meets the requirements of Rule 419 and the requirements of the Colorado Securities Act, the remaining funds in the escrow will be returned to our Rule 419 investors with interest.
If, however, investors reconfirm their investment, the transaction with Natural
Golf will be consummated. In such case, the funds remaining in the escrow account from investors who (i) reconfirmed their desire to remain an investor will be released to us and our common stock purchased by those reconfirming investors released to them; and (ii) notified us that they do not desire to remain an investor or who fail to notify us whether or not they desire to remain an investor will be returned to them with interest, if any. Once an investor has sent a letter of reconfirmation to us, it may not be revoked.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE BUSINESS OF NATURAL GOLF AND ITS FINANCIAL CONDITION INVOLVE A HIGH DEGREE
OF RISK AND OUR INVESTORS SHOULD RECONFIRM THEIR INVESTMENTS IN OUR COMMON STOCK
ONLY IF THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT (SEE "RISK FACTORS"
COMMENCING ON PAGE 4 FOR SPECIAL RISKS CONCERNING US AND NATURAL GOLF).


The date of this Prospectus is May __, 2003.


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                                TABLE OF CONTENTS

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                                                                                                               PAGE
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PROSPECTUS SUMMARY................................................................................................1
RISK FACTORS......................................................................................................3
FORWARD LOOKING STATEMENTS........................................................................................6
YOUR RIGHTS AND SUBSTANTIVE PROTECTION UNDER RULE 419
    DEPOSIT OF OFFERING PROCEEDS AND SECURITIES...................................................................6
DILUTION AND OTHER COMPARATIVE PER SHARE DATA.....................................................................8
RECONFIRMATION LETTER.............................................................................................9
MERGER...........................................................................................................10
USE OF PROCEEDS..................................................................................................10
SUMMARY FINANCIAL INFORMATION....................................................................................11
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
   CONDITION AND RESULTS OF OPERATIONS...........................................................................14
BUSINESS PLAN AND STRATEGY.......................................................................................29
MANAGEMENT.......................................................................................................40
EXECUTIVE COMPENSATION...........................................................................................43
PRINCIPAL STOCKHOLDERS...........................................................................................45
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................................50
DESCRIPTION OF SECURITIES........................................................................................51
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.........................................................51
WHERE YOU CAN FIND MORE INFORMATION..............................................................................52
LEGAL PROCEEDINGS................................................................................................52
LEGAL MATTERS....................................................................................................52
EXPERTS..........................................................................................................52
ENGAGEMENT OF NEW AUDITORS.......................................................................................52
INDEX TO FINANCIAL STATEMENTS...................................................................................F-1

                               PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all the information you should consider before reconfirming your investment in our shares. You should read the entire prospectus carefully, including "Risk Factors," before making a decision whether or not to reconfirm your investment in our shares.

Wentworth II, Inc.

We were organized under the laws of the State of Delaware on March 7, 2001, to pursue a merger, acquisition or other business combination with an operating business. On March 18, 2003, we entered into an agreement with Natural Golf Corporation for Natural Golf to merge with our newly formed, wholly owned subsidiary, Natural Golf Acquisition Corp.

Since our organization, our activities have been limited to the initial sale of shares of our common stock in connection with our organization, the preparation of the registration statement and the prospectus for our initial public offering of 50,000 shares of our common stock and the completion of that offering on November 4, 2002, reviewing various businesses and negotiating and entering into a merger agreement with Natural Golf. We have not engaged in any substantive commercial business.

We maintain our office at 650 South Cherry Street, Suite 420, Denver, Colorado 80246. Our telephone number is (303) 320-1870.

Natural Golf Corporation

Natural Golf is a golf instruction and equipment company focused on delivering a total system for improving the play of golfers of all abilities. Natural Golf produces and sells instructional video tapes explaining its Natural Golf swing system, offers golf schools through a network of instructors certified to teach the Natural Golf system, and manufactures and sells golf equipment specifically developed for the golfer using the Natural Golf swing system (the "Natural Golfer").

The Natural Golf swing system places the grip in the palm of the hands, not in the fingers; and extends the arms to create a "single-plane axis". This reduces club head and body rotation, creating a simpler, easier to learn, more "natural" motion. The stance is wider which tends to minimize the turning of the hips.

Virtually all of Natural Golf's revenue is derived from the sale of instructional kits, golf schools and specially designed, custom-fitted golf clubs.

Natural Golf maintains its principal office at 1200 Business Center Drive, Suite 400, Mount Prospect, Illinois 60056 and its telephone number is (847) 795-0100. Natural Golf was incorporated in Illinois in December 1990.

Offering Conducted in Compliance with Rule 419

We are a blank check company which is a development stage company. Our sole business purpose is now to acquire Natural Golf through a reverse merger with Natural Golf Acquisition Corp., our newly formed, wholly owned subsidiary. Between August 2002 and November 2002, our initial public offering of 50,000 shares was conducted in compliance with Rule 419 as follows:

o The securities purchased by investors and the funds received in the offering were deposited and held in an escrow account, except for 10% of the funds, which we have withdrawn to partially pay expenses of the offering, until an acquisition is completed.

o Before the acquisition can be completed and before the remainder of the investors' funds can be released to us and certificates representing the shares purchased by the investors can be released to them, we are required to furnish investors with a copy of this prospectus.

o This prospectus contains the terms of a reconfirmation offer and information regarding the acquisition candidate, Natural Golf, and its business, including the terms and conditions of the merger agreement and audited financial statements of Natural Golf.

o Investors have no fewer than 20 and no more than 45 business days from the date hereof to reconfirm their investment and remain an investor; or, alternately, to require the return of their funds, including interest, from escrow.

o If investors holding at least 80% of our initial public offering reconfirm their investment and the merger is completed, an investor who fails to reconfirm the investor's investment by the 45th day from the date of this prospectus will have the investor's funds in the escrow account returned with interest, if any.

o If we do not complete an acquisition meeting specified criteria by February 7, 2004, all of the funds in the escrow account must be returned to investors, plus interest, if any.

Terms of the Merger Agreement

The terms of the merger are set forth in an agreement and plan of reorganization, or merger agreement, and consummation of the merger is conditioned upon, among other things, the acceptance of the reconfirmation offer by our Rule 419 investors holding at least 80% of our initial public offering. As a result of the consummation of the merger, Natural Golf will be merged with and into our wholly owned subsidiary, Natural Golf Acquisition Corp. Upon consummation of the merger:

o Each shareholder who holds shares of our common stock registered in our initial public offering on August 6, 2002, and who accepts the reconfirmation offer shall continue to hold his share certificate(s) representing our registered common stock.

o Each holder of registered common stock who rejects the reconfirmation offer, or who fails to notify us within the 20 to 45 business day period of the investor's desire to remain an investor, will be paid the investor's pro rata share of the amount in the escrow account plus interest, if any, or approximately $0.90 per share. On the effective date of the merger, all of the issued and outstanding shares of Natural Golf will be canceled, and we will issue shares of our common stock, warrants and options to purchase shares of our common stock and debt securities convertible into our common stock representing 97% of our fully diluted common stock, to former Natural Golf shareholders and warrant, option and convertible debt holders in proportion to their ownership of Natural Golf common stock, warrants, options and convertible debt of Natural Golf. Also, 200,000 shares will be issued to Keating Investments, LLC, a registered broker dealer, pursuant to a letter agreement between Keating Investments, LLC and Natural Golf dated September 23, 2002, for Keating's services in assisting Natural Golf in consummating the merger. As a result of these transactions, our initial shareholders, Kevin Keating and Spencer I. Browne, will own approximately 1.74% of our outstanding common stock and investors accepting this reconfirmation offering will own approximately .58% of our outstanding common stock upon completion of the merger. See "Principal Stockholders."

o After completion of the merger, Natural Golf's largest stockholder, Thomas Herskovits, will beneficially own 40.1% of our outstanding common stock.

Recent Developments

Our Board of Directors believes that the merger represents a good investment opportunity for our shareholders and recommends that our Rule 419 investors should elect to accept the reconfirmation offering. When determining whether or not to reconfirm their investments, our investors should carefully consider Natural Golf's working capital and operating results and the Risk Factors described in this prospectus.

The merger agreement was approved by the directors of Natural Golf by written consent dated as of March 18, 2003. The merger agreement was confirmed by the written consent of our Board of Directors on March 18, 2003.

                                  RISK FACTORS

Natural Golf's shares of common stock and an investment in Natural Golf are highly speculative in nature and involve an extremely high degree of risk. Our Rule 419 investors should reconfirm their purchase of our common stock only if they can afford to lose their entire investment.

Risks related to Us

THERE MAY BE AN ABSENCE OF A TRADING MARKET FOR OUR COMMON STOCK, WHICH WOULD ELIMINATE OR ADVERSELY IMPACT YOUR ABILITY TO SELL YOUR SHARES.

There currently is no trading market for our common stock and a trading market may not develop even if the transaction with Natural Golf is consummated. Additionally, the $1.00 per share offering price that you paid for our shares may not reflect the market price of our shares if the transaction with Natural Golf is consummated. The absence of a trading market could make it more difficult or impossible for you to locate a buyer to purchase your shares and exit from your investment in us.

THE AVAILABILITY OF OUR SHARES FOR SALE COULD ADVERSELY AFFECT OUR SHARE PRICE AS THERE IS A RISK OUR PROMOTERS OR AFFILIATES COULD SELL A SUFFICIENT VOLUME OF SHARES TO LOWER THE SHARE PRICE.

The 150,000 shares of our common stock, that are held by our promoters or affiliates and that were issued and outstanding as of the date of our offering and are still issued and outstanding, are "restricted securities" as that term is defined under the Securities Act. In the future, they may be sold pursuant to a registration statement filed under the Securities Act. It should be noted that these shares may not be sold by these promoters or affiliates, or their transferees, pursuant to Rule 144 of the Securities Act. This is true for any such sale even after the consummation of the transaction with Natural Golf, regardless of technical compliance with the rule. The position of the staff of the Division of Corporation Finance of the Securities and Exchange Commission is that any such resale transaction under Rule 144 may appear to be designed to distribute or redistribute such shares to the public without satisfying the registration requirements of the Securities Act. Therefore, these promoters or affiliates, or their transferees, can only resell the shares they hold as of the date hereof through a registration statement. Such sales pursuant to a registration statement filed under the Securities Act may have a depressive effect on the market price of our securities in any market that may develop for such securities.

THE NUMBER OF SHARES OF OUR COMMON STOCK TO BE ISSUED IN THE TRANSACTION WITH NATURAL GOLF HAS BEEN ARBITRARILY DETERMINED; AND IF THE MERGER IS CONSUMMATED, IT IS POSSIBLE THAT THE $1.00 PER SHARE YOU PAID FOR YOUR SHARES OF COMMON STOCK WILL BE IN EXCESS OF WHAT YOU WILL ULTIMATELY RECEIVE.

The number of shares of our common stock to be issued in the merger with Natural Golf has been determined by negotiations between us and Natural Golf and bears no relationship to our assets, earnings, book value or any other objective standard of value. Among the factors considered by us were our lack of operating history, estimates of the business potential of Natural Golf, the amount of capital to be contributed by us in proportion to the amount of stock to be issued to the Natural Golf shareholders, our relative requirements, and the current market conditions in the over-the-counter market. You are therefore bearing the risk that the $1.00 per share amount you paid for our shares will be less than our shares will be worth or are valued by the public markets after the merger is completed. This could result in an insufficient return, or even a loss, on your investment even if we successfully complete the merger with Natural Golf.

WE QUALIFIED THE COMMON STOCK YOU PURCHASED INITIALLY ONLY IN THE STATES OF COLORADO AND NEW YORK WHICH MAY RESULT IN CERTAIN RESTRICTIONS ON YOUR ABILITY TO RESELL YOUR COMMON STOCK.

The resale of our common stock will be limited due to our initial qualification of common stock in only Colorado and New York. Therefore, there is a risk that the absence of potential buyers will prevent you from selling your shares if you desire to reduce or eliminate your investment in us. There is also a risk that a scarcity of potential buyers will result in your receiving a low price for your shares upon their sale.

IT IS POSSIBLE THAT WE WILL NOT CONDUCT A FOLLOW-ON PUBLIC OFFERING.

After we consummate the transaction with Natural Golf, we plan a proposed public offering of shares of our common stock by October 2003. It is possible that we will not engage in a public offering at any time in the near future because of market conditions, failure to obtain a market listing or other factors.

There is no assurance that Natural Golf will complete a follow-on public offering in a timely manner and under acceptable terms and amounts. If Natural Golf is not successful in such an offering, capital will be required from other sources to fund Natural Golf's working capital requirements, to bring its trade payables current, and to satisfy convertible debentures, bank debt and other notes when they become due. Without additional funding, Natural Golf does not expect that cash flows from operations will be sufficient to allow it to make payments to vendors, retire its $400,000 bank debt at maturity, or pay the $1.5 million convertible debentures at maturity. Natural Golf also has a note for $93,706 that matures on July 1, 2003 and requires cash payment. This note is secured by a first lien on all its assets, subject to the lien of the debenture holders on its inventory. Without additional capital, Natural Golf also will not have sufficient financial resources to market and promote its products and services and thus generate the revenue necessary for Natural Golf to achieve profitability.

Natural Golf currently has unsecured notes totaling approximately $750,000 that are either due now or will become due on or before July 1, 2003. Under certain circumstances, Natural Golf has the right to pay these notes with shares of Natural Golf's common stock at prices varying from $1.00 to $4.00 per share. If Natural Golf does not have available cash at the respective maturity dates, Natural Golf likely will issue stock to pay these note obligations, which will be dilutive to shareholders, or attempt to renew these notes on terms that may not be favorable to Natural Golf.

INVESTORS WILL HAVE LIMITED CONTROL.

After successful completion of the merger transaction, Thomas Herskovits alone and through holdings of his limited liability company, Herskovits Enterprises, L.L.C., will beneficially own approximately 40.1% of our outstanding common stock. These outstanding voting rights, as a practical matter, will provide Thomas Herskovits with a sufficient number of voting rights to assert significant influence over the election of our directors and other matters presented for a vote of our shareholders. Our investors will not have a voice in our management decisions and will exercise very little control over us. In addition, the Delaware General Corporation Law provides that certain actions must be approved by a specified percentage of shareholders. In the event that the requisite approval of shareholders is obtained, dissenting shareholders generally would be bound by such vote. Accordingly, our investors should not reconfirm their purchase of our shares of common stock unless they are willing to entrust all aspects of control to Natural Golf's shareholders and who they select as management personnel. The price you receive may be below the amount you would receive if you reject the reconfirmation offer and subsequently received the amount of your remaining funds in the escrow account.

OUTSTANDING DERIVATIVE SECURITIES MAY DILUTE THE VALUE OF YOUR INVESTMENT.

Natural Golf has issued and outstanding warrants, an option, and convertible debt that, pursuant to the reverse merger transaction, will be converted into derivative securities to acquire up to 2,953,721 shares of our common stock at exercise and conversion prices ranging from $0.003 to $3.06 per share. For the length of time these derivative securities are outstanding, the holders thereof will have an opportunity to profit from a rise in the market price of our common stock without assuming the risks of ownership. This may have an adverse effect on the terms upon which we can obtain additional capital. It should be expected that the holders of such derivative securities would exercise or convert them at a time when we would be able to obtain equity capital on terms more favorable than the exercise or conversion prices provided by the derivative securities.

THERE IS A POSSIBILITY THAT NO DIVIDENDS WILL EVER BE PAID ON THE COMMON STOCK.

Our board of directors presently intends to cause us to follow a policy of retaining earnings, if any, that remain after the payment of interest on outstanding debt investments. It is unlikely that we will pay any dividends on our common stock even if cash is available to pay dividends.

Risks Related to Natural Golf

NATURAL GOLF IS CURRENTLY INSOLVENT AND WILL NOT BE ABLE TO REPAY ITS OBLIGATIONS WHEN THEY BECOME DUE WITHOUT SIGNIFICANT ADDITIONAL FUNDING THIS YEAR, WHICH IS UNLIKELY.

On February 28, 2003 and November 30, 2002, Natural Golf had a net working capital deficit of $3,767,130 and $4,611,781, respectively. Natural Golf will not be able to repay its obligations when they become due without significant additional funding. Natural Golf is not current with many of its vendors and suppliers who may elect to discontinue doing business with Natural Golf if their accounts are not brought current. In addition, Natural Golf has a $400,000 bank loan that must be repaid in full by July 1, 2003, a $93,000 secured note due a former officer due July 1, 2003, and $1.5 million of convertible debentures that become due on December 31, 2003 assuming the sale of $520,000 of unsubscribed debentures. Nearly $750,000 of promissory notes are due or will become due to investors on or before July 1, 2003, but Natural Golf has the option of paying these notes in shares of common stock. It is likely that Natural Golf will continue to incur operating losses for the foreseeable future and, as a result, Natural Golf will not be able to satisfy its obligations from cash generated from operations. Although Natural Golf continues to pursue additional capital from various sources, it is unlikely that additional significant funding will occur in the near term. If, for any reason, Natural Golf is unable to make the required payments under these debt obligations, one or more of these creditors may take action to collect on these debts. Any effort to collect by these creditors could adversely affect Natural Golf's operations and its ability to fund marketing programs which may ultimately force it to, among other things:

o    discontinue or curtail its business operations;

o    sell assets at unfavorable prices;

o    refinance existing debt obligations on terms unfavorable to Natural Golf;
     or

o merge, consolidate or combine with a company with greater financial resources in a transaction that may be unfavorable to Natural Golf.


NATURAL GOLF'S ACCOUNTANTS HAVE INCLUDED A PARAGRAPH IN THEIR OPINION INDICATING THAT NATURAL GOLF MAY NOT BE ABLE TO CONTINUE AS A GOING CONCERN.

Natural Golf's accountants have included a paragraph in their opinion indicating that Natural Golf's net losses and deficits raise substantial doubt about its ability to continue as a going concern. If Natural Golf is unable to generate sufficient cash flows from its operating activities and obtain additional financing, it may not be able to continue as a going concern and you could lose your entire investment in our shares.

NATURAL GOLF'S INFOMERCIAL MARKETING AND OTHER TECHNIQUES FOR CUSTOMER ACQUISITION MIGHT NOT BE SUCCESSFUL.

Natural Golf's success will depend in large part on the ability of its planned infomercial and other marketing programs to deliver new customers. Moreover, it is possible that Natural Golf's cost of customer acquisition will increase or that its customers will not spend in amounts sufficient to cover Natural Golf's selling and operating expenses because of economic conditions or otherwise. There can be no assurance that its infomercial and other customer acquisition and direct marketing programs will be successful.

LOSS OF KEY MEMBERS OF NATURAL GOLF'S MANAGEMENT COULD ADVERSELY AFFECT ITS BUSINESS.

Natural Golf depends on the continued employment and performance of Andrew S. Wyant, its Chief Executive Officer and President, and Thomas Herskovits, its Chairman, and other key members of its management. If any of Natural Golf's key managers resigns or becomes unable to continue in his present role and is not adequately replaced, its business operations could be materially adversely affected. Natural Golf is named as beneficiary on a life insurance policy on the life of Andrew S. Wyant in the amount of $1.8 million. Natural Golf has no life insurance on any of the remaining members of management.

NATURAL GOLF DOES NOT CARRY OFFICER AND DIRECTORS LIABILITY INSURANCE AND AS A RESULT, COULD EXPERIENCE DIFFICULTIES IN FILLING MANAGEMENT POSITIONS.

Natural Golf does not carry officer and director liability insurance. This may cause Natural Golf to experience difficulties in convincing qualified persons to fill such positions.


                           FORWARD LOOKING STATEMENTS

This prospectus contains forward looking statements. Forward looking statements are statements not based on historical information and that relate to future operations, strategies, financial results or other developments. Forward looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward looking statements made by us or on our behalf. We disclaim any obligation to update forward looking statements. Readers should also understand that under Section 27A(b)(2)(D) of the Securities Act, and Section 21E(b)(2)(D) of the Exchange Act, the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with the reconfirmation being asked of you.


              YOUR RIGHTS AND SUBSTANTIVE PROTECTION UNDER RULE 419
                   DEPOSIT OF OFFERING PROCEEDS AND SECURITIES

Rights and Protections under Securities Act Rule 419

All but $5,000 of the $50,000 of offering proceeds, and the securities purchased by you in our offering, have been deposited into an escrow account with Key Bank National Association and are governed by an agreement that contains certain terms and provisions specified by Rule 419. Under Rule 419, the balance of the funds will be released to us and the securities will be released to you only after we have met the following conditions:

         We must execute an agreement for an acquisition of a business or asset that will constitute our business and for which the fair value of the business or net assets to be acquired represents at least 80% of the maximum offering proceeds, but excluding underwriting commissions, underwriting expenses and dealer allowances, if any, and which must also represent 50% of the gross proceeds of the offering pursuant to requirements of the Colorado Act.

         On March 18, 2003, we executed an agreement with Natural Golf for Natural Golf to merge with our newly formed, wholly owned subsidiary, Natural Golf Acquisition Corp. We believe that the fair value of Natural Golf to be received by investors as part of the merger, represents at least 80% of the offering proceeds of $50,000 realized from our offering. Natural Golf has recently raised approximately $980,000 under a private placement offering of convertible debentures. Natural Golf expects to raise an additional $520,000 of convertible debentures as a condition to the closing of the merger transaction with us. The convertible debentures carry interest at 10% per annum, mature on December 31, 2003, are convertible into Natural Golf common stock at $4.00 per share, and contain warrants exercisable at $4.00 per share. Using $4.00 per share as the implicit market value per share, the current market value of Natural Golf's outstanding shares as of May 7, 2003 is approximately $10 million.

         We must file a post-effective amendment to the registration statement that includes the results of our initial offering completed on November 4, 2002 including, but not limited to, the gross offering proceeds raised, the amounts paid for underwriting commissions, underwriting expenses and dealer allowances, if any, amounts dispersed to us and amounts remaining in the escrow account. In addition, we must disclose the specific amount and use of funds disbursed to us to date, including, payments to officers, directors, controlling shareholders or affiliates, specifying the amounts and purposes of these payments, and the terms of a reconfirmation offer that must contain conditions prescribed by the rules. As required by Rule 419, this post-effective amendment contains information regarding the acquisition candidate and its business, including audited financial statements.

         The gross offering proceeds were $50,000, of which $5,000 was released to us to pay a portion of the offering expenses. None of the $5,000 was paid to our officers, directors, controlling shareholders or affiliates.

         We are required to mail this prospectus to each investor.

         We are required to offer you no less than 20 and no more than 45 business days from the date of this prospectus to decide to reconfirm your investment. If you do not make a decision within 45 business days and the merger with Natural Golf is completed, you will automatically have your escrowed funds returned, plus interest, if any. The terms of the reconfirmation offer are contained in the section entitled "TERMS OF THE RECONFIRMATION OFFER" below.

         After we submit a signed representation to the escrow agent that the requirements of Rule 419 and the Colorado Securities Act have been met and after the acquisition is closed, the escrow agent will release the remaining funds in the escrow to us and to the investors not reconfirming their investment.

Additional Rights and Protections under Colorado Securities Act

In addition to the requirements of Rule 419, the Colorado Securities Act also requires that the proceeds of our initial offering be put in escrow. The Colorado Securities Act further requires that the proceeds of the offering not be removed from the escrow account until:

o 50% of the gross proceeds of the offering are committed to one or more specific lines of business; and

o the lapse of at least 10 days after the receipt by the Colorado Securities Commissioner of a notice of the proposed release of the proceeds from escrow.

Rights and Protections under the Terms and Provisions of the Escrow Agreement

As described above and in accordance with the above requirements, we entered into an escrow agreement with Key Bank National Association, 3300 East First Avenue, Denver, Colorado 80206, an insured depositary institution, and Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209, as administrator, pursuant to which the gross proceeds from our offering were deposited into an escrow account maintained by the escrow agent. As permitted by Rule 419, 10% of the proceeds, or $5,000, were released to us. The funds and any dividends or interest thereon, if any, are to be held for your sole benefit and can only be invested in a bank deposit, in money market mutual funds, federal government securities or securities for which the principal or interest is guaranteed by the federal government.

All of the share certificates for your common stock sold in the offering also were deposited directly into the escrow account. Your name has been included on the stock certificates or other documents evidencing the shares. The shares held in the escrow account are to remain as issued, and are to be held for your sole benefit. You retain the voting rights, if any, to the shares held in your name. The shares held in the escrow account may neither be transferred or disposed of nor any interest created in them other than by will or the laws of descent and distribution, or under a qualified domestic relations order (as defined by the Internal Revenue Code of 1986 or Table 1 of the Employee Retirement Income Security Act of 1974).

After the escrow agent receives a signed representation from us that we have consummated a business merger or acquisition in accordance with the requirements of Rule 419 and the Colorado Act, the remaining funds in the escrow account will be released to us.

Rights to Information

We filed a registration statement relating to our initial offering of 50,000 shares with the Commission under the Securities Act. We also filed a post-effective amendment to that registration statement with the Commission of which this prospectus is a part. We have not included in this prospectus all of the information in the registration statement, the post-effective amendment and the attached exhibits. Statements of the contents of any document are not necessarily complete. Copies of these documents are contained as exhibits to the registration statement and post-effective amendment. We will provide to you a copy of any referenced information if you contact us at 650 South Cherry Street, Suite 420, Denver, Colorado 80246, telephone (303) 320-1870.

We intend to furnish to our stockholders, after the close of each fiscal year, an annual report relating to our operations containing audited financial statements examined and reported upon by an independent certified public accountant. In addition, we may furnish to our stockholders, from time to time, such other reports as may be authorized by our board of directors. Our year-end is December 31.


                  DILUTION AND OTHER COMPARATIVE PER SHARE DATA

The following table summarizes, as of the date of this reconfirmation prospectus and assuming that we complete the proposed merger with Natural Golf:

o    the number of shares of common stock issued by us;

o the number of shares issued as a percentage of our total outstanding common stock;

o    the aggregate cash and non-cash consideration paid for such shares;

o the aggregate consideration paid as a percentage of total consideration paid; and

o the average consideration per share paid for such shares by the purchasers of 50,000 shares of our common stock, our offering stockholders and the Natural Golf shareholders.

For purposes of this summary, (a) we have valued the consideration paid by Natural Golf as the net book value of Natural Golf as of February 28, 2003, and the conversion of $605,285 of notes and accrued interest outstanding at February 28, 2003 into common stock of Natural Golf subsequent to February 28, 2003, and
(b) we assume that we will issue a total of 8,409,582 shares of common stock upon consummation of the proposed merger (200,000 of which are being paid to Keating Investments, LLC as a fee in connection with the merger).

                                Shares of        Percentage     Percentage of        Average
                               Common Stock      of Total         Aggregate           Total         Consideration
                                Purchased          Shares       Consideration      Consideration      Per Share
                              ---------------    -----------    ---------------    -------------    --------------
Shareholders prior to
our offering                      150,000              1.74%    $       7,500              .30%          $ 0.05

Our offering shareholders          50,000               .58            50,000             2.04             1.00

Natural Golf shareholders       8,209,582             95.36        (2,510,883)         (102.34)           (0.31)

Keating Investments, LLC          200,000              2.32                 0             0                0.00
                              ---------------    -----------    ---------------    -------------    --------------
Totals:                         8,609,582            100.0%       ($2,453,383)         (100.0%)           ($0.29)


As a result of the completion of our merger with Natural Golf, investors in our offering, subject to the reconfirmation offering being made under this prospectus, will experience immediate and substantial dilution from the $1.00 price in the net tangible book value per share of our common stock.

For purposes of this discussion, dilution has been calculated based on two triggering events. Dilution has been first calculated as a result of the offering by subtracting net tangible book value of us as of March 31, 2003, from the offering price. Dilution to the offering shareholders as a result of the merger with Natural Golf was also calculated based on the pro forma combined condensed financial statements included elsewhere in this document. Net tangible book value for purposes of this discussion is the amount that results from subtracting our total liabilities and intangible assets from our total assets.

At March 31, 2003, we had net tangible book value of $3,556 or approximately $0.02 per share. This results in dilution to the offering shareholders of $0.98 per share. The pro forma net tangible book value of the combined entities as a result of the merger is ($3,515,777) or approximately ($0.41) per share. The negative amount is primarily impacted by the ($1,352,000) of deferred financing costs and discount on debt recorded on the books of Natural Golf, which is deducted for the net tangible book value calculation. Pro forma dilution to our offering shareholders as a result of the merger is an additional $0.43 per share. Total pro forma dilution to the offering shareholders after the merger is therefore $1.41 per share.

Net price per offering..............................................................................$ 1.00
Net tangible book value per share at March 31, 2003.................................................$ 0.02
Dilution for offering to net tangible book value at March 31, 2003..................................$ 0.98
Net tangible book value per share (deficiency) after merger with Natural Golf.......................($0.41)
Dilution as a result of the merger with Natural Golf................................................($0.43)
Dilution to our shareholders after merger with Natural Golf based on $1.00 per share................($1.41)


                              RECONFIRMATION LETTER

If you, an investor in our offering, decide to accept the reconfirmation offer being made under this reconfirmation prospectus, you should complete and sign a reconfirmation letter in the form that accompanies this prospectus and return it to us using the pre-addressed, postage-paid envelope that also accompanies this prospectus. We will forward a copy of each reconfirmation letter to the escrow agent. You will have 45 business days from the date of this prospectus to reconfirm your purchase of shares in our offering. Any investor who fails to complete, sign and return a reconfirmation form so that it is received by us within 45 business days from the date of this prospectus will be deemed to have rejected the reconfirmation offer. Assuming our Rule 419 investors holding at least 80% of our initial public offering reconfirm their investment and the merger is consummated, rejecting investors will automatically be sent a check representing the investor's funds that are being held in the escrow account, plus interest, if any, on such funds.

The acceptance of the reconfirmation offer by completing, signing, and returning the reconfirmation letter is irrevocable.


                        TERMS OF THE RECONFIRMATION OFFER

Each purchaser of our common stock pursuant to the offering has 45 business days after the date of this prospectus to reconfirm in writing their desire to remain an investor in us. Please send your written reconfirmation notice to:

                            Wentworth II, Inc., Inc.
                        c/o Spencer I. Browne, Secretary
                       650 South Cherry Street, Suite 420
                             Denver, Colorado 80246

If the merger is approved by the shareholders, shareholders who reject the reconfirmation or who fail to notify us whether they reconfirm the offer within 45 business days from the date hereof, will receive the return of their funds and interest, if any, held in the escrow account by first class mail or other equally prompt means to you within five business days.

The funds held in the escrow account will be released to us and the securities will be delivered to you at the same time as or after:

o the escrow agent receives a signed representation from us that the requirements of Rule 419 and the Colorado Securities Act have been met; and

o    consummation of the transaction between us and Natural Golf


                                     MERGER

Pursuant to the agreement and plan of reorganization, or merger agreement, we entered into with Natural Golf, Natural Golf has agreed to merge with and into our wholly owned subsidiary, Natural Golf Acquisition Corp. The terms of the merger are set forth in the merger agreement and consummation of the merger is conditioned upon, among other things, the acceptance of this reconfirmation offer by our Rule 419 investors holding at least 80% of our initial offering.

Each shareholder who holds shares of our common stock registered in the registration statement on August 6, 2002, and who accepts the reconfirmation offer shall continue to hold his or her share certificate(s) representing our registered common stock.

At the effective date of the merger, 100% of the issued and outstanding shares of common stock and derivative securities of Natural Golf will be canceled and we will issue approximately 8,209,582 shares of our common stock to the Natural Golf shareholders and will reserve for issuance approximately:

o 1,695,926 shares of our common stock underlying warrants and an option to purchase 32,670 shares of our common stock (including warrants to purchase 1,225,125 shares under the convertible debenture);

o 1,773,450 shares of our common stock underlying $750,000 of unsecured notes and $277,638 of accrued interest if Natural Golf elects to make such payment in stock; and

o 1,225,125 shares of our common stock underlying $1.5 million of convertible debt that we will assume as a result of the merger.

The above shares will represent 97% of our common stock to former Natural Golf shareholders, warrant and option holders and convertible debt holders in proportion to their holdings in Natural Golf securities. In addition, 200,000 shares of our common stock, which represents 1.5% of the outstanding common stock of the merged entity, on a fully diluted basis, will be issued to Keating Investments, LLC pursuant to a letter agreement between Keating Investments, LLC and Natural Golf. After the merger, assuming that all of our shareholders reconfirm their investment, our current shareholders will own approximately 1.5% of us on a fully diluted basis.

The surviving entity, Natural Golf Acquisition Corp. will remain our wholly owned subsidiary. After the merger, we anticipate changing our name to Natural Golf Corporation.


                                 USE OF PROCEEDS

Gross proceeds of our initial 50,000 share offering were $50,000. Ten percent of the escrowed funds, or $5,000, was released to us to partially pay our offering expenses. All funds held in escrow at the time a business combination is consummated will be released to us. The combined entity will have full discretion as to the use of the funds.

The $5,000 released to us from the escrow funds, together with the $7,500 we raised from our founding shareholders and a $1,000 loan from one of our officers, has been used to pay the fees and expenses incurred in connection with our initial public offering and expenses related to our periodic reporting compliance. The total expenses paid or incurred through March 31, 2003 were:

         Printing and Filing Fees.......................................$1,405
         Accounting Fees................................................13,254
         Licenses and Permits............................................3,890
         Transfer Agent..................................................1,245
         Legal and Other Professional Fees............................. 34,160
         Total.........................................................$53,954

Of the total expenses incurred through March 31, 2003, we have paid $12,904 in cash and the remaining $41,050 is reflected as an accounts payable at March 31, 2003.

Of the total expenses incurred by us through March 31, 2003, the following expenses are related to our initial public offering:

         Escrow Fee.....................................................$250.00
         SEC Registration Fee.............................................11.95
         Legal and Other Professional Fees............................23,818.00
         Printing and Filing Fees......................................1,018.00
         Accounting Fees...............................................5,745.00
         Blue Sky Qualification Fees and Expenses........................500.00
         Transfer Agent Fees.............................................500.00
         Other Corporate Services....................................... 438.00
         Total.......................................................$32,280.95

Upon consummation of the transaction with Natural Golf, assuming all of our investors from the initial offering reconfirm their investment, up to an additional $20,000 of proceeds from our initial public offering will be used to satisfy our accounts payable. Following the merger, Natural Golf will pay any remaining accounts payable as well as the loan due to our officer out of its funds. Accordingly, none of the proceeds from our initial public offering will be used to reimburse management for expenses incurred on our behalf or to repay loans to management. Further, no amount of the proceeds from our initial public offering will be paid with respect to salaries as our officers do not receive any salary-based compensation. We have no employees.

We can complete our merger with Natural Golf as long as our investors holding at least 80% of the investors from our initial offering reconfirm their investment. In such a case, assuming investors holding only 80% of our initial offering reconfirm, up to an additional $15,500 of proceeds from our initial public offering will be used to satisfy our accounts payable, and Natural Golf will be required to pay any of our remaining accounts payable out of its funds.

In the event the transaction with Natural Golf does not occur, and we do not consummate a business combination within the period allowed by Rule 419, we will return the remaining funds in escrow to our investors.

The Colorado Act requires that at least 50% of the gross proceeds of our initial offering be committed to one or more specific lines of business before the proceeds may be released from escrow. The Colorado Act also requires that the party to a proposed business combination must be contributing assets or businesses with a value of at least 50% of the gross proceeds of our initial offering, or $25,000, to any business combination before the Colorado Act would allow for a release of the escrowed funds. We believe that the acquisition of Natural Golf will satisfy this requirement of the Colorado Act.

                          SUMMARY FINANCIAL INFORMATION

Wentworth II, Inc.

The table below contains certain of our summary historical and pro forma financial data. The historical financial data for the year ended December 31, 2002, has been derived from our three months ended March 31. 2003 and the financial statements which are contained in this prospectus. The information should be read in conjunction with those financial statements and notes, and other financial information included in this prospectus.

                                              Three months
                                                  ended        Year Ended
                                             March 31, 2003  December 31, 2002
                                               (unaudited)      (audited)
                                             --------------  -----------------

     Statement of Income Data:

     Net Sales                                      $-0 -            $-0 -
     Net Income (Loss)                          ($  4,534)       ($ 18,525)
     Net Loss Per Share                         ($    .02)       ($    .09)
     Shares Outstanding                           200,000          200,000



                                                  As of           Year Ended
                                             March 31, 2003    December 31, 2002
                                               (unaudited)       (audited)
                                              --------------  -----------------
     Balance Sheet Data:

     Working Capital (Deficit)                    ($41,444)       ($36,910)
     Total Assets                                 $ 45,641        $ 47,125
     Long-Term Debt                                  $-0 -           $-0 -
     Total Liabilities                            $ 42,085        $ 39,035
     Total Shareholders' Equity                   $  3,556        $  8,090

Natural Golf

The table below contains certain summary historical financial data of Natural Golf. The historical financial data for the three months ended February 28, 2003 and March 31, 2002, the eleven months ended November 30, 2002, the one month ended December 31, 2002, and the years ended December 31, 2002 and 2001 has been derived from Natural Golf's financial statements which are contained in this prospectus. The information should be read in conjunction with those financial statements and notes, and other financial information included in this prospectus.

                                                                                          Three             Three
                                        Eleven         One month                          months           Months
                      Year ended     months ended        ended         Year ended         ended             ended
                      December 31,   November 30,     December 31,     December 31,    February 28,       March 31,
                         2001            2002             2002            2002             2003             2002
                      (audited)       (audited)       (unaudited)      (unaudited)     (unaudited)       (unaudited)
                      -----------    -------------    -------------    ------------    -------------     -----------

Statement of Income Data:
Net Sales             $16,042,429    $11,572,295        $547,690       $12,119,985     $2,324,322        $2,890,684
Net Income (Loss)     ($2,116,852)   ($2,212,985)      ($438,679)      ($2,651,664)    ($ 701,730)        ($610,552)

                                                          As of                      As of
                                                    November 30, 2002          February 28, 2003
                                                        (audited)                  (unaudited)
                                                  -----------------------    ----------------------
Balance Sheet Data:
  Working Capital                                      ($4,611,781)               ($3,767,130)
  Total Assets                                          $1,945,054                 $1,774,426
  Long-Term Debt                                           $72,669                    $64,350
  Total Liabilities                                     $5,884,531                 $4,890,594
  Common Stock, no par value per share                  $8,714,682                 $9,490,104
  Treasury Stock                                          ($50,000)                  ($50,000)
  Additional Paid-in Capital                              $626,932                 $1,376,549
  Deficit accumulated during development stage        ($13,231,091)              ($13,932,821)
  Total Shareholders' Deficit                          ($3,939,477)              ($ 3,116,168)


Natural Golf and Wentworth II

Pro-forma Combined, Condensed Information

The accompanying unaudited pro forma combining, condensed balance sheet selected information combines the balance sheet of Natural Golf as of February 28, 2003 with our balance sheet as of March 31, 2003 and assumes completion of a $1,500,000 private placement offering (PPO) (30 units at $50,000 per unit of which $570,000 remains unsold as of February 28, 2003) as if such acquisition and PPO occurred at February 28, 2003. Each of the units in the PPO consists of a $50,000 convertible debenture and warrants for the purchase of 12,500 shares of common stock. The debentures are convertible into common stock at $4.00 per share and the warrants have an exercise price of $4.00 per share, subject to certain customary adjustments. Through February 28, 2003, Natural Golf allocated approximately $589,640 to each of the warrants and beneficial conversion feature in the units sold or to be sold, which resulted in a total discount of approximately $1,179,280 on the notes (of which $448,126 relates to the $570,000 of unsold units as of February 28, 2003). Through February 28, 2003, Natural Golf received $25,000 for sale of units in the PPO and certain noteholders converted $905,000 of notes for units in the PPO. Subsequent to February 28, 2003, Natural Golf received $50,000 for the sale of a unit in the PPO. The merger is contingent upon all 30 units of the PPO being sold, and as a result, this pro forma financial statement selected information assumes that the remaining $570,000 of unsubscribed PPO units will be sold (of which $50,000 has been sold since February 28, 2003). Additionally, Natural Golf will incur offering expenses totaling $342,482 related to the PPO, which is treated as a deferred financing costs and amortized over the term of the notes.

The accompanying unaudited pro forma combining condensed balance sheet selected information also assumes the conversion of $500,000 and $105,285 of principal and accrued interest, respectively, into our common stock as a result of a conversion of a note that occurred subsequent to February 28, 2003.

The accompanying unaudited pro forma combining, condensed statement of operations selected information combines the operations of the Natural Golf and us for the three months ended February 28, 2003 and March 31, 2003, respectively, and for the eleven months ended November 30, 2002 and for the year ended December 31, 2002, respectively, as if the acquisition and sale of units in the PPO was completed as of the beginning of the period presented.

This information is not necessarily indicative of future operations or the actual results that would have occurred had the merger been consummated at the beginning of the periods indicated.

This unaudited pro forma combined, condensed financial statement selected information should be read in conjunction with the pro forma and historical financial statements and notes thereto, included elsewhere in this prospectus.

                                                                 3 Month ended              12 Months ended
                                                                 March 31, 2003            December 31, 2002
                                                             -----------------------     ----------------------
        Statement of Income Data
                 Sales                                              $2,324,322                $11,572,295
                 Net loss                                          ($1,290,237)               ($4,153,813)
                 Net loss per share                                     ($0.15)                    ($0.48)

        Balance Sheet Data
                 Working capital (deficit)                         ($2,927,754)
                 Total assets                                       $2,225,569
                 Long-term debt                                        $64,350
                 Total liabilities                                  $4,389,346
                 Stockholders' equity (deficit)                    ($2,163,777)


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and attached notes thereto and the other financial information included elsewhere in this prospectus. This discussion contains forward looking statements that involve risks and uncertainties. Natural Golf's actual results could differ materially from those anticipated in these forward looking statements as a result of any number of factors, including those set forth under the section entitled "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

As of January 1, 2001, Natural Golf split its operations into three direct, wholly owned subsidiaries. These subsidiaries were established and divided based on source of revenue production: Natural Golf Products Corporation (for product sales generated from infomercials and other media advertising, the internet and telemarketing efforts), Natural Golf Field Sales Corporation (for product sales generated from the field sales group, primarily certified instructors), and Natural Golf Schools Corporation (for revenue generated from golf schools and instruction). Natural Golf, the parent company, continues to produce and manufacture instructional kits, books and videos, golf equipment and accessories that are in turn sold, through its subsidiaries, directly to customers.

In 2002, Natural Golf changed its fiscal year end to November 30 from December
31. Therefore, Natural Golf has added the unaudited results for the month of December 2002 to the eleven months ended November 30, 2002 for purposes of comparison to the year ended December 31, 2001.

Natural Golf has compared its unaudited results for the 3 month period ended February 28, 2003 to its unaudited results for the 3 month period ended March 31, 2002. Natural Golf believes these quarterly periods are comparable and present a fair comparison of its most recent quarter ended with those of a prior period.

Losses from Operations

Natural Golf incurred net losses of $2.6 million for the year ended December 31, 2002 and $2.1 million for the year ended December 31, 2001. For the 3 month period ended February 28, 2003, Natural Golf incurred a net loss of $701,000 compared with a net loss of $602,000 for the 3 month period ended March 31, 2002. As of February 28, 2003, Natural Golf had an accumulated deficit of $13.9 million and a total stockholders' deficit of $3.1 million.

Natural Golf's accountants have included a paragraph in their opinion indicating that Natural Golf's net losses and deficits raise substantial concern about its ability to continue as a going concern. Natural Golf has been unable to generate sufficient cash flows from operations. Natural Golf has funded its operations, including the development of a new infomercial and new instructional products, through the issuance of common stock and issuance of various debt instruments.

Natural Golf's revenues for the year ended December 31, 2001 increased $6.2 million, or 63%, from the year ended December 31, 2000 supported largely by marketing expenses of approximately $6.1 million during the year ended December 31, 2001. However, due to limited financial resources, marketing expenses declined to $3.4 million for the year ended December 31, 2002 causing Natural Golf's 2002 revenues to decline by nearly $3.9 million, or 24%, compared to the year ended December 31, 2001.

Natural Golf's strategy to achieve profitability includes increasing its marketing and advertising expenditures to generate additional revenues sufficient to cover the increased selling, general and administrative expenses. During the year ended December 31, 2002, each $1.00 of customer acquisition advertising, primarily infomercials and print media, generated an estimated $2.50 in new customer spending, and each $1.00 of direct marketing, primarily direct mailings and magazine distribution, targeted to existing customers generated approximately $4.50 of follow-on customer spending. Natural Golf expects to continue to build on these successful marketing programs to generate additional revenues and ultimately lead it to a revenue level sufficient to exceed operating expenses.

Natural Golf's future viability depends on successfully raising additional capital to fund its working capital requirements, including a significant investment in media advertising to attract new customers and increase revenue. Natural Golf must also increase its direct marketing expenses to generate additional school and equipment sales to its existing customer base. Without additional capital, Natural Golf will not be able to invest in the marketing programs required to increase product and service revenue, and ultimately achieve profitable operations. There is no assurance that Natural Golf can raise additional funds and, if Natural Golf can raise them, whether the funds will be available on terms acceptable to Natural Golf or in amounts sufficient to enable Natural Golf to achieve profitable operations. There is also no assurance that if such funds are received, that our marketing efforts will generate new customers at the cost we anticipate or that the revenue generated by those new customers will be sufficient to enable us to achieve profitability in the future.

CONSOLIDATED RESULTS OF OPERATIONS

Financial Summary

For the three months ended February 28, 2003 and March 31, 2002 and the 12 months ended December 31, 2002 and 2001, Natural Golf combined the operations of Natural Golf, Natural Golf Products Corporation, Natural Golf Schools Corporation and Natural Golf Field Sales Corporation in Natural Golf's consolidated financial statements. We have included the table below to reflect Natural Golf's consolidated operating results for the three months ended February 28, 2003 and March 31, 2002 and for the 12 months ended December 31, 2002 and 2001.

                                 3 months       3 months      11 Months      1 Month          Year           Year
                                   ended          ended         Ended          Ended          Ended          Ended
                                  2/28/03        3/31/02       11/30/02       12/31/02       12/31/02      12/31/01
    (Dollars in Thousands)      (unaudited)    (unaudited)    (audited)      (unaudited)    (unaudited)    (audited)
                                 --------       --------       --------       --------       --------       --------
Net Sales                        $  2,324       $  2,891       $ 11,572       $    548       $ 12,120       $ 16,042
Cost of Sales                         816          1,136          4,149            204          4,353          5,182
                                 --------       --------       --------       --------       --------       --------
Gross Profit                        1,508          1,755          7,423            344          7,767         10,860

Operating expenses:

Selling, General and
Administrative Expense              1,829          2,249          9,093            702          9,795         12,638
Depreciation & Amortization            57             27            109             10            119             94
                                 --------       --------       --------       --------       --------       --------
Total Operating Expenses            1,886          2,276          9,202            712          9,914         12,732
                                 --------       --------       --------       --------       --------       --------
Loss from Operations                 (378)          (521)        (1,779)          (368)        (2,147)        (1,872)
Interest Expense                     (323)           (84)          (424)           (71)          (495)          (239)
Other Expense, net                      0              3            (10)          --              (10)            (6)
                                 --------       --------       --------       --------       --------       --------
Net Loss                            ($701)         ($602)       ($2,213)         ($439)       ($2,652)       ($2,117)

Comparison of First Quarter 2003 Results to First Quarter 2002 Results

Net revenue decreased approximately $567,000 or approximately 19.6% for the three month period ended February 28, 2003 compared to the three month period ended March 31, 2002. This decline in revenue was primarily attributed to a decrease of $473,000, or 31%, in selling expenses for the three month period ended February 28, 2003 compared to the three month period ended March 31, 2002.

The gross margin percentage increased from 60.7% for the three month period ended March 31, 2002 to 64.9% for the three month period ended February 28, 2003. The increase resulted mainly from changes in product mix. A greater portion of sales during the three months ended March 31, 2002 included instructional kits that normally have a higher gross margin.

Selling, general and administrative expense decreased from $2.2 million for the three month period ended March 31, 2002 to $1.8 million for the three month period ended February 28, 2003. This was mainly the result of the reduction in selling expenses related to customer acquisition and direct marketing.

Depreciation expense increased 111%, from $27,000 for the three month period ended March 31, 2002 to $57,000 for the three month period ended February 28, 2003. This increase was mainly due to the amortization of instructional video masters commencing in the three month period ended February 28, 2003.

Interest expense increased 284%, from $84,000 to $323,000, for the three month period ended February 28, 2003, compared to the three month period ended March 31, 2002. This increase was mainly due to additional debt financing to fund our working capital requirements and amortization of certain debt discounts and deferred financing costs commencing in the three month period ended February 28, 2003.

Comparison of 2002 Results to 2001 Results

Net revenue decreased approximately $3.9 million, or approximately 24.5%, for the year ended December 31, 2002 compared to the year ended December 31, 2001. Natural Golf experienced a decline in new customers, 26,000 in 2002 versus 55,000 in 2001, and a decline in revenue from new customers of nearly $5.8 million, $5.1 million in 2002 versus $10.9 million in 2001. Revenue from freight charges to customers also declined by approximately $440,000 for the year ended December 31, 2002 compared to the year ended December 31, 2001. Because Natural Golf's products are marketed directly to consumers, this decline in revenue was primarily attributed to a $2.6 million reduction in customer acquisition marketing expenditures from their levels in 2001. Customer acquisition marketing expenses were $2.1 million and $4.7 million in 2002 and 2001, respectively.

Revenue from existing customers increased approximately $2.3 million, or 60.5%, for the year ended December 31, 2002 compared to the year ended December 31, 2001. This increase was due to the continued emphasis and effectiveness of Natural Golf's direct marketing programs designed to produce new product sales from existing customers. Revenues in 2002 were also adversely affected by a higher product return rate on instructional kits due largely to a free promotional campaign that has been discontinued. The return rate on instructional kits averaged 23.4% in 2002, compared to a historical average return rate across all product lines of below 10%.

The gross margin percentage decreased from 67.7% for the year ended December 31, 2001 to 64.1% for the year ended December 31, 2002. The decrease resulted mainly from some change in product mix. A greater part of sales during the 12 month period ending December 31, 2001 included instructional kits that normally have a higher gross margin, 78.6% and 85.2% in 2002 and 2001, respectively, than golf equipment, 65.6% and 65.7% in 2002 and 2001, respectively.

Selling, general and administrative expense decreased $2.8 million, or 21.8% from $12.6 million for the year ended December 31, 2001 to $9.8 million year ended December 31, 2002. This was mainly the result of the reduction of selling expenses related to customer acquisition marketing. In lieu of the higher cost media advertising, Natural Golf focused its marketing on a reduced level of less expensive direct marketing campaigns targeted at Natural Golf's existing customer base. Natural Golf also reduced costs associated with its bi-monthly magazine publication, lowering its distribution and using a less expensive paper stock. Development costs for videos, books and equipment also declined in 2002 compared to 2001. Natural Golf also reduced its sales and administrative workforce during July 2002.

Depreciation expense increased 26.6%, from $94,000 for the year ended December 31, 2001 to $119,000 for the year ended December 31, 2002. This increase was mainly due to the purchase of additional office equipment.

Interest expense increased 107%, from $239,000 for the year ended December 31, 2001 to $495,000 for the year ended December 31, 2002. This increase was mainly due to additional debt financing to fund our working capital requirements.

SEGMENTED RESULTS OF OPERATIONS

Overview

As of January 1, 2001, Natural Golf split its operations into three direct, wholly owned subsidiaries. These subsidiaries were established and divided based on source of revenue production: Natural Golf Products Corporation for product sales generated from infomercials and other media advertising, the internet and telemarketing efforts, Natural Golf Field Sales Corporation for product sales generated from the field sales group primarily certified instructors, and Natural Golf Schools Corporation for revenue generated from golf schools and instruction. Natural Golf continues to produce and manufacture instructional kits, books and videos, golf equipment and accessories that are in turn sold, through its subsidiaries, directly to customers.

In 2002, Natural Golf changed its fiscal year to November 30 from December 31. Therefore, Natural Golf has added the unaudited results for the month of December 2002 to the eleven months ended November 30, 2002 for purposes of comparison of this 12-month period to the year ended December 31, 2001.

Natural Golf has compared its unaudited results for the three month period ended February 28, 2003 to its unaudited results for the three month period ended March 31, 2002. Natural Golf believes these quarterly periods are comparable and present a fair comparison of its most recent quarter ended with those of a prior period.

Comparison of First Quarter 2003 Results to First Quarter 2002 Results

FINANCIAL SUMMARY

The unaudited consolidating results of operations and related segment information for the three month period ended February 28, 2003 are summarized below:

                                                                   Natural    Consolidated
                                       Natural       Natural        Golf         Total
(Dollars in              Natural        Golf          Golf          Field        Before     Consolidated
Thousands)                Golf        Products       Schools        Sales      Elimination  Eliminations     Total
                          ----        --------       -------        -----      -----------  ------------     -----
Net Sales                $ 1,059       $ 1,523       $   338       $   463       $ 3,383       ($1,059)      $ 2,324
Cost of Sales                653           717           163           272         1,805          (989)          816
                         -------       -------       -------       -------       -------       -------       -------

Gross Profit                 406           806           175           191         1,578           (70)        1,508

Operating expenses:

Selling, General
and Administrative
Expense                      292           900           294           413         1,899           (70)        1,829

Depreciation &
Amortization                  57             0             0             0            57             0            57
                         -------       -------       -------       -------       -------       -------       -------

Total Operating
Expenses                     349           900           294           413         1,956           (70)        1,886

Income (Loss) from
Operation                     57           (94)         (119)         (222)         (378)            0          (378)

Interest  Expense           (323)            0             0             0          (323)            0          (323)

Other Expenses, net            0            33           (34)            1             0             0             0
                         -------       -------       -------       -------       -------       -------       -------

Net Income (Loss)          ($266)         ($61)        ($153)        ($221)        ($701)      $     0         ($701)

The unaudited consolidating results of operations and related segment information for the three month period ended March 31, 2002 are summarized below:

                                                                   Natural   Consolidated
                                       Natural       Natural        Golf         Total
(Dollars in              Natural        Golf          Golf          Field        Before     Consolidated
Thousands)                Golf        Products       Schools        Sales      Elimination  Eliminations      Total
                          ----        --------       -------        -----      -----------  ------------      -----
Net Sales                 $1,495        $1,634          $482          $774        $4,385       ($1,495)       $2,890
Cost of Sales                675           892           483           491         2,541        (1,405)        1,136
                         -------       -------       -------       -------       -------       -------       -------

Gross Profit                 820           742            (1)          283         1,844           (90)        1,754

Operating expenses:

Selling, General
and Administrative
Expense                      366         1,036           396           541         2,339           (90)        2,249

Depreciation &
Amortization                  27             0             0             0            27             0            27
                         -------       -------       -------       -------       -------       -------       -------

Total Operating
Expenses                     393         1,036           396           541         2,366           (90)        2,276

Income (Loss) from
Operation                    427          (294)         (397)         (258)         (522)            0          (522)

Interest  Expense            (84)            0             0             0           (84)            0           (84)

Other Expenses, net            3            45           (47)            3             4             0             4
                         -------       -------       -------       -------       -------       -------       -------

Net Income (Loss)           $346         ($249)        ($444)        ($255)        ($602)           $0         ($602)


natural golf corporation operations

Natural Golf builds custom golf clubs and supplies these, along with its other products, including components, accessories, instructional kits, books and videos, to its subsidiaries Natural Golf Products and Natural Golf Field Sales. These products are supplied at prices based on discounts ranging from 40% to 60% from the actual selling price to the customers. These inter-company sales were eliminated as part of the consolidation.

Natural Golf also provides administrative and marketing services for each of the subsidiaries, including conducting direct mail and e-mail campaigns and producing a bi-monthly magazine sent to existing customers to generate sales and deliver instruction assistance. The cost of these services is allocated to the subsidiaries in a manner that reflects, to the extent practical, the actual services provided to each of them. Each of the subsidiaries also pays an annual service fee equal to 10% of these allocated costs. These service fees were eliminated in consolidation.

Natural Golf's net revenue decreased approximately $436,000, or 29.2%, for the three months ended February 28, 2003 compared to the three months ended March 31, 2002. The decline in revenue was primarily driven by the reduction in sales by Natural Golf Products and Natural Golf Field Sales to customers.

Natural Golf's gross margin percentage decreased from 54.8% for the three months ended March 31, 2002, to 38.3% for the three months ended February 28, 2003. The decrease resulted mainly from some change in product mix and certain pre-order pricing promotions for the new release of the instructional kit.

Selling, general and administrative expense after allocations to Natural Golf's subsidiaries decreased $74,000, or 20.2%, for the three months ended February 28, 2003, as compared to the three months ended March 31, 2002. This decline was mainly due to a decrease in selling expenses.

Depreciation expense increased 111%, from $27,000 for the three months ended March 31, 2002 to $57,000 for the three months ended February 28, 2003. This increase was mainly due to the purchase of additional office equipment and the amortization of instructional video masters commencing in the three months ended February 28, 2003.

Interest expense increased 284%, from $84,000 for the three months March 31, 2002 to $323,000 for the three months ended February 28, 2003. This increase was mainly due to debt incurred to fund Natural Golf's working capital requirements and the amortization of certain debt discounts and deferred financing costs commencing in the three months ended February 28, 2003.

NATURAL GOLF PRODUCTS OPERATIONS

Natural Golf Products' markets and sells all products of Natural Golf, as well as golf instruction services for the Natural Golf Schools operations. Natural Golf Products uses various methods to attract golfers to the swing system and purchase the initial instructional kit, including infomercials, television and radio commercials, print advertising, telemarketing and the web. It uses the marketing services of Natural Golf that include conducting direct mail and e-mail campaigns, and publishing a bi-monthly magazine for existing customers. These services create incoming phone calls, from which the inside sales staff make sales. Natural Golf Products receives a 10% commission from Natural Golf Schools on its sales of golf instruction services, which is eliminated in consolidation.

Natural Golf Products' net revenue decreased 6.8% to $1.5 million for the three months ended February 28, 2003, compared to $1.6 million for the three months ended March 31, 2002. The decline was attributed to a decrease in equipment sales which was partially offset by an increase in sales for the new release of the instructional kits.

Natural Golf Products' gross margin percentage increased from 45.4% for the three months ended March 31, 2002, to 52.9% for the three months ended February 28, 2003. The increase resulted mainly from some change in product mix that saw a relative increase in higher margin instructional kit sales.

Selling, general and administrative expense including allocations from our parent decreased 13.1% to $900,000 for the three months ended February 28, 2003, compared to $1.0 million for the three months ended March 31, 2002. This decline was mainly attributed to a decline in overall selling expenses.

NATURAL GOLF SCHOOLS OPERATIONS

Natural Golf Schools conducts the golf school operations. It develops the school offerings and the content of the instruction, selects, trains and certifies the instructors, and arranges for sites to hold the instruction. The primary school offerings were one-day and three-day schools held in over 150 locations. Natural Golf Products and Natural Golf Field Sales sell the schools, for which they are paid a 10% commission; this commission is eliminated in consolidation.

Natural Golf Schools' net revenue decreased 29.9% to $338,000 for the three months ended February 28, 2003, compared to $482,000 for the three months ended March 31, 2002. The revenues for the three months ended March 31, 2002 included approximately $70,000 of revenue from a customer tournament which was not held in the most recent quarter ended. The golf instruction services were impacted by a reduction in attending students of 1,539 to 929 for the three months ended March 31, 2002 and February 28, 2003, respectively. However, the student decline was partially offset by an increase in school revenue per student.

Gross margin on golf instruction services was 51.8% for the three months ended February 28, 2003 up from 0% for the three months ended March 31, 2002. Increased costs of the customer tournament program and instructor training adversely impacted gross margin for the three months ended March 31, 2002.

Selling, general and administrative expenses including allocations from our parent decreased from $396,000 to $294,000, or 25.8%, for the three months ended February 28, 2003, as compared to the three months ended March 31, 2002. This decline was attributed primarily to a decline in selling expenses.

NATURAL GOLF FIELD SALES OPERATIONS

Natural Golf Field Sales primarily sells custom-built golf clubs. Natural Golf Field Sales also sells all of the other Natural Golf products, but these non-equipment sales total less than 10% of overall Natural Golf Field Sales' sales. The certified instructors who teach for Natural Golf Schools sell golf clubs primarily to those customers who attended instruction provided through Natural Golf Schools. In addition, the instructors conduct club demonstrations to help market and sell golf clubs to existing customers in their geographical area. Clubs and other products are purchased from Natural Golf at a discount from retail price.

Natural Golf Field Sales' net revenue decreased 40.2% to $463,000 for the three months ended February 28, 2003, compared to $774,000 for the three months ended March 31, 2002. This decrease is largely due to a decline in students attending Natural Golf Schools' schools where equipment sales are generated.

Gross margin on Natural Golf Field Sales' golf equipment sales, excluding any inter-company profit, was 41.3% for the three months ended February 28, 2003, up from 36.6% for the three months ended March 31, 2002.

Selling, general and administrative expenses including allocations from our parent declined by $128,000, or 23.7%, in the three months ended February 28, 2003, compared to the three months ended March 31, 2002. This decline was largely attributed to lower commissions to field sales representatives and a decline in other selling expenses.

Comparison of 2002 Results to 2001 Results

financial summary

The consolidating results of operations and related segment information for the year ended December 31, 2002 are summarized below:

                                                                   Natural   Consolidated
                                       Natural       Natural        Golf         Total
(Dollars in              Natural        Golf          Golf          Field        Before     Consolidated
Thousands)                Golf        Products       Schools        Sales      Elimination  Eliminations      Total
                          ----        --------       -------        -----      -----------  ------------      -----
Net Sales                  6,083         6,444         2,372         3,529        18,428        (6,308)       12,120
Cost of Sales              2,900         3,461         1,521         2,189        10,071        (5,718)        4,353
                         -------       -------       -------       -------       -------       -------       -------

Gross Profit               3,183         2,983           851         1,340         8,357          (590)        7,767

Operating expenses:

Selling, General
and Administrative
Expense                    1,439         5,052         1,692         2,202        10,385          (590)        9,795

Depreciation &
Amortization                 119             0             1             0           120             0           120
                         -------       -------       -------       -------       -------       -------       -------

Total Operating
Expenses                   1,558         5,052         1,693         2,202        10,505          (590)        9,915

Income (Loss) from
Operation                  1,625        (2,069)         (842)         (862)       (2,148)            0        (2,148)

Interest  Expense           (492)            0            (2)            0          (494)            0          (494)

Other Expenses, net           (9)           (2)            0             1           (10)            0           (10)
                         -------       -------       -------       -------       -------       -------       -------

Net Income (Loss)          1,124        (2,071)         (844)         (861)       (2,652)            0        (2,652)

The consolidating results of operations and related segment information for the year ended December 31, 2001 are summarized below:

                                                                   Natural   Consolidated
                                       Natural       Natural        Golf         Total
(Dollars in              Natural        Golf          Golf          Field        Before     Consolidated
Thousands)                Golf        Products       Schools        Sales      Elimination  Eliminations      Total
                          ----        --------       -------        -----      -----------  ------------      -----
Net Sales                 $7,667        $9,694        $2,888        $3,710       $23,959       $(7,917)      $16,042
Cost of Sales              3,529         4,866         1,752         2,328        12,475        (7,293)        5,182
                        --------      --------      --------      --------      --------      --------      --------

Gross Profit               4,138         4,828         1,136         1,382        11,484          (624)       10,860

Operating expenses:

Selling, General
and Administrative
Expense                    1,440         7,764         1,722         2,336        13,262          (624)       12,638

Depreciation &
Amortization                  93             0             1             0            94             0            94
                        --------      --------      --------      --------      --------      --------      --------

Total Operating
Expenses                   1,533         7,764         1,723         2,336        13,356          (624)       12,732
Income (Loss) from
Operation                  2,605        (2,936)         (587)         (954)       (1,872)            0        (1,872)
Interest  Expense           (239)            0             0             0          (239)            0          (239)
                              (6)            0             0             0            (6)            0            (6)
Other Expenses, net
                        --------      --------      --------      --------      --------      --------      --------

Net Income (Loss)         $2,360       $(2,936)        $(587)        $(954)      $(2,117)           $0       $(2,117)



NATURAL GOLF CORPORATION OPERATIONS

Natural Golf builds custom golf clubs and supplies these, along with its other products, including components, accessories, instructional kits, books and videos, to its subsidiaries Natural Golf Products and Natural Golf Field Sales. These products are supplied at prices based on discounts ranging from 40% to 60% from the actual selling price to the customers. These inter-company sales were eliminated as part of the consolidation.

Natural Golf also provides administrative and marketing services for each of the subsidiaries, including conducting direct mail and e-mail campaigns and producing a bi-monthly magazine sent to existing customers to generate sales and deliver instruction assistance. The cost of these services is allocated to the subsidiaries in a manner that reflects, to the extent practical, the actual services provided to each of them. Each of the subsidiaries also pays an annual service fee equal to 10% of these allocated costs. These service fees were eliminated in consolidation.

Natural Golf's net revenue decreased approximately $1.6 million, or approximately 20.7%, for the year ended December 31, 2002 compared to the year ended December 31, 2001. The decline in revenue was primarily driven by the reduction in sales by Natural Golf Products and Natural Golf Field Sales to customers.

Natural Golf's gross margin percentage decreased from 54.0% for the year ended December 31, 2001, to 52.3% for the year ended December 31, 2002. The decrease resulted mainly from some change in product mix.

Selling, general and administrative expense after allocations to Natural Golf's subsidiaries remained the same for the year ended December 31, 2002, as compared to the year ended December 31, 2001.

Depreciation expense increased 28.0%, from $94,000 for year ended December 31, 2001 to $119,000 for the year ended December 31, 2002. This increase was mainly due to the purchase of additional office equipment.

Interest expense increased 106% from $239,000 for the year ended December 31, 2001 to $492,000 for the year ended December 31, 2002. This increase was mainly due to debt incurred to fund Natural Golf's working capital requirements.

NATURAL GOLF PRODUCTS OPERATIONS

Natural Golf Products' markets and sells all products of Natural Golf, as well as golf instruction services for the Natural Golf Schools operations. Natural Golf Products uses various methods to attract golfers to the swing system and purchase the initial instructional kit, including infomercials, television and radio commercials, print advertising, telemarketing and the web. It uses the marketing services of Natural Golf that include conducting direct mail and e-mail campaigns, and publishing a bi-monthly magazine for existing customers. These services create incoming phone calls, from which the inside sales staff make sales. Natural Golf Products receives a 10% commission from Natural Golf Schools on its sales of golf instruction services, which is eliminated in consolidation.

Natural Golf Products' net revenue decreased 34% to $6.4 million for the year ended December 31, 2002, compared to $9.7 million for the year ended December 31, 2001. This was primarily due to a significant decrease in spending on media advertising in the year ended December 31, 2002 compared with the year ended December 31, 2001 due to limited available funds.

Natural Golf Products' gross margin percentage decreased from 49.8% for the year ended December 31, 2001, to 46.3% for the same period ended December 31, 2002. The decrease resulted mainly from some change in product mix that saw a relative reduction in higher margin instructional kit sales.

Selling, general and administrative expense including allocations from our parent decreased 34.9% to $5.1 million for the year ended December 31, 2002, compared to $7.8 million for the year ended December 31, 2001. This decrease was mainly attributable to the reduction in selling expenses especially media advertising directed to potential new customers.

NATURAL GOLF SCHOOLS OPERATIONS

Natural Golf Schools conducts the golf school operations. It develops the school offerings and the content of the instruction, selects, trains and certifies the instructors, and arranges for sites to hold the instruction. The primary school offerings in 2002 and 2001 were one-day and three-day schools held in over 150 locations. Natural Golf Products and Natural Golf Field Sales sell the schools, for which they are paid a 10% commission; this commission is eliminated in consolidation.

Natural Golf Schools' net revenue decreased 17.9% to $2.4 million for the year ended December 31, 2002, compared to $2.9 million for the year ended December 31, 2001. Since school sales are primarily dependent on new customers electing to attend golf instruction, the golf instruction services were provided to about 7,000 students during the year ended December 31, 2002, compared with about 8,000 for the year ended December 31, 2001, a decrease of about 12.5%.

Gross margin on golf instruction services was 35.9% for the year ended December 31, 2002, down from 39.3% for the year ended December 31, 2001. This lower margin was primarily due to a decline in the teacher-to-student ratio, from 2.72 in 2001 to 2.46 in 2002. This is significant because the instructors are paid a fixed fee per teaching day, regardless of the number of students attending. Increased costs of promotion and special pricing programs on school offerings also adversely impacted gross margin in 2002.

Selling, general and administrative expenses including allocations from our parent remained relatively constant in the years ended December 31, 2002 and 2001.

NATURAL GOLF FIELD SALES OPERATIONS

Natural Golf Field Sales primarily sells custom-built golf clubs. Natural Golf Field Sales also sells all of the other Natural Golf products, but these non-equipment sales total less than 10% of overall Natural Golf Field Sales' sales. The certified instructors who teach for Natural Golf Schools sell golf clubs primarily to those customers who attended instruction provided through Natural Golf Schools. In addition, the instructors conduct club demonstrations to help market and sell golf clubs to existing customers in their geographical area. Clubs and other products are purchased from Natural Golf at a discount from retail price.

Natural Golf Field Sales' net revenue decreased 4.9% to $3.5 million for the year ended December 31, 2002, compared to $3.7 million for the year ended December 31, 2001. This decrease is largely due to the 12.5% decline in students attending Natural Golf Schools' schools in 2002 compared with 2001. However, this decline was partially offset by an increase in club sales per student from $475 to $500 for the years ended December 31, 2001 and 2002, respectively, an increase of 5.3%.

Gross margin on Natural Golf Field Sales' golf equipment sales, excluding any inter-company profit, was 38.0% for the year ended December 31, 2002, up from 37.3% for the year ended December 31, 2001.

Selling, general and administrative expenses including allocations from our parent declined by $134,000 or 5.7% in the year ended December 31, 2002, compared to the same period ended December 31, 2001.

Liquidity and capital resources

Capital Resources

Natural Golf raised $1,345,000 and $1,407,731 through the issuance of various unsecured notes to investors for the 11 months ended November 30, 2002 and the year ended December 31, 2001, respectively. On January 3, 2003, $795,000 of the notes issued during the 11 months ended November 30, 2002 were converted into units in a private placement offering (PPO) at $50,000 per unit. Each unit is comprised of a $50,000 principal amount, 10% convertible debenture and five-year warrants to purchase 12,500 shares of Natural Golf's common stock at $4.00 per share, subject to adjustment. These 10% convertible debentures are secured by a first lien on Natural Golf's inventory and mature on December 31, 2003. During the three months ended February 28, 2003, Natural Golf raised an additional $135,000 through the sale of additional units in the PPO. Subsequent to February 28, 2003, Natural Golf raised $50,000 from the sale of one "unit" in the PPO. Natural Golf expects to raise an additional $520,000 through the sale of additional units prior to consummation of the merger. Amounts raised under the PPO are offset by issuance costs totaling $342,482. All of the units in the PPO were sold to accredited investors. One-half "unit" was sold to Strategic Asset Management, LLC, a company in which Spencer Browne is a principal. Spencer Browne is one of our officers and directors and was elected to the board of directors of Natural Golf on December 16, 2002. Assuming conversion of $1,500,000 of debentures and the exercise of the related warrants, the holders of convertible debentures would own 22.9% of Natural Golf prior to the merger, and 22.1% of us following the merger.

Natural Golf sold shares of its common stock raising $485,000 and $726,000 during the 11 months ended November 30, 2002 and the year ended December 31, 2001, respectively. No monies were raised by Natural Golf through the sale of its common stock during the three months ended February 28, 2003.

Following completion of the merger, Natural Golf expects to engage a lead underwriter for a follow-on public offering of Natural Golf's common stock the proceeds of which would be used for the repayment of debt, sales and marketing programs and working capital.

There is no assurance that Natural Golf will complete a follow-on public offering in a timely manner and under acceptable terms and amounts. Without significant additional funding, Natural Golf will not be able to pay or satisfy the following obligations, all of which become due on or before December 31, 2003:

o    trade payables of which approximately $705,000 are currently past due;

o    accrued expenses of which approximately $195,000 are current past due;

o bank debt with a current principal balance of $360,000 ($40,000 of principal payments made since February 28, 2003) that becomes due and payable in full July 1, 2003;

o    a $93,706 note payable to a former officer which becomes due July 1, 2003;

o $1.5 million of convertible debentures which becomes due December 31, 2003 (unless the holders thereof elect to convert into common stock at a rate of $4.00 per share); and

o $750,000 of investor notes now due or coming due July 1, 2003 (under which Natural Golf has the option to pay in common stock at a rate of $1.00 to $2.00 per share)


Further, without additional capital, Natural Golf will also not have sufficient financial resources to market and promote its products and service and thus generate the revenue necessary for Natural Golf to pay ongoing expenses or to achieve profitability.

Net Working Capital

At November 30, 2002 and February 28, 2003, Natural Golf had negative working capital of $4,611,781 and $3,767,130, respectively. Natural Golf's current assets at November 30, 2002 and February 28, 2003, totaled $1,200,081 and $1,059,114, respectively, substantially all of which consist of net trade receivables of $42,766 and $41,259, prepaid expenses of $101,945 and $31,446, and inventory of $1,054,970 and $986,009. Current liabilities at November 30, 2002 and February 28, 2003 totaled $5,811,862 and $4,826,244, respectively, primarily $1,173,549 and $1,223,301 of accounts payable; $721,507 and $839,649 of accrued expenses; $406,680 and $352,364 for deferred revenue which will not fully require the use of its cash; and $3,155,965 and $2,102,154 of current maturities of notes payable and $354,161 and $308,776 of accrued interest.

On January 3, 2003, notes outstanding as of November 30, 2002 in the principal amount of $795,000 were converted into units in the PPO, with accrued interest paid in cash. During the three months ended February 28, 2003, Natural Golf raised $110,000 from the sale of notes that were subsequently converted into units in the PPO and $25,000 from the sale of one-half unit in the PPO. At February 28, 2003, $930,000 of outstanding convertible debentures were reflected on the books at $319,331, net of $610,669 of unamortized debt discount. Subsequent to February 28, 2003, Natural Golf raised $50,000 from the sale of units in the PPO.

On February 11, 2003, Natural Golf issued shares of its common stock at $8.00 per share to pay $645,000 and $125,422 in principal and accrued interest, respectively, under certain unsecured notes. Additionally, other noteholders received $5,000 of accrued interest in Natural Golf's common stock at $10.00 per share during the three months ended February 28, 2003.

Subsequent to February 28, 2003, Natural Golf elected to issue shares of its common stock at $4.00 per share to pay $500,000 and $98,080 in principal and accrued interest, respectively, under certain unsecured notes. Additionally, other noteholders received $7,205 of accrued interest in Natural Golf's common stock at $10.00 per share subsequent to February 28, 2003.

The current maturities of notes payable as of February 28, 2003 consist primarily of:

o $400,000 of bank debt due July 1, 2003, of which $40,000 has been paid since February 28, 2003;

o $500,000 of notes, including unamortized discount of $23,838, which was paid in Natural Golf stock at $4.00 per share subsequent to February 28, 2003;

o $930,000 of convertible debentures, including $610,669 of unamortized discount, which are due December 31, 2003, unless the holder elects to convert them into Natural Golf shares at $4.00 per share;

o $750,000 of investor notes now due or becoming due July 1, 2003, which Natural Golf may elect to pay in its stock at $1.00 to $2.00 per share.

In November 2002 Natural Golf converted $566,266 of accrued compensation, unreimbursed business expenses, and loans that were earned, incurred or provided by two officers/directors, into common stock at a conversion price of $4.00 per share. Also, in connection with an employment separation agreement with Natural Golf's former Vice Chairman entered into in November 2002, Natural Golf issued warrants to purchase 80,733 shares of Natural Golf's common stock exercisable at $0.01 per share for five years, valued at $322,932, in payment of accrued compensation.

Cash Flow

Natural Golf has incurred net losses of $701,730 and $601,552 for the three months ended February 28, 2003 and March 31, 2002, respectively, and negative cash flow from operations of $76,027 and $130,141 for the three months ended February 28, 2003 and March 31, 2002, respectively. The cash used in operations for the three months ended February 28, 2003 and March 31, 2002 reflects non-cash expenses of $299,221 and $47,012, respectively. Due to Natural Golf's limited availability of cash during these periods, Natural Golf financed a portion of its operations by extending payments to vendors and other service providers, thus increasing accounts payable and accrued expenses.

Natural Golf has incurred net losses of $2.2 million and $2.1 million for the eleven months ended November 30, 2002 and the year ended December 31, 2001, respectively, and negative cash flow from operations of $1.4 million and $1.7 million for the eleven months ended November 30, 2002 and the year ended December 31, 2001, respectively. The cash used in operations for the eleven months ended November 30, 2002 reflects non-cash expenses of $243,343; increases in current assets of $143,326; and increases in current liabilities of $674,831. The cash used in operations for the year ended December 31, 2001 reflects non-cash expenses of $194,502; increases in current assets of $488,593; and increases in current liabilities of $648,259. Due to Natural Golf's limited availability of cash during these periods, Natural Golf financed a portion of its operations by extending payments to vendors and certain of its service providers.

Natural Golf's cash purchases of property and equipment were $57,681 for the eleven months ended November 30, 2002, consisting of purchases of a new phone system, computer equipment and office workstations. Property and equipment purchases for the year ended December 31, 2001 were $165,251, consisting of leasehold improvements relating to its move into new office space, for office workstations due to the expansion of its sales staff early in the year and server software and configuration. Natural Golf invested $81,100 and $100,444 in the eleven months ended November 30, 2002 and the year ended December 31, 2001, respectively, in the enhancement of its initial instruction kit product released subsequent to November 30, 2002. Natural Golf does not anticipate using significant cash for investing activities in the near term. For the three months ended February 28, 2003, Natural Golf spent $76,177 on new instructional kit video masters.

During the three months ended February 28, 2003, notes outstanding as of November 30, 2002 were converted into units in the PPO in the principal amount of $795,000, and Natural Golf raised an additional $110,000 from the sale of notes that were subsequently converted into units in the PPO. During the three months ended February 28, 2003, $25,000 was raised from the sale of one-half unit in the PPO. Subsequent to February 28, 2003, Natural Golf raised $50,000 from the sale of units in the PPO.

During the three months ended February 28, 2003, Natural Golf elected to issue shares of its common stock at $8.00 per share to pay $645,000 and $125,422 in principal and accrued interest, respectively, under certain unsecured notes. Additionally, other noteholders received $5,000 of accrued interest in Natural Golf's common stock at $10.00 per share during the three months ended February 28, 2003.

Subsequent to February 28, 2003, Natural Golf elected to issue shares of its common stock at $4.00 per share to pay $500,000 and $98,080 in principal and accrued interest, respectively, under certain unsecured notes. Additionally, other noteholders received $7,205 of accrued interest in Natural Golf's common stock at $10.00 per share subsequent to February 28, 2003.

Natural Golf raised $1,345,000 and $1,407,731 through the issuance of various unsecured notes to investors for the 11 months ended November 30, 2002 and the year ended December 31, 2001, respectively. In addition, Natural Golf sold shares of its common stock raising $485,000 and $726,000 during the 11 months ended November 30, 2002 and the year ended December 31, 2001, respectively.

Without additional funding, Natural Golf does not expect that cash flows from operations will be sufficient to allow it to make payments on its obligations that become due on or before December 31, 2003. Accordingly, Natural Golf is proceeding to raise $520,000 through the sale of the remaining convertible debenture units under the PPO and, following the merger, expects to pursue a follow-on public offering, although Natural Golf's success in completing these additional fundings is not guaranteed. Natural Golf also has rights under its existing contracts and obligations to issue stock to satisfy certain of these obligations, although the issuance of stock in satisfaction of these obligations may be dilutive. To the extent that Natural Golf is not able to raise additional funding, it will be required to reduce its operations and slow down its revenue growth, both of which may have a significant impact on the future profitability and business.

CRITICAL ACCOUNTING POLICIES

The policies below are critical to Natural Golf's business operations and the understanding of its results of operations. In the ordinary course of business, Natural Golf made a number of estimates and assumptions relating to the reporting of our results of operations and financial condition in the preparation of its financial statements in conformity with accounting principles generally accepted in the United States. Certain critical accounting assumptions affect the reported amounts of assets, liabilities, revenues and expenses. As a result, changes in these estimates or assumptions could significantly affect our financial position or our results of operations. Actual results may differ from these estimates under different assumptions or conditions as discussed below. We believe that of the significant accounting policies used in the preparation of our consolidated financial statements, the items discussed below involve critical accounting estimates and high degree of judgment and complexity.

Natural Golf's critical accounting policies are as follows:

o    Revenue recognition and allowance for sales returns;

o    Inventory valuation; and

o    Accounting for income taxes.

Revenue Recognition and Allowance for Sales Returns

Revenue is recognized from product sales when both title and risk of loss transfer to the customer. Generally, both risk of loss and title pass to Natural Golf's customers at the date of shipment via common carrier. Sales are recorded net of an allowance for sales returns. Natural Golf offers a money-back guarantee that allows the customers to return most products, within 30 days of receipt, for a full refund of their original product purchase price, or exchange them for other products. Natural Golf estimates product sale returns based upon sales levels, historical return percentages and current economic trends. If the actual costs of sales returns significantly exceed the recorded estimated allowance, Natural Golf's sales would be significantly adversely affected.

Inventories

Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. The inventory balances consist of the material costs of unassembled golf club components and other products bought and sold for resale without further processing or assembly. These balances are written down periodically to adjust for any obsolete or unmarketable inventory as impairment of such inventories is identified. The estimated write-downs for obsolete or unmarketable inventory are based upon management's understanding of market conditions and forecasts of future product demand. If the actual amount of obsolete or unmarketable inventory significantly exceeds the estimated amounts, Natural Golf's cost of products sold and gross profit would be significantly adversely affected.

Income Taxes

Deferred income taxes are recognized for the expected tax consequences in future years for differences between the tax bases of assets and liabilities and their financial reporting amounts, based upon enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Natural Golf's significant deferred tax asset is related primarily to its net operating loss carryforward. Natural Golf has had net losses from inception and received a going concern explanatory paragraph in the Independent Auditor's Report of its financial statements for the eleven months ended November 30, 2002. Natural Golf has concluded that it is more likely than not that its deferred tax assets will not be realized and as a result, Natural Golf has provided a valuation allowance for the total of its net deferred tax asset at November 30, 2002. The estimates for deferred tax assets and the corresponding valuation allowance require complex judgments. Natural Golf periodically reviews those estimates for reasonableness. However, because the recoverability of deferred tax assets is directly dependent upon its future operating results, actual recoverability of deferred tax assets may differ materially from its estimates.

RECENT ACCOUNTING PRONOUNCEMENTS

In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS
146). SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by SFAS 146 include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of SFAS 146 is not expected to have a material effect on the Natural Golf's financial position or results of its operations.

In August 2002, the FASB issued Statement of Financial Accounting Standards No. 147, "Acquisitions of Certain Financial Institutions" (SFAS 147). SFAS 147 requires financial institutions to follow the guidance in SFAS 141 and SFAS 142 for business combinations and goodwill and intangible assets, as opposed to the previously applied accounting literature. This statement also amends SFAS 144 to include in its scope long-term customer relationship intangible assets of financial institutions. The provisions of SFAS 147 do not apply to Natural Golf.

In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based compensation -Transition and Disclosure -an amendment of FASB Statement 123" (SFAS 123). For entities that change their accounting for stock-based compensation from the intrinsic method to the fair value method under SFAS 123, the fair value method is to be applied prospectively to those awards granted after the beginning of the period of adoption (the prospective method). The amendment permits two additional transition methods for adoption of the fair value method. In addition to the prospective method, the entity can choose to either (i) restate all periods presented (retroactive restatement method) or (ii) recognize compensation cost from the beginning of the fiscal year of adoption as if the fair value method had been used to account for awards (modified prospective method). For fiscal years beginning after December 31, 2003, the prospective method will no longer be allowed. Natural Golf currently accounts for its stock-based compensation using the intrinsic value method as proscribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and plans on continuing using this method to account for stock options. Therefore Natural Golf does not intend to adopt the transition requirements as specified in SFAS
148. Natural Golf will adopt the new SFAS 148 disclosure requirements in the first quarter of the year ended November 30, 2003.

SEASONALITY AND ECONOMIC CONDITIONS

Since consumers consider Natural Golf's products and services discretionary spending items, it may be adversely affected by a sustained economic downturn in the economy. Its second and third quarters are generally favorably affected due to the peak golf season in the majority of its domestic markets.

INFLATION

Natural Golf does not believe that inflation had a material impact upon its results of operations during the eleven months ended November 30, 2002 and the year ended December 31, 2001.

MARKET RISK

Natural Golf relies upon debt financing provided by certain financial institutions. Most of these instruments contain interest provisions that are at least one-half percentage point above the published prime rate. This creates a vulnerability to Natural Golf relative to the movement of the prime rate. Should the prime rate increase, Natural Golf's cost of funds will increase and affect its ability to obtain additional debt. Natural Golf has not engaged in any hedging activities to offset such risks.

                           BUSINESS PLAN AND STRATEGY

OVERVIEW

Natural Golf is a golf instruction and equipment company focused on delivering a total system for improving the play of golfers of all abilities. Natural Golf produces and sells instructional video tapes explaining its Natural Golf swing system, offers golf schools through a network of instructors certified to teach the Natural Golf system, and manufactures and sells golf equipment specifically developed for the golfer using the Natural Golf swing system.

The Natural Golf swing system places the grip in the palm of the hands, not in the fingers; and extends the arms to create a "single-plane axis". This reduces club head and body rotation, creating a simpler, easier to learn, more "natural" motion. The stance is wider, which tends to minimize the turning of the hips.

Natural Golf markets and sells directly to consumers--including the new golfer, the high handicapper, the good golfer wanting to improve, the occasional golfer, the woman golfer and the golfer with bad back or arthritis. To attract golfers to the Natural Golf system, Natural Golf markets an instructional kit that includes full-color-instruction book and instructional videotapes on the Natural Golf swing and short game. The second edition of this instructional kit, called the Natural Golf Swing System, was introduced in December 2002. Natural Golf advertises these instructional kits primarily through infomercials aired on cable and broadcast outlets, including The Golf Channel, and direct response print advertisements placed in national circulation newspapers and magazines, including USA Today, The Wall Street Journal, Golf Magazine and Golf Digest.

As a direct marketer, Natural Golf has developed a database of Natural Golf instructional kit purchasers as well as other golfers who have inquired about the Natural Golf swing system and its benefits. This database provides the foundation for Natural Golf's direct marketing campaigns to promote attendance at one of approximately 162 Natural Golf instruction schools across the United States and/or the purchase of specially designed, custom-fitted Natural Golf clubs. Natural Golf's direct marketing efforts include the Natural Golfer magazine published six times each year, a full-time telemarketing staff, the Natural Golf web site and e-mail mailings, and automated customer relationship management tools. These cost-effective direct marketing programs attempt to capture all of the golf-related spending of Natural Golf customers.

Natural Golf was incorporated on December 28, 1990 as an Illinois corporation. In April 1997, certain members of the current management team, primarily Thomas Herskovits, Chairman, and Andrew Wyant, President, acquired a controlling interest in Natural Golf. As of January 1, 2001, Natural Golf split its operations into three wholly owned subsidiaries, of which Natural Golf is the parent company. These subsidiaries were established and divided based on source of revenue production: Natural Golf Products for product sales generated from infomercials and other media advertising, the internet and telemarketing efforts, Natural Golf Field Sales for product sales generated from the field sales group primarily certified instructors, and Natural Golf Schools for revenue generated from golf schools and instruction. Natural Golf continues to produce and manufacture instructional kits, books and videos, golf equipment and accessories that are in turn sold to its subsidiaries for direct sale to consumers. During 2002, Natural Golf changed its fiscal year from December 31 to November 30.

Natural Golf maintains its principal office at 1200 Business Center Drive, Suite 400, Mount Prospect, Illinois 60056 and its telephone number is (847) 795-0100. Natural Golf's facility contains approximately 25,395 square feet of office, manufacturing and warehouse space.

INDUSTRY BACKGROUND

Over the past 20 years, the golf industry has enjoyed rapid expansion in the number of golf facilities, the number of rounds played, and the percentage of the United States population that plays golf at least once per year. Recent statistics and trends on the golf industry have been complied from the National Golf Foundation's GOLF PARTICIPATION IN THE UNITED STATES -2000 EDITION and A STRATEGIC PERSPECTIVE ON THE FUTURE OF GOLF, prepared collaboratively by the National Golf Foundation and McKinsey & Company (January 30, 1999) and are highlighted below:

GOLF MARKET-There were approximately 26 million golfers in the United States in 1999. The United States golf market is estimated to be roughly 29 million golfers and 635 million rounds in 2010, although these numbers could be significantly greater if the industry can capture some of the nearly 40 million people who would like to try golf or play more often.

GOLF ROUNDS PLAYED-In 1999, the total number of rounds played in the United States was 564.3 million, with the average United States' golfer playing 21.3 rounds per year. The 1999 total rounds played was the second highest recorded, just a few percentage points below the record high of 587 million in 1997.

JUNIOR GOLFER GROWTH-The junior golf segment grew to almost 2.4 million golfers, an average increase of 6% since 1996, with 33.8 million rounds in 1999. This rise is credited with providing much of the recent surge in overall golf participation. Juniors are averaging 16.4 rounds per year and account for 6% of total rounds played. The increase in the junior segment is attributed in part by the national spotlight on Tiger Woods and other new faces.

GOLF PRODUCTS AND SERVICES-The golf products industry has annual revenue of more than $10 billion, consisting of instruction and accessories, clubs and equipment, and apparel. This figure does not include spending on golf-related vacations or the $12 billion spent annually on greens fees, carts and dues. The golf products industry has grown at a rate of nearly 7.5% annually since 1986.

CHANGING DEMOGRAPHICS-The frequency, or rounds played, is expected to grow at nearly twice the rate of participation. Favorable demographic trends offer encouraging growth prospects for the game of golf. With Baby Boomers now entering their 50's and 60's, many are expected to retire, pursue their leisure with more enthusiasm, and live longer and healthier lives. The NGF reports that the annual average rounds played per golfer increases significantly as the golfer ages. Golfers in their 50's generally play twice as much as golfers in their 30's. Golfers age 65 and older generally play three times as many rounds annually as golfers in their 30's. Currently, approximately 75% of all golfers are less than 50 years old and nearly 45% of all golfers are between the ages of 30 and 49. As the Baby Boomers reach their prime golfing age, they are expected to account for a 12% increase in the total size of the industry, effectively 65 million rounds over the next 12 years. Further, the emergence of the "echo boom" generation, those born between 1977 and 1995, should also increase participation in and spending on golf, as they enter their 20s, the age at which most golfers begin to play the sport. It is predicted that the number of annual rounds will exceed 635 million by 2010-a more than 12.5% increase compared to 1999 rounds.

BROADENING MARKET-Golf has become increasingly attractive to segments of the population that historically have not been well represented among golfers. Roughly 8% or 2.5 million golfers represent an ethnic minority, including African-Americans and Asian/Pacific Islanders. More recently, the participation of women in golf has gained significant momentum. Finally, the so-called "Tiger effect," based on the enormous popularity of Tiger Woods and expanded television coverage of major golf events, has resulted in rising equipment unit sales and numbers of rounds played.

INCREASED WEALTH AND GREATER ACCESSIBILITY-Other factors for the predicted increase in golf rounds include United States residents' increase in personal wealth and greater accessibility to golf facilities. In contrast to prior decades when courses were built to serve mainly private memberships, today over 80% of new courses are either daily fee courses, where players pay a green fee for each round, or destination resort courses that cater to business events and the traveling golf enthusiast.

NEW PRODUCT INNOVATION-In recent years, the golf equipment industry has made significant advances in product design and technology. The rapid evolution appears to be accelerating the rate at which golfers are willing to purchase new or additional equipment. While these advances have not necessarily resulted in improved scores, they illustrate the responsiveness of golfers to innovations that they believe will improve their game.

STRONG COMMITMENT TO GAME IMPROVEMENT-The National Golf Foundation periodically runs surveys of golfers' attitudes towards their sport. Recent surveys have shown that golfers typically have a stronger level of commitment to their sport than participants in other leisure activities.

Going forward, Natural Golf believes that the golf school market in particular will continue to do well because virtually all golfers have a desire to improve. Golf schools are gravitating towards resort locations that provide a total vacation destination. With the predicted growth in rounds played by a more diverse demographic group, a golfer's commitment to the game and willingness to spend money new product innovations and improvement courses, and the overall growth of golf as a leisure and entertainment venue.

GROWTH STRATEGY AND OPPORTUNITY

Natural Golf's growth strategy and opportunity includes:

o EFFECTIVE CUSTOMER ACQUISITION PROGRAMS-Continue Natural Golf's historical success in new customer acquisition through an aggressive, cost-efficient marketing campaign for the newly released instructional kit-Natural Golf Swing System. Natural Golf has recently completed production of a new infomercial featuring the Natural Golf Swing System. Additional funds will permit airing this infomercial more broadly and will facilitate other acquisition programs including newspaper and magazine advertising, radio and web-based programs. Additional funding will also allow new sponsorship programs to build greater brand recognition.

o LEVERAGE EXISTING CUSTOMER BASE WITH CONCERTED DIRECT MARKETING EFFORTS-Pursue an enhanced, multi-faceted direct marketing effort leveraging Natural Golf's database of customers who previously purchased Natural Golf products. With proper marketing funds available for these customer-direct efforts, Natural Golf believes it can continue to convert instructional kit purchasers into purchasers of golf school sessions and Natural Golf equipment at increasing rates. Funds for information technology improvements will help in the direct marketing initiatives.

o USE THE ESTABLISHED GOLF SCHOOL NETWORK FOR ADDED SALES AND PROMOTIONS-Natural Golf schools have been honored as one of the Top 25 Golf Schools by Golf Magazine. This distinction, coupled with approximately 63 year-round locations and a high customer satisfaction rate, provide an opportunity for repeat customers, more course offerings, and local promotions for golf instruction and equipment sales. The Natural Golf school network, staffed with Natural Golf trained instructors acting as field sales agents, provides a local, dedicated sales infrastructure to promote the Natural Golf system, products and brand. With new funding, Natural Golf can effectively extend its certified instructor network and co-sponsor promotions and events at the local level.

NATURAL GOLF SYSTEM

Natural Golf is a golf improvement company. The Natural Golf system uses a unique combination of grip, stance, swing and equipment that is substantially different from conventional golf systems.

The Natural Golf system is similar to the swing of Moe Norman, legendary Canadian golfer and a member of the Canadian Golf Hall of Fame. He won 54 tournaments in the 1960s and 1970s and seven consecutive Canadian PGA senior championships starting in 1979. Moe Norman is regarded as one of the best ball strikers ever by the professional golfing community.

The Natural Golf swing system places the grip in the palm of the hands, not in the fingers; and extends the arms to create a "single-plane axis". This reduces club head and body rotation, creating a simpler, more "natural" motion. The stance is wider which tends to minimize the turning of the hips. In September 1998, Natural Golf was awarded United States Patent No. 5,803,827 for an improved golf club head and an improved method of swinging the golf club. The "single-axis" golf stroke is described in the issued patent as follows:

"The present invention relates to an improved golf clubhead design and an improved method to swing the golf club which allows for greater clubhead speed and greater accuracy producing an Ideal Mechanical Advantage (maximum force for least effort) golf stroke. The design provides for the minimum of clubhead twisting from ball impact.. A single-axis is the only method for producing an Ideal Mechanical Advantage golf stroke."

The Natural Golf system has been designed principally to improve the average golfer's handicap by improving accuracy, increasing distance and reducing strain on the body. The system has been shown effective for the new golfer, the high handicapper, the good golfer wanting to improve, the occasional golfer, the woman golfer, and the golfer with bad back or arthritis. Surveys of Natural Golfers show a handicap reduction of 25% to 40% over the course of the first year playing on the Natural Golf system. The handicap reduction was greatest for Natural Golfers who attended a one-day school and played with Natural Golf clubs.

The Natural Golf system provides the foundation for nearly all of Natural Golf's revenue in its three key segments: instructional kits, golf schools and custom-fitted golf clubs. Natural Golf believes it is the only golf company that markets a full-range, one-stop golf improvement system from instructional kits and videos to golf schools and clubs.

PRODUCTS AND SERVICES

Most of Natural Golf's sales are derived from three key segments:

o INSTRUCTIONAL PRODUCTS-Natural Golf produces a wide range of instructional products including videotapes, books, practice devices and accessories.

o GOLF SCHOOLS-Natural Golf has golf schools staffed by certified instructors in approximately 162 major markets, approximately 63 of which operate year round. Natural Golf schools were honored as one of the "Top 25 Golf Schools" by Golf Magazine for 1999-2000 and 2001-2002 out of 600 golf schools.

o CUSTOM-FITTED GOLF CLUBS-Natural Golf manufactures custom-fitted golf clubs specially designed for the Natural Golf system. Natural Golf's Beryllium Copper fairway woods were ranked "Best of the Best" by Rankmark, an independent golf equipment laboratory, in 2000 and were judged as a "Best Performer" by GolfTestUSA Testing Laboratory in 2001.

Instructional Products

Natural Golf introduces customers to the Natural Golf system by advertising the sale of an introductory instructional package, entitled Natural Golf Swing System. The previous edition of this instructional package, discontinued in late 2002, was known as the Lifetime of Better Golf (TM).

The Natural Golf Swing System instructional package was completely updated and redesigned to help buyers teach themselves the basics of the Natural Golf system. The package includes the following materials:

o Natural Golf Swing System Book with over 120 full-color photos and computer-modeled illustrations.

o Natural Golf Setup Video introducing the principles of the Natural Golf "single-plane" golf swing and teaches the easy-to-learn setup fundamentals.

o Natural Golf Swing Video puts the swing in motion using a computer-generated Natural Golf model to help the buyer learn.

o Natural Golf Training Grip enables a person to practice the Natural Golf grip and swing motions along with the video.

The Natural Golf Swing System package is also available in a DVD version. The package comes with a 30-day, money-back satisfaction guarantee.

In addition to the Natural Golf Swing System instructional kit, Natural Golf has recently produced three new videos for advanced instruction in the Natural Golf system -Natural Golf Driving for Distance, Natural Golf Faults and Fixes, and Natural Golf Short Game. Hosted by Natural Golf's top teaching professionals, these instruction videos are intended for the self-learner interested in more than the basic teaching fundamentals included in the Natural Golf Swing System.

Other accessories sold by Natural Golf include golf apparel, balls, gloves, hats, bags and umbrellas.

Golf Schools

While Natural Golf believes the Natural Golf Swing System instructional package is a highly effective teaching aid, the most effective way to master the Natural Golf system is through face-to-face instruction with a Natural Golf trained professional. Customer surveys show that students who attend a one-day Natural Golf school reduce their handicaps by an average of 39% over 12 months of Natural Golf play compared with a 25% handicap reduction for Natural Golfers who only use Natural Golf's instructional videos. The significant improvement with Natural Golf schools compares favorably with conventional golf schools that are generally ineffective at improving students' scores. Studies have shown that less than 25% of students at conventional golf schools make permanent improvements in their game.

One-day schools are offered in approximately 162 locations throughout the United States, Mexico and Canada, with additional locations added according to demand. Schools are typically held at public courses and are taught by one of Natural Golf's approximately 125 certified instructors. Certified instructors receive approximately $200 for teaching a one-day Natural Golf school and are classified as independent contractors. They include approximately 38 PGA, Ladies PGA and Canadian PGA members. In order to maintain favorable student-teacher ratios at Natural Golf schools, Natural golf selectively adds new certified instructors to meet demand. The PGA approves Natural Golf instruction for continuing education credit for PGA professionals. Natural Golf is currently implementing a standardized lesson plan that will be implemented in conjunction with its new website. The total customer satisfaction rate of the schools is over 95% based on post-school surveys.

The number of Natural Golf's school locations continues to increase, expanding its reach. At the same time, the number of repeat students is expected to increase as more three-day school sites and new advanced schools and short game schools become available. These new schools are anticipated to be custom-marketed to Natural Golf's existing customer database.

Natural Golf Clubs

Much of the improvement of the Natural Golf technique over the conventional style is based on the unique "Natural Palm Grip". Because the golf club is held in the palm -instead of the fingers -Natural Golfers require a larger, non-tapering grip on their clubs. Virtually all golfers experience improvement using the Natural Golf technique -even with their own golf clubs -but Natural Golf clubs are designed to work with the Natural Golf swing to ensure increased effectiveness. Other club design features incorporated to Natural Golf clubs include the longer shaft for greater club head speed and the adjusted lie-angle to more perfectly align with the more-upright, single-plane Natural Golf swing.

Although many people have found that they have been able to use their old golf clubs while playing the Natural Golf system, Natural Golf has developed a top quality line of custom-fitted clubs that better fit the Natural Golf swing. Natural Golf owns a number of U.S. design patents on its Natural Golf clubs. Natural Golf's head club designer is Bob Lukasiewicz, the former head of research and development for Ram Golf. Internal customer surveys have shown that students using Natural Golf clubs reduce their handicaps by an average of 37% over one year of play compared to a 25% reduction in handicap for Natural Golfers that continue to use conventional golf clubs.

Natural Golf sells drivers, irons, putters and wedges. Several premium lines of golf clubs are directly marketed as a means to optimize playing performance and improve the Natural Golfer's single-plane swing. Natural Golf holds a United States patent describing an improved club design --larger, non-tapering grip, high center of gravity club head, longer shaft and upright lie angle--that forms the foundation of the Natural Golf swing method. Multi-Match Technology shafts, a proprietary design engineered exclusively for Natural Golf, can be custom fit to the Natural Golfer to optimize consistency, control and playability. All Natural Golf clubs are United States Golf Association (USGA) approved.

Natural Golf's Beryllium Copper fairway woods, with their low center of gravity, larger sweet spot and "roll and bulge" face, have been well received by PGA professionals, Natural Golfers and even by conventional golfers, who can order them with a standard grip. These premium, high-end fairway woods were ranked "Best of the Best" by the Rankmark organization in 2000, rated number one in both distance and direction out of 31 fairway woods, including the Callaway Steelhead, Adams Tight Lies 2 and Orlimar.

The Beryllium Copper fairway woods and other Natural Golf clubs also performed favorably in an evaluation by GolfTestUSA in 2001. The Beryllium Copper was rated number one overall, Natural Golf's Pipeline irons were rated number two overall, and the Tour Hammer driver was rated number five overall. GolfTestUSA rated each of these Natural Golf clubs a "best performer".

Natural Golf's cavity-backed Pipeline 450 irons use leading edge, metallurgy and thin-face technologies to maximize perimeter weighting for optimal forgiveness and feel. The Pipeline club head design is the subject of a United States patent pending. Natural Golf also markets P3 Performance irons that incorporate a patented club head design and variable gravity control technology. Both the Pipeline 450 and P3 Performance irons are premium clubs designed to exclusively benefit the single-axis Natural Golf swing.

Natural Golf also markets The Thing putter, which was used by Paul Azinger to win the 1992 PGA Tour Championship. The Thing putter grip was modified in 2001 with a more rectangular design and rounded edges to improve its feel without compromising alignment or accuracy. Natural Golf introduced a milled aluminum Mallet Thing putter with copper inserts that combines the best features of The Thing putter with state-of-the-art engineering and metallurgy technology.

Other golf equipment recently introduced includes:

o    17-4 bi-metal steel woods, with copper weights;

o    25" single plane training club;

o    350cc Tour Hammer deep face titanium driver;

o    Belly and broom putter versions of the Mallet Thing;

o    2+, 3+, 4+ and 5+ Beryllium Copper utility woods; and

o    Two new putters with surlyn face inserts.

Natural Golf believes that club sales are driven by its certified instructors' ability to demonstrate to Natural Golf golf school students the value of Natural Golf clubs, by outbound direct marketing efforts to a growing customer database, and through promotion of starter sets and demo clubs. The growth in Natural Golf clubs sales can be directly correlated to increased participation in Natural Golf schools. Certified instructors are paid a commission on the sales of Natural Golf equipment which they generate.

MARKETING AND SALES

Overview

Natural Golf's marketing and sales strategy is focused on four distinct elements-marketing and selling direct to the consumer, promoting an entire "system" to improve one's golf game, aggressive direct marketing to promote instruction and equipment sales, and an independent field sales group to promote and sell Natural Golf products. The combination of these approaches differentiates Natural Golf from competitors in the golf equipment industry and positions it for significant growth.

o DIRECT TO CONSUMER MARKETING AND SALES -Natural Golf markets and sells direct to the golfing consumer. The majority of other golf equipment manufacturers sell through mass merchandisers, sporting goods chains, independent sporting and golf stores, and golf pro shops. The larger golf instruction schools may market directly to customers, but they generally do not sell an improvement system that can produce additional higher profit sales.

o SELLING A GOLF IMPROVEMENT SYSTEM -Natural Golf sells a total, proven system for improving the play of golfers of all abilities. Golfers looking to improve their game are first introduced to Natural Golf through the purchase of a relatively inexpensive instructional kit. Natural Golf's ability to then offer golf schools through a network of certified instructors and golf equipment specifically developed for the Natural Golfer distinguishes Natural Golf in the industry.

o AGGRESSIVE DIRECT MARKETING PROGRAMS TO EXISTING CUSTOMERS -After acquiring a customer, Natural Golf's strategy is to market the proven success of its system and sell additional higher margin products. These direct marketing programs include telemarketing, a bi-monthly magazine, the Natural Golf's web site and e-mail initiatives and other local promotions. Compared to others in the industry, Natural Golf knows its customers and develops a more extensive relationship.

o EXTENDED FIELD SALES GROUP -Natural Golf's independent field sales team of certified instructors provide the critical local, face-to-face selling opportunity. Instructors have the opportunity to earn income from providing game improvement instruction and selling products that further improve students' play. Although the field sales team is expected to undertake some local marketing, Natural Golf uses its direct marketing efforts to drive the golfer to the certified instructor.

Customer Acquisition

As part of its customer acquisition marketing efforts, Natural Golf has advertised extensively on The Golf Channel and Fox Sports and has been represented on each of the major professional golf tours (PGA, Senior PGA, Ladies PGA and Canadian PGA), as well as the Buy.Com (previously Nike) and Hooters Tours.

The principal marketing tool has been a 30-minute infomercial that aired on The Golf Channel, Fox Sports, regional sports stations, and other cable and broadcast outlets. The initial infomercial, which promoted the Natural Golf system and the Lifetime of Better Golf instructional kit, featured announcers Pat Summerall and PGA Champion Bob Rosburg. This infomercial ran from July 1998 until shortly after September 11, 2001. Natural Golf recently completed the filming of its new infomercial based on the Natural Golf Challenge that is hosted by Pat Summerall and Mike Ditka. This infomercial highlights a new scientific study that indicates that Natural Golf is a more efficient golf swing than the conventional golf swing, features endorsements from celebrities such as Ron Jaworski and Ricky Williams, and promotes Natural Golf's new Natural Golf Swing System instructional kit. Certain individuals participating in the infomercial and in marketing Natural Golf products receive royalties based on actual sales. Upon receipt of additional funding, Natural Golf expects to begin airing this new infomercial in a variety of media.

In addition to infomercials, starting in late June 2000, Natural Golf developed and aired 30-and 60-second commercials. The original commercials, based on the tag line "Natural Golf strips the golf swing down to its bare essentials," attracted golfers to the Natural Golf website. Since June 2000, Natural Golf has increased traffic on its website and increased its web-based revenue from approximately $400,000 in 2000 to $2 million in 2002. More recent versions have continued to target new audiences and drive web traffic while keeping the message "fresh."

Natural Golf also operates a direct response print campaign in such newspapers as USA TODAY, THE WALL STREET JOURNAL and THE CHICAGO TRIBUNE and has run full-page ads in FORBES, NEWSWEEK and DELTA SKYWAY. Natural Golf has negotiated attractive pricing terms with a number of golf publications, including GOLF TIPS, GOLF MAGAZINE and GOLF DIGEST, to sell the NGSS instructional package directly to consumers.

Until 2001, the infomercial was more efficient than regular print advertising. However, a new editorial format run in USA TODAY and THE WALL STREET JOURNAL obtained comparable results. A "free video" offer introduced in late 2001 generated significant call volumes from both print and radio spots. Although the "free video" campaign added a significant number of new golfers for the database, it did not generate purchasing customers at the level expected. In 2002, Natural Golf's media mix was focused more heavily on print advertising which overall appears to be as effective as infomercial/television media on a dollar-for-dollar basis.

Natural Golf is currently represented by Sandy Lyle on the European Tour and in selected United States events such as the Master's. Sandy has improved his play significantly since switching to Natural Golf. Natural Golf has had preliminary discussions with additional golf professionals, and it believes that it could receive endorsements of the swing technique from well-known tour players with additional funding. Natural Golf also receives exposure from a number of celebrities and prominent business leaders who play, or are learning to play, Natural Golf, including: Chris Berman, David Fay -the Executive Director of the USGA, Anthony Robbins and Mike Ditka.

Natural Golf currently has a database of approximately 300,000 golfers worldwide including those that have purchased products, made inquiries about Natural Golf system, participated in a free video campaign that ran in 2002, signed up for an opt-in web promotion, participated in live demonstrations or attended trade shows. Of these approximately 180,000 have actually purchased Natural Golf products at least once. Further, 38 PGA professionals and 2 PGA Tour professionals actively play Natural Golf's system. This expanding customer database as well as the adoption of the Natural Golf system by more and more players continues to build greater visibility and brand recognition that will compliment future marketing efforts and word-of-mouth referrals.

Natural Golf's acquisition of new purchasing customers is directly related to marketing efforts across the various mass media channels. Below is an analysis of new purchasing customers added each year and the media source from which Natural Golf believes they were generated.

Media Source                       Pre-2000      2000         2001         2002
------------------------------     --------    -------      -------      -------
Infomercial Generated               43,312      33,425       42,771       10,357

Print Generated                     11,000       8,000        6,719        8,127

Radio Generated                          0           0          500        2,371

Retail Program Generated                 0           0        1,369          359

Internet Generated                    5007         700        2,500        3,190

Other Generated                        200         300        1,240        1,134

New Customers Added                 55,012      42,425       55,099       25,538

Cumulative Customers                55,012      97,437      152,536      178,074

% Annual Increase in Customers          --        77.1%        56.5%        16.7%


Due to limited financial resources, Natural Golf reduced spending on customer acquisition marketing in 2002. Marketing expenses were $3.2 million, $4.7 million and $2.1 million in 2000, 2001 and the 12 months ended December 31, 2002, respectively. Based on the new customers added in those years, the average acquisition marketing cost per customer has remained in the $75 to $85 range. Over this same three-year period, the average dollars spent by a new customer in the initial year increased to $200.35. This resulted in a customer acquisition cost as a percent of initial year sales of 40.5% for 2002. These trends confirm Natural Golf's belief that each $1 of customer acquisition marketing can produce $2.50 in initial year revenue alone.

                                                             2000            2001            2002

Customer Acquisition Marketing Expense                         $3.2            $4.7            $2.1
(in millions)
Number of New Customers                                      42,425          55,099          25,538
Acquisition Cost per New Customer                            $74.60          $85.19          $81.14

Avg.  Dollar Spent per New Customer in Initial Year         $171.43         $198.29         $200.36
Customer Acquisition Cost as % of Initial Year Sales           43.5%           43.0%           40.5%


Direct Marketing Programs

A key component of Natural Golf's strategy is leveraging its database of Natural Golfers to attend Natural Golf schools and then selling them Natural Golf clubs. The primary means to drive these new follow-on sales include direct marketing, telemarketing, Natural Golfer magazine, and e-mail and web site programs. As Natural Golf's database grows each year, the effectiveness of the direct marketing initiatives should produce even greater levels of follow-on revenue.

Owners of the Natural Golf instructional kit receive a combination of direct mail, telemarketing and magazine advertising to drive sales of golf schools and clubs. Follow-up focuses on the schools, which have proven to be the most effective vehicle for selling Natural Golf clubs. In 2002, approximately 16.7% of new customers booked a Natural Golf school within the same year, up from 6.5% in 2000.

Natural Golf uses a direct-to-consumer marketing effort that includes direct mail and telemarketing. Natural Golf currently has an in-house telemarketing staff that generates about 79% of school sales and 49% of club sales. Three customer service representatives support the telemarketing team. In addition, the NATURAL GOLFER magazine is published six times a year and allows Natural Golf to communicate directly with its customers. The magazine currently has a circulation of over 250,000. As the circulation grows, the magazine will be able to generate outside advertising revenues to fund its publication.

Natural Golf conducts three special programs in certain target markets to generate sales to existing customers. The first, "Fast Start", is targeted at golfers in its database who have not taken a Natural Golf school. In a paying group lesson setting, golfers are given the fundamentals of Natural Golf by a local certified instructor. The objective is to sell golf schools and promote Natural Golf's golf clubs to golfers who would not normally see a Natural Golf instructor.

"Demo Days" is a program that gives Natural Golfers an opportunity to try new or prototype clubs outside a school setting. Golf club sales resulting from these "demo days" has averaged about $1,400 per demo with costs averaging $375 per demo. Over 475 demos were held across the country in 2002.

Clinic programs are offered as a two--hour workshop targeted at non-Natural Golfers to let them see the system "live." Revenue per participant has averaged $67 at the clinic and for the following two week period with a marketing acquisition cost per participant of $52.

The Internet has also emerged as a key element of Natural Golf's direct marketing and customer relationship management programs. The Natural Golf website (www.Naturalgolf.com) is a key vehicle for continuing communications with its customers and the basis for controlling all of their golf-related expenditures. Weekly e-mail programs, such as e-tips, and opt-in programs, such as school giveaways, online videos and promotion specials, all contribute to a growing trend in follow-on revenue. Natural Golf's web-based revenue has been steadily increasing, reaching approximately $2.0 million in 2002 in net sales, as compared to roughly $400,000 in 2000.

An upgraded version of the Natural Golf's site launched in May 2001 has been fully integrated with the balance of Natural Golf's information and accounting systems. The current website allows Natural Golfers to purchase Natural Golf products, schedule Natural Golf schools and chat with other Natural Golfers. With appropriate funding, Natural Golf expects to enhance the offerings of the current website to include providing Natural Golfers with the functionality to:

o    Schedule Natural Golf lessons;

o    Schedule Natural Golf lessons;

o    Book tee-times at any one of 500+ courses;

o    Keep handicaps and analyze their games;

o    Book Natural Golf vacations;

o    Receive video lessons from a Natural Golf Certified Instructor; and

o    Store their digitized swing to monitor improvements over time.

Direct marketing expenses have produced a strong trend in follow-on purchases from existing customers. Follow-on purchases were $2.2 million, $3.8 million and $6.1 million for 2000, 2001 and the 12 months ended December 31, 2002, respectively. This strong trend was generated by direct marketing expenses of $0.7 million, $1.4 million and $1.3 million in 2000, 2001 and 2002, respectively. Direct marketing costs as a percent of annual follow-on sales was 33.6%, 37.4% and 21.7% for 2000, 2001 and 2002, respectively. Natural Golf believes significant opportunities exist to build further revenue through aggressive direct marketing, with each $1 of annual direct marketing expenses producing on average over $3.50 of annual follow-on sales.

Future Opportunities

A number of strategic marketing initiatives are currently being reviewed or pursued on both the customer acquisition and direct marketing fronts. These include the following:

o Further market the web-based affiliate program that was launched with over 750 e-commerce sites;

o Establish a retail program, including display units and a certified club fitter program, for pro shops and equipment chains;

o    Enter into a cross promotion agreement with TheGolfChannel.com;

o Develop a program with the Anthony Robbins organization to provide access for Natural Golf to the 75,000 people who annually attend Tony Robbins' lectures and to the approximately 600,000 people in his database;

o Target golfers suffering from arthritis or back pain and developing programs with the National Arthritis Foundation to reach 100,000 members;

o Explore the benefits of using Golf Digest's database to identify NGSS leads;

o    Test a golf ball continuity program;

o    Further market new classic design Beryllium Copper wedges;

o Expand the successfully tested specialty One-Day Natural Golf schools including Short Game, Advanced Game, Signature, Playing Preparation, as well as corporate schools;

o Develop six potential Natural Golf Master School sites that have been identified (Myrtle Beach, Fort Lauderdale, New York/New Jersey metropolitan area, Chicago, San Diego and Dallas);

o Test the effectiveness of various lesson packages and instructor compensation programs and expand the lesson-selling program;

o    Introduce an annual membership program;

o Test market Natural Golf products recently translated into Japanese on The Golf Channel Japan;

o Develop a Natural Golf credit card program that can produce income and attractive financing options for Natural Golfers;

o    Explore NASCAR sponsorship; and

o Target PGA TOUR players who are currently not in the top portion of the world rankings for their "revival" as publicity opportunities for Natural Golf.

BACKLOG

At November 30, 2002, Natural Golf had approximately $400,000 of backlog of written firm orders for products. This backlog consisted primarily of orders for the new Natural Golf Swing System product which was not ready for shipment until January and February 2003. These back orders were completed, filled and shipped in January and February 2003. Natural Golf requires payments for products at the time the order is placed. Natural Golf's backlog was unusually high at November 30, 2002 due to the pre-orders for the new Natural Golf Swing System product. Backlog does not include unearned school revenue that is collected in advance of the school completion.

COMPETITION

Natural Golf's ability to deliver a "system" of rapid game improvement has created a highly enthusiastic and loyal following. Once converted, golfers identify themselves as "Natural Golfers" -a relationship that Natural Golf believes does not exist with any other golf company. This loyalty and commitment is the fundamental basis for Natural Golf's belief that it will be successful in competing in the golf industry.

A few large players, including Callaway, Taylor Made, Fortune Brands and Ping, dominate the golf industry and have better brand recognition and significantly greater financial resources. However, with the exception of Titleist, none of these industry leaders were significant brands 10 years ago. Newer entrants, such as Adams, Orlimar and Odyssey, established $50 million to $150 million revenue businesses after only a few years of operation. Natural Golf believes this highlights consumer responsiveness to new developments in golf instruction and equipment.

The conventional golf school industry is fragmented with large school operators and numerous independent locally operated schools. Natural Golf has a proven "system" for improving one's golf game and a national reach to allow it to advertise in national media.

Natural Golf's strategy in going to market makes it different from the other golf industry players in the school instruction and equipment areas marketing and selling direct to the consumer, promoting an entire "system" to improve one's golf game, aggressive direct marketing to promote instruction and equipment sales, and an extensive field sales group to promote and sell Natural Golf products.

INTELLECTUAL PROPERTY; RESEARCH AND DEVELOPMENT

Natural Golf holds two patents related to its single plane swing, which requires significantly less rotation, making the swing less sensitive to timing and coordination. United States Design Patent #388,144 dated December 23, 1997 helps protect the golf club head design. United States Patent #5,803,827 relates to the integration of a club head design and the Natural Golf method of swinging. These patents are owned exclusively by Natural Golf, and no licensing or royalties are paid by Natural Golf to third parties for the manufacture and sale of products under these patents. Natural Golf is not aware of any persons infringing their patents, or any infringement by Natural Golf on the intellectual property rights of others.

Mr. Robert Lukasiewicz, the primary club designer for Ram Golf Company for over 20 years, works with Natural Golf on a consulting basis. Mr. Lukasiewicz's involvement has enabled Natural Golf to produce high quality, innovative products at a fraction the cost of developing them in-house. Natural Golf expects to spend additional amounts to introduce several new products. Natural Golf spent approximately $83,000 and $414,000 in research and development in 2002 and 2001, respectively, primarily for new golf club design and related tooling and the development of new instruction videos. None of the research and development costs were borne directly for Natural Golf's customers.

Natural Golf owns a registered trademark on "Natural Golf" in the United States, Canada and the European Union, with a trademark application pending in Japan. Other registered and/or pending trademarks include "A Lifetime of Better Golf", "Pipeline", "Pro Performance", "Single Plane", and "TI Hammer". Various copyrights are also held on certain golf instruction videotapes.

LEGAL PROCEEDINGS

There are no pending or, to our knowledge, threatened claims against Natural Golf. However, from time to time, Natural Golf expects to be subject to various legal proceedings, all of which are of an ordinary or routine nature and incidental to Natural Golf's operations. Such proceedings have not in the past had, and Natural Golf does not expect they will in the future have, a material impact on its results of operations or financial condition.

Natural Golf provides a 30-day, money-back satisfaction guarantee on most of its products. Additionally, Natural Golf provides a limited 2-year warranty against manufacturer defect or workmanship on its golf equipment.

EMPLOYEES

Natural Golf has assembled a management team led by President and CEO Andrew S. Wyant and Chairman Thomas Herskovits. Natural Golf has 43 full-time employees as of April 4, 2003. Natural Golf is able to keep down fixed expenses, such as salaries and benefits, by hiring part-time labor for production and accounting during the summer, which is the peak sales season. Manufacturing and distribution activities are the assembly of purchased golf club components, the packaging of golf club sets, and the receiving, warehousing and shipping of instruction kits, accessories, books and videos and golf clubs. Production and duplication of videotapes and instruction are generally handled on a contract basis.

None of Natural Golf's employees are covered by a collective bargaining agreement nor has Natural Golf experienced a strike or other adverse work stoppage due to organized labor. Natural Golf has a benefits package that includes the following: annual bonus program, medical and dental coverage, disability insurance, stock options, and a 401(k) retirement savings program.

Natural Golf also has a national network of approximately 125 certified instructors who serve as independent contractors.

PROPERTIES

Natural Golf currently leases its 25,395 square foot facility in Mount Prospect, Illinois which serves as the its corporate office, manufacturing, distribution and warehouse facility. The lease agreement provides for $11,661 in monthly base rent plus 23.96% of the property's operating expenses. The monthly base rent payments increase to $12,011 per month in September 2003 for the last year of the lease.

                                   MANAGEMENT

Natural Golf

It is proposed that the current directors and executive officers of Natural Golf will become our directors and officers if the transaction with Natural Golf is consummated. The following table sets forth the names and positions of Natural Golf's current directors and executive officers:

         Name                           Age          Position with the Company
         ----                           ---          -------------------------
         Thomas Herskovits              55           Chairman and Director
         Andrew S.  Wyant               34           President, Chief Executive Officer and Director
         Jerry VanderMolen              42           Chief Financial Officer
         Spencer I.  Browne             53           Director
         Kenneth Greenblatt             56           Director


All officers serve at the discretion of the Board of Directors. Andrew S. Wyant is Thomas Herskovits' brother-in-law. Spencer I. Browne, one of our directors, was appointed to the board of directors of Natural Golf at the request of Keating Investments, LLC.

Following completion of our merger with Natural Golf, the management of Natural Golf is expected to become the management of Wentworth II, Inc.

The following sets forth biographical information for Natural Golf's directors, executive officers and key employees:

THOMAS HERSKOVITS, Natural Golf's Chairman since 1998, has been the Managing Partner of Herskovits Enterprises, since its founding in 1996. Herskovits Enterprises makes debt and equity investments in emerging growth private companies that have a consumer products orientation and can benefit from Mr. Herskovits' marketing expertise. From 1993 to 1996, Mr. Herskovits was President and CEO of Specialty Foods, a $2 billion food company. From 1989 to 1992, Mr. Herskovits was President of the Kraft Foods Frozen Products Group, which included such products as Breyers, Sealtest, Cool Whip, Bird's Eye, Budget Gourmet, Lender's Bagels and Tombstone Pizza. From 1982 to 1989, Mr. Herskovits was President and CEO of the Kraft Dairy Group and President of Post Cereal Breakfast Foods Division of General Foods. Mr. Herskovits started his career at Proctor & Gamble and held various marketing and sales positions from 1971 to 1980. Mr. Herskovits is a graduate of Syracuse University with a degree in architecture and an MBA in finance and marketing. Mr. Herskovits was born in Budapest, Hungary and emigrated to the U.S. in 1957. Mr. Herskovits is on the Board of Directors of Ha-Lo Industries, Blue Chip Venture Fund, Sage Incorporated, Youth Guidance, and Bene Shalom Temple and is on the Board of Advisors of Syracuse University School of Management.

ANDREW S. WYANT has served as Natural Golf's President, Chief Executive Officer and a Director since 1998. Andrew S. Wyant also serves as the President and sole director of Natural Golf Products Corporation, Natural Golf Schools Corporation and Natural Golf Field Sales Corporation. From 1997 to 1998, Mr. Wyant was Natural Golf's Chief Operating Officer. From 1996 to 1997, Mr. Wyant was an associate with Dillon, Read & Company's Leveraged Buyouts division. From 1994 to 1996, Mr. Wyant served as the Executive Vice President of Metz Banking Company. From 1991 to 1993, Mr. Wyant was a consultant with The Boston Consulting Group. Mr. Wyant received a Bachelor of Science in Economics from The Wharton School of Business.

JERRY VANDERMOLEN has served as Natural Golf's Chief Financial Officer since 1999. From 1996 to 1999, Mr. VanderMolen was the Vice President of Finance for UIHMO, Inc., an affiliate of the University of Illinois at Chicago and a provider of managed healthcare. From 1986 to 1996, Mr. VanderMolen served in various financial management positions for Rush Presbyterian -St. Luke's Medical Center in Chicago. Mr. VanderMolen received a Master of Management from the Kellogg School of Management at Northwestern University and a Bachelor of Science in Accounting from the University of Illinois at Urbana -Champaign.

SPENCER I. BROWNE, one of Natural Golf's Directors since December 2002, is a principal of Strategic Asset Management, LLC, a privately owned investment firm which he founded in November 1996. Strategic Asset Management assists small and medium-sized companies in accessing capital markets, providing direct investments, and using cash flow resources for capital formation. Prior to that date, Mr. Browne had held various executive and management positions with several publicly traded companies engaged in businesses related to the residential and commercial mortgage loan industry. From August 1988, until September 1996, Mr. Browne served as President, Chief Executive Office and a director of Asset Investors Corporation (AIC), a New York Stock Exchange traded mortgage real estate investment trust (REIT) he co-founded in 1986. Mr. Browne also served as President, Chief Executive Officer and a director of Commercial Assets, Inc., an American Stock Exchange traded mortgage REIT affiliated with AIC, from its formation in October 1993, until September 1996. In 1999, AIC acquired Commercial Assets, Inc. and changed its name to American Land Lease, Inc. (ANL). In addition, from June 1990, until March 1996, Mr. Browne served as President and a director of M.D.C. Holdings, Inc., a New York Stock Exchange-traded company (MDC) and the parent company of a major homebuilder in Colorado. Mr. Browne also has served as a director of Annaly Mortgage Management, Inc., a New York Stock Exchange-traded mortgage REIT, since 1997, Internet Commerce Corporation, a Nasdaq traded e-commerce business-to-business communication services company, since 2001 and Mego Financial Corp., a Nasdaq traded provider of travel and vacation packages and developer of timeshare resorts, since January 2002. Mr. Browne received a Bachelor of Economics degree from the University of Pennsylvania's Wharton School of Business in 1971, and attained a J.D. Degree, Cum Laude from Villanova University School of Law in 1974. Mr. Browne is a director of Wentworth I, Inc., Wentworth II, Inc., Wentworth III, Inc. and iVideoNow, Inc.

KENNETH GREENBLATT, one of Natural Golf's Directors since 2002, has been a producer of plays since 1996 and was the Chairman of Missbeiner Fruits from 1987 to 1996. Missbeiner Fruits was a private company engaged in the printing and production of swimwear fabrics that were sold to swimwear manufacturers. Mr. Greenblatt served as the Chairman of the G.F. Division of Guilford Mills, a New York Stock Exchange traded company, from 1981 to 1987 following his successfully executing the sale of the Gilbert Frank Corporation, the largest producer of swimwear fabrics at that time, to Guilford Mills. Guilford Mills was a diversified textile product manufacturer with a broad range of clothing and swimwear products. Prior to the sale of Gilbert Frank Corporation, Mr. Greenblatt served as its President from 1970 to 1981. Mr. Greenblatt served as Chairman of Kenneth John Productions, a producer of Broadway shows from 1981 to 1996.

Wentworth II, Inc.

Our current directors and officers are Kevin R. Keating, our President, Chief Financial Officer and Director, and Spencer I. Browne, our Secretary and Director.

KEVIN R. KEATING, age 63, is an investment executive and for the past five (5) years has been the Branch Manager of the Vero Beach, Florida office of Brookstreet Securities Corporation. Brookstreet Securities is a full-service, national network of independent investment professionals. Mr. Keating services the investment needs of private clients with special emphasis on equities. Fore more than 35 years, he has been engaged in various aspects of the investment brokerage business. Mr. Keating began his Wall Street career with the First Boston Corporation in New York in 1965. From 1968 through 1974, he was employed by several institutional research boutiques where he functioned as Vice President-Institutional Equity Sales. From 1974 until 1982, Mr. Keating was the President and Chief Executive Office of Douglas Stewart, Inc., a New York Stock Exchange member firm. Since 1982, he has been associated with a variety of firms as a registered representative servicing the needs of individual investors. Mr. Keating is a graduate of Holy Cross College with a degree in Business Administration. Mr. Keating is a director of Wentworth I, Inc., Wentworth II, Inc., Wentworth III, Inc. and iVideoNow, Inc.

Information pertaining to Spencer I.  Browne appears above.

                             EXECUTIVE COMPENSATION

WENTWORTH II, INC.

We have not compensated any of our officers, directors or employees to date.


                                  NATURAL GOLF

                           SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation paid during the years ended December 31, 2002, 2001 and 2000 by Natural Golf to Andrew S. Wyant.

                                                                            Other
                              Year                                          Annual         Securities
      Name and               Ended                                       Compensation      Underlying       All Other
 Principal Position         Dec. 31      Salary ($)       Bonus ($)          ($)           Options (#)     Compensation
----------------------     ----------    ------------    ------------    -------------     ------------    -------------
Andrew S.  Wyant             2002         $80,000        $140,000(1)         -0-               -0-             -0-
  Chief Executive
  Officer and President      2001         $80,000         $60,000(1)         -0-               -0-             -0-
                             2001         $80,000         $24,000(1)         -0-               -0-             -0-

-----------
(1) Paid in 2002 in National Golf common stock at $4.00 per share.

OPTION GRANTS IN LAST FISCAL YEAR

No options to purchase Natural Golf's common stock were granted to Andrew S. Wyant during the eleven months ended November 30, 2002, or the year ended December 31, 2002.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

No options to purchase Natural Golf's common stock were exercised by Andrew S. Wyant during the year ended December 31, 2002, or were owned by Andrew S. Wyant as of November 30, 2002, or as of December 31, 2002.

COMPENSATION OF DIRECTORS

The annual salaries for Thomas Herskovits, Natural Golf's Chairman, and Lawrence
W. Olson, Natural Golf's Vice Chairman of the Board until November 2002, of $50,000 and $60,000, respectively, were incurred from 1998 to October 2002. In 2002, Thomas Herskovits converted his unpaid compensation of $224,756, a loan of $50,000, and $4,390 of unreimbursed business expenses into 69,787 shares of Natural Golf's common stock at a price of $4.00 per share and Lawrence W. Olson converted his unpaid compensation of approximately $322,932 into warrants to purchase 80,733 shares of Natural Golf's common stock at $0.01 per share that expire in November 2007.

In 2002, Andrew S. Wyant converted approximately $224,000 of unpaid bonuses and a loan of approximately $63,120 into 71,780 shares of common stock at a price of $4.00 per share.

EMPLOYMENT AGREEMENTS

In November 2002, Natural Golf entered into a five-year employment agreement with Andrew S. Wyant, President and CEO. The agreement provides for an annual base salary of $150,000. Pursuant to the agreement, Mr. Wyant's base salary will increase to $175,000 per year for the next calendar year in the event that Natural Golf's annual net income for any calendar year is in excess of $1.0 million. In addition, Mr. Wyant is entitled to an annual bonus equal to 10% of Natural Golf's net income less the amount of his base salary. Finally, if Natural Golf's annual revenue for the previous calendar year is at least $50 million or $100 million, respectively, and Natural Golf attains net income of at least $5 million or $10 million, respectively, Mr. Wyant will be entitled to a grant of 100,000 or 150,000 shares, respectively, of Natural Golf's common stock for that year. This agreement can be terminated upon 30 days written notice prior to the end of any term.

TERMINATION AGREEMENT

Effective November 19, 2002, Lawrence W. Olson resigned as one of Natural Golf's directors, officers and employees. As a part of his resignation, Natural Golf entered into an Employment Separation and Release Agreement pursuant to which it issued Mr. Olson, as severance payment, warrants to purchase 80,733 shares of Natural Golf's common stock exercisable at $.01 per share for a period of five years in lieu of approximately $322,932 of accrued salary that was due to Mr. Olson from Natural Golf and it agreed to pay Mr. Olson $93,706 for reasonable and necessary expenses Mr. Olson claimed he had advanced on behalf of Natural Golf. The $93,706 is represented by a promissory note and is due on July 1, 2003, unless Natural Golf receives $2,000,000 in additional financing prior to that date in which case the note would be due then. The promissory note accrues interest at the rate of four and one-half percent per year until July 1, 2003, and has a default rate of eight percent per year. The promissory note is secured by all of Natural Golf's assets provided that it is subject to the first position of the convertible debentures for $1.5 million issued by Natural Golf in January 2003 in our inventory. Under the agreement, Mr. Olson has the right to have all of his shares of Natural Golf's common stock registered with any other person who registers their shares of Natural Golf's common stock for resale and has a right to sell his shares with any sale of shares of Natural Golf's common stock by Messrs. Herskovits and Wyant. Under the agreement, Mr. Olson has agreed to not solicit any of Natural Golf's current employees to leave their employment with Natural Golf or to divulge any specified confidential information regarding Natural Golf to any third person for a period of six months. In addition, Mr. Olson on the one hand and Natural Golf, Messrs. Herskovits and Wyant on the other hand, have agreed not to defame each other.

STOCK OPTION PLAN

On August 8, 2002, the directors and shareholders of Natural Golf approved its 2002 Stock Option Plan. This plan is intended to advance and promote the interests of Natural Golf by providing incentive to key employees, the employees of any subsidiaries/affiliates acquired or established, and its directors, consultants and advisors who conspicuously contribute to the management, growth and protection of Natural Golf to continue their service to Natural Golf. Natural Golf has reserved 250,000 shares of its common stock to be issued pursuant to the plan. The plan will terminate on August 9, 2012 and options granted pursuant to the plan will have a term of 10 years and will be exercisable at fair market value at the time of grant. Natural Golf has the right to terminate options granted pursuant to the plan upon 14 days notice upon an initial public offering or a business combination.

Natural Golf has one option outstanding to purchase 10,000 shares of its common stock at $10.00 per share. Natural Golf has a total of $1.5 million in convertible debt outstanding that is convertible into a maximum of 375,000 shares of Natural Golf's common stock at a conversion price of $4.00 per share. In addition, Natural Golf has warrants outstanding that are exercisable for a total of 519,108 shares of Natural Golf's common stock at exercise prices ranging from $0.01 to $4.00 per share. Natural Golf also has $1.25 million of unsecured notes and $375,720 of interest through maturity that may be paid in 692,358 shares of Natural Golf common stock, if Natural Golf elects to make such payment in stock.

401(K) PLAN

On August 1, 1999, Natural Golf adopted a 401(k) Profit Sharing Plan and Trust for the benefit of its employees that have completed 30 days of service. Natural Golf provides special and discretionary contributions pursuant to this plan.

INDEMNIFICATION

Section 145 of the Delaware General Corporation Law provides for indemnification of our officers, directors, employees and agents. Under Article XI of our bylaws, we will indemnify and hold harmless to the fullest extent authorized by the Delaware General Corporation Law, any of our directors, officers, agents or employees, against all expense, liability and loss reasonably incurred or suffered by such person in connection with activities on our behalf. Complete disclosure of relevant sections of our certificate of incorporation and bylaws is provided in Part II of the registration statement of which this prospectus forms a part.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, it has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act.

                             PRINCIPAL STOCKHOLDERS

Wentworth II, Inc.

The table that follows sets forth certain information regarding the beneficial ownership of our common stock as of May 5, 2003, and as adjusted to reflect the successful completion of the reconfirmation offer and the merger with Natural Golf, by:

o    each of our directors and executive officers;

o    all of our directors and officers as a group; and

o each person who is known by us to own beneficially more than 5% of our outstanding common stock.


Immediately following the merger, we will have 8,609,582 shares of our common stock outstanding.

                                        Amount and Nature of                         Amount and Nature of
                                        Beneficial Ownership                         Beneficial Ownership
Name and Address                           at May 5, 2003                              After the Merger
-----------------------------    ------------------------------------           -------------------------------
                                     Number            Percentage                  Number          Percentage
                                 ---------------    -----------------           --------------    -------------
Kevin R.  Keating                     90,000            45.0%                       90,000             1.0%

Spencer I.  Browne                    60,000            30.0%                      100,837(1)          1.1%

All directors and executive          150,000            75.0%                      190,837(1)          2.1%
officers
(two persons)

Steven P.  Salinas                    41,580            20.8%                       41,580             0.5%

-------------------
(1) Includes 40,834 shares of our common stock after the merger that are issuable upon conversion of a debenture and upon exercise of warrants that are owned by an affiliate of Mr. Browne.


Kevin R. Keating is our President and Chief Financial Officer and one of our Directors. Spencer I. Browne is our Secretary and one of our Directors. Both Kevin R. Keating and Spencer I. Browne may be deemed "promoters" as that term is defined under the Securities Act. The address for both Mr. Keating and Mr. Browne is c/o Wentworth II, Inc., Inc., 650 South Cherry Street, Suite 420, Denver, Colorado 80246.

The address of Mr. Salinas is 12364 West Nevada Place, Lakewood, Colorado 80228-3262.

Unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. No person named in the table is acting as nominee for any persons or is otherwise under the control of any person or group of persons.

There are no arrangements currently in place that may result in a change of control other than the merger agreement with Natural Golf. We have no equity compensation plans.

Natural Golf

The table that follows sets forth certain information regarding the beneficial ownership of Natural Golf's common stock as of May 5, 2003, and as adjusted to reflect the successful completion of the merger, by:

o    each of Natural Golf's directors and named executive officers;

o    all of Natural Golf's directors and officers as a group; and

o each person who is known by us to own beneficially more than 5% of Natural Golf's outstanding common stock.

Immediately following the merger, Thomas Herskovits, alone and through his holdings in Herskovits Enterprises, will beneficially own 3,453,288 shares, or 40.1%, of our outstanding common stock.

                                                    Amount and Nature of                    Amount and Nature of
                                                    Beneficial Ownership                    Beneficial Ownership
Name and Address                                       at May 5, 2003                         After the Merger
----------------------------------------    -------------------------------------       ------------------------------
                                                 Number             Percentage            Number          Percentage
                                            ------------------    ---------------       ------------     -------------
Thomas Herskovits                             1,057,021(1)             40.6%            3,453,288            38.7%
180 East Pearson
Unit 6702
Chicago, Illinois  60611

Andrew S.  Wyant                                137,103                 5.3%              447,916             5.0%
1200 Business Center  Drive
Suite 400
Mount Prospect, Illinois  60056

Jerry VanderMolen                                     0                   0%                    0               0%
1200 Business Center Drive
Suite 400
Mount Prospect, Illinois  60056

Spencer I. Browne                                12,500(3)              0.5%              100,837(3)          1.1%
650 South Cherry Street
Suite 420
Denver, Colorado 80246

Kenneth Greenblatt                                    0                   0%                    0               0%
1500 South Ocean Boulevard, PH5
Boca Raton, Florida  33432

All directors and executive officers          1,206,624(1)(3)          46.4%            4,002,041            44.8%
as a group (5 persons)

Lawrence W. Olson                               220,923(2)              8.5%              721,755(2)          8.1%
15 Ambrose Lane
South Barrington, Illinois  60010

Melvin Simon                                    149,520                 5.7%              488,482             5.5%
115 W. Washington Street
Indianapolis, IN  46204


---------------
(1) Includes 292,878 shares owned by Herskovits Enterprises L.L.C., an Illinois limited liability company, owned by Thomas Herskovits.

(2) Includes a warrant owned by Lawrence W. Olson to purchase 80,733 shares of Natural Golf common stock before the merger and 263,755 shares of our common stock after the merger.

(3) Includes 12,500 shares of Natural Golf common stock before the merger and 40,834 shares of our common stock after the merger that are issuable upon conversion of a debenture and upon exercise of warrant that are owned by an affiliate of Mr. Browne.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Wentworth II, Inc.

Our management has made an oral commitment to make payments for our expenses, prior to the consummation of a business combination, to the extent such expenses are not deferred and would either exceed our available funds or would render us effectively insolvent upon our payment. Upon consummation of a business combination, we will reimburse our management for any such payments out of the proceeds of that transaction. Kevin R. Keating, one of our officers and directors, has advanced $1,000 to us as a loan to fund the payment of our expenses. Our management has not paid, or advanced us any monies for the payment of, any other expenses. Following the merger, the $1,000 loan payable to Kevin
R. Keating is expected to be paid by Natural Golf.

At present, the sole finder of prospective business combinations on our behalf is Keating Investments, LLC, a California limited liability company and a registered broker-dealer. Timothy J. Keating, the son of Kevin R. Keating, our President, is the Managing Member of, and holds approximately a 87% interest in, Keating Investments. Keating Investments has no formal agreement with us. While this may appear unusual, it is largely a function of both our financial condition and the likely nature of the ultimate business combination. As evidenced by the financial statements and summary financial information contained herein, we have very few assets and minimal cash, all of which cash is likely to be used to make payments to our outside accountants and legal counsel. As a result, we are unable to enter into a conventional finder engagement letter providing for payments such as retainers and expense reimbursement. Of equal importance is the likely nature of the ultimate business combination. Given our lack of cash, we anticipate that the business combination will take the form of a stock-for-stock transaction wherein the shareholders of the target will ultimately own a majority of our shares, as is common in these types of Rule 419 offering business combinations. As such, although we will be the surviving company after the transaction, because holders of Natural Golf will own 97% of shares after the merger, the transaction is actually an acquisition of us. Given this, the actual negotiation of compensation for a finder is likely to take place initially between the finder and the target, as the actual acquiror. Whatever is ultimately agreed to by these parties, in terms of both the number of our shares to be issued to the target shareholders and the finder on consummation of the business combination, will be presented to us as part of the transaction. Natural Golf has entered into a letter agreement with Keating Investments. No monies have exchanged hands between Keating Investments and us. See "Natural Golf-Keating Investments, LLC" below.

Our officers or directors could be deemed to be our promoters. They received shares of our common stock in October 2001, in return for their cash contributions to us. Kevin R. Keating received 90,000 shares in exchange for a cash contribution of $4,500. Spencer I. Browne received 60,000 shares in exchange for a cash contribution of $3,000.

We are a Delaware corporation in the provisions of the Delaware General Corporation Law will be applicable to the indemnification we offer to our officers, directors and agents. In our Certificate of Incorporation, we generally agree to indemnify each person who is a director or officer, or serves at the request of a director or officer as a director, officer, employee or agent of another company, in accordance with our By-laws, to the fullest extent permissible by the Delaware General Corporation Law or other applicable laws. In our By-laws, we indicate that, in connection with any such indemnification, it is within the discretion of the board of directors whether to advance any funds in advance of disposition of any action, suit or proceeding.

Under our Certificate of Incorporation, our By-laws and the Delaware General Corporation Law, no director will be personally liable to us or our stockholders for any monetary damages (or expenses in defense of an action) for breach of fiduciary duty as a director or by reason of the fact that he is or was a director, officer, employee or agent serving in such capacity for another entity at our request, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct for a knowing violation of law,
(iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. We have the power to purchase and maintain insurance on the behalf of any persons potentially eligible for indemnification. The rights to indemnification are also applicable to the those persons entitled to such rights by virtue of our consummation of a business transaction, including consummations wherein we merge into or are reorganized as a new entity.

The foregoing description of available indemnification is a summary only, and is qualified in its entirely by the complete terms and provisions of the Delaware General Corporation Law and our Certificate of Incorporation and By-laws filed herewith as Exhibits.

Natural Golf

BUSINESS WITH MANAGEMENT AND SHAREHOLDERS

Natural Golf purchased promotional merchandise from Ha-Lo Industries, a promotional products company based in Chicago, Illinois. The sales person for Ha-Lo Industries is Kent Wyant, brother of Andrew S. Wyant, Natural Golf's President and CEO. Natural Golf purchased $50,640 of merchandise from Ha-Lo Industries in 2002 and $111,541 in 2001. Tom Herskovits, Natural Golf's Chairman, is also on the Board of Directors of Ha-Lo Industries.

Effective September 30, 2002, Thomas Herskovits and Andrew S. Wyant agreed to convert outstanding loans, accounts payable, accrued expenses and unpaid compensation owed by Natural Golf to them totaling $566,266 into 141,567 shares of Natural Golf's common stock at a conversion price of $4.00 per share.

CO-SIGNED OBLIGATIONS

On May 31, 2000, a $500,000 line of credit from a bank to Natural Golf was converted to a one-year loan due on May 31, 2001, with interest payable quarterly at the bank's prime rate, less one-half of one percent. The loan was subsequently extended, now bears interest at a rate of 0.5% below the bank's prime rate and requires monthly principal payment of $10,000. The loan is guaranteed by Thomas Herskovits. As of February 28, 2003, the principal balance of the loan was $400,000. This term loan matured on December 30, 2002, but the bank has extended the maturity to July 1, 2003 with 6 principal payments of $10,000 due each month commencing January 31, 2003.

KEATING INVESTMENTS, LLC

Keating Investments, LLC acted as Natural Golf's exclusive placement agent on a "best efforts" basis in the sale of 30 units each comprised of one 10% secured convertible debenture and warrants to purchase 12,500 shares of common stock. An aggregate commission in the amount of 10% was paid on all sales of units made through the placement agent. The 10% commission was reduced to a 7% commission on all sales referred to the placement agent by Natural Golf or one of Natural Golf's instructors. In addition, Natural Golf reimbursed the placement agent on a non-accountable basis for its expenses incurred in connection with the offering in the amount of three percent of the offering. The placement agent received warrants to purchase common stock at an exercise price of $4.00 per share. The number of warrants issued equaled 10% of the total shares of common stock that could be converted or exercised from the Debentures and Warrants sold or to be sold in this offering through Keating Investments, LLC, or 60,250. The placement agent's warrants contain anti-dilution provisions and have certain registration rights. An affiliate of Spencer I. Browne, one of our directors and a director of Natural Golf since December 2002 purchased 1/2 unit in Natural Golf's offering in February 2003.

As of May 5, 2003, $980,000 of the debenture offering has been sold. Assuming the remaining $520,000 of the debenture offering is sold by Keating Investments, LLC, Natural Golf is required to enter into negotiations to execute a reverse merger transaction with us. In the event that Natural Golf enters into a transaction other than such a reverse merger transaction with us, or another company identified by the placement agent, it has agreed to pay the placement agent a fee in cash equal to three percent of the value of such transaction occurring within six months of the date of termination of Natural Golf's agreement with the placement agent.

Natural Golf appointed Spencer I. Browne as a director of Natural Golf at the request of Keating Investments, LLC.

Natural Golf and the placement agent have agreed to indemnify each other and related persons against certain liabilities, including liabilities under the Securities Act, and, if such indemnifications are unavailable or are insufficient, Natural Golf has agreed with the placement agent to damage contribution arrangements between them based upon the relative benefits received from this offering and the relative fault resulting in such damages. Such relative benefits and relative fault would be determined in legal actions among the parties.

                            DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 40 million shares of common stock, $.01 par value per share, of which 200,000 shares are issued and outstanding. Immediately following the merger with Natural Golf, we will have 8,609,582 shares of our common stock issued and outstanding. We will also reserve for issuance approximately:

o 1,695,926 shares of our common stock underlying warrants and an option to purchase 32,670 shares of our common stock (including warrants to purchase 1,225,125 shares under the convertible debenture);

o 1,773,450 shares of our common stock underlying $750,000 of unsecured notes and $277,638 of accrued if Natural Golf elects to make such payment in stock; and

o 1,225,125 shares of our common stock underlying $1.5 million of convertible debt that will be assumed by Natural Golf.

Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of our common stock:

o have equal ratable rights to dividends from funds legally available therefor, if declared by our board of directors;

o are entitled to share ratably in all of our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;

o do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions; and

o are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

All shares of our common stock will be fully paid for and non-assessable when issued, with no personal liability attaching to ownership. The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

We may issue up to 10,000,000 shares of our preferred stock from time to time in one or more series at par value of $.01 per share. No shares of preferred stock have been issued. Our board of directors, without further approval of our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of additional shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and preferred stock then outstanding.

Reports to Stockholders

We intend to furnish our stockholders with annual reports containing audited financial statements as soon as practicable after the end of each fiscal year. Our fiscal year ends on December 31.

Dividends

We have only been recently organized, have no earnings and have paid no dividends to date. Since we were formed as a blank check company with our only intended business being the search for an appropriate business combination, we do not anticipate having earnings or paying dividends at least until a business combination is reconfirmed by our stockholders. However, we can give no assurance that after we consummate a business combination, we will have earnings or issue dividends.

Transfer Agent

We have appointed Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209, as transfer agent for our shares of common stock.



            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is no trading market for the shares of our common stock nor is there any assurance that a regular trading market will develop, or that, if developed, any such market will be sustained. Any market for the shares of our common stock which may result will likely be less well developed than if such shares were traded on NASDAQ or on another exchange.

We registered the 50,000 shares of our offering only in New York and Colorado.

There is no common equity which is subject to outstanding options or warrants to purchase, or securities convertible into, our common equity.

As of December 31, 2002, we had 200,000 shares of our common stock outstanding. These 200,000 shares of common stock are held by a total of four shareholders. 50,000 shares of common stock were sold in our initial public offering at a price of $1.00 per share. The remaining 150,000 shares of our common stock are owned by our President, Kevin R. Keating, and our Secretary, Spencer I. Browne. On October 9, 2002, prior to the commencement of our public offering on August 7, 2002, Kevin R. Keating and Spencer I. Browne privately purchased 90,000 shares and 60,000 shares, respectively, directly from us at a price of $0.05 per share, pursuant to Section 4(2) of the Securities Act, and the rules and regulations promulgated thereunder. The 150,000 shares of common stock held by our officers and directors are "restricted securities" as that term is defined under the Securities Act and in the future may be sold pursuant to a registration statement filed under the Securities Act. These shares may not be sold by these officers or their affiliates, or their transferees, pursuant to Rule 144 of the Securities Act. This is true for any such sale either before or after a merger with an operating company or other person, regardless of technical compliance with the rule. The position of the staff of the Division of Corporation Finance of the Commission is that any such resale transaction under Rule 144 would appear to be designed to distribute or redistribute such shares to the public without coming within the registration requirements of the Securities Act. Therefore, our directors or officers generally can only resell the shares they hold as of the date hereof through a registration statement filed under the Securities Act. We have not agreed to register these shares through a registration statement filed under the Securities Act.

No dividends have been paid on our shares of common stock. As we have no business operations which would result in revenue, no dividends will be paid on the shares of common stock prior to the consummation of any merger.

There has never been a market for the shares of common stock of Natural Golf.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form SB-2 to register the 50,000 shares of common stock. This prospectus is part of the registration statement, and, as permitted by the Commission's rules, does not contain all of the information in the registration statement. For further information about us and the securities offered under the prospectus, you may refer to the registration statement and to the exhibits and schedules filed as a part of this registration statement. As of the effective date of the registration statement, we became a reporting company and are subject to the reporting requirements of the Exchange Act. We will file periodic reports voluntarily in the event that our obligation to file such reports is suspended under Section 15(d) of the Exchange Act. Our filings may be inspected and copied without charge at the offices of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of our filings can be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may call the Commission at 1-800-SEC-0330 for further information on the public reference room. We have filed this registration statement and will file all future registration statements and other documents and reports electronically through EDGAR, the Electronic Data Gathering, Analysis and Retrieval System. These documents are publicly available through the Commission's Internet World Wide Web site at http://www.sec.gov.

                                LEGAL PROCEEDINGS

We are not a party to nor are we aware of any existing, pending or threatened lawsuits or other legal actions.

                                  LEGAL MATTERS

Willkie Farr & Gallagher, New York, New York, passed upon the validity of the shares of common stock offered by this prospectus for us.

                                     EXPERTS

Our audited financial statements as of December 31, 2002, and for the year then ended included in this prospectus, and the registration statement of which this prospectus is a part, have been included herein in reliance on the report of HEIN + ASSOCIATES LLP, independent accountants, given on the authority of such firm as an expert in accounting and auditing.

Our audited balance sheet as of December 31, 2001, not included in this prospectus and the related statements of operations, stockholders equity and cash flows for the period from inception (March 7, 2001) to December 31, 2001, included in this prospectus, and the registration statement of which this prospectus is a part, have been included herein in reliance on the report of Goldstein Golub Kessler LLP, independent accountants, given on the authority of such firm as an expert in accounting and auditing.

Natural Golf's audited balance sheet as of November 30, 2002, and audited statements of operations, stockholders' deficit and cash flows for the eleven months ended November 30, 2002, and for the year ended December 31, 2001, included in this prospectus, and the registration statement of which this prospectus is a part, have been included herein in reliance on the report of HEIN + ASSOCIATES LLP, independent accountants, given on the authority of such firm as an expert in accounting and auditing.

                           ENGAGEMENT OF NEW AUDITORS

In November, 2002, we engaged HEIN + ASSOCIATES LLP as our independent certified public accountants in place of Goldstein Golub Kessler LLP. Prior to the board's decision to engage HEIN + ASSOCIATES LLP, we did not consult HEIN + ASSOCIATES LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-B.

The report of Goldstein Golub Kessler LLP on our financial statements for the period from March 7, 2001 (date of inception ) to December 31, 2001, contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope of accounting principles. The opinion did contain a paragraph raising substantial doubt about our ability to continue as a going concern because of our operating loss and working capital deficiency. Through the present date, there has been no disagreement between us and Goldstein Golub Kessler LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Goldstein Golub Kessler LLP, would have caused such firm to make reference to the subject matter thereof in its report on our financial statements for such period.

                          INDEX TO FINANCIAL STATEMENTS


                               WENTWORTH II, INC.

                                                                                                                   PAGE
                                                                                                                   ----
    Independent Auditors' Reports....................................................................................F-2
    Balance Sheets - March 31, 2003 (unaudited) and December 31, 2002................................................F-4
    Statements of Operations - For the Three Months Ended March 31, 2003 (unaudited), for the
         Year Ended December 31, 2002, for the Period from March 7, 2001 (Date of Inception) to
         December 31, 2001 and for the Period from March 7, 2001 (Date of Inception) to
         March 31, 2003 (unaudited)..................................................................................F-5
    Statements of Changes in Stockholders' Equity - For the Period from March 7,
         2001 (Date of Inception) to December 31, 2002, for the Year Ended
         December 31, 2002 and
         for the Three Months Ended March 31, 2003 (unaudited).......................................................F-6
    Statements of Cash Flows - For the Three Months Ended March 31, 2003 (unaudited), for the
         Year Ended December 31, 2002, for the Period from March 7, 2001 (Date of Inception) to
         December 31, 2001 and for the Period from March 7, 2001 (Date of Inception) to
         March 31, 2003 (unaudited)..................................................................................F-7
    Notes to Financial Statements....................................................................................F-8

NATURAL GOLF CORPORATION

    Independent Auditor's Report....................................................................................F-11
    Consolidated Balance Sheets - February 28, 2003 (unaudited) and November 30, 2002...............................F-12
    Consolidated Statements of Operations - For the Three Months Ended February 28, 2003
         (unaudited) and March 31, 2002 (unaudited), for the One Month Ended
         December 31, 2002 (unaudited), for the Eleven Months Ended November 30,
         2002 and for the Year Ended December 31, 2001..............................................................F-14
    Consolidated Statements of Changes in Stockholders' Deficit - For the Three Months Ended
         February 28, 2003 (unaudited), for the Eleven Months Ended November 30, 2002 and
         for the Year Ended December 31, 2001.......................................................................F-15
    Consolidated Statements of Cash Flows - For the Three Months Ended February 28, 2003
         (unaudited) and March 31, 2002 (unaudited), for the Eleven Months Ended
         November 30, 2002 and for the Year Ended December 31, 2001.................................................F-16
    Notes to Consolidated Financial Statements......................................................................F-18

PRO FORMA FINANCIAL INFORMATION

    Introduction....................................................................................................F-31
    Pro Forma Combining, Condensed Balance Sheet (unaudited)........................................................F-32
    Pro Forma Combining, Condensed Statements of Operations (unaudited).............................................F-33
    Pro Forma Notes to Combining, Condensed Financial Information...................................................F-35

                          INDEPENDENT AUDITOR'S REPORT


Board of Directors
Wentworth II, Inc.
Denver, Colorado


We have audited the accompanying balance sheet of Wentworth II, Inc. (a development stage company) (the "Company") as of December 31, 2002, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wentworth II, Inc. as of December 31, 2002 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered operating losses since its inception and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



HEIN + ASSOCIATES LLP

Denver, Colorado
February 5, 2003

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Wentworth II, Inc.


We have audited the accompanying balance sheet of Wentworth II, Inc. (a development stage company) as of December 31, 2001 (not presented herein), and the related statements of operations, stockholders' equity and cash flows for the period from March 7, 2001 (date of inception) to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wentworth II, Inc. as of December 31, 2001 and the results of its operations, and its cash flows for the period from March 7, 2001 (date of inception) to December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the notes to the financial statements, the Company has suffered operating losses since its inception and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



GOLDSTEIN GOLUB KESSLER LLP

New York, New York

May 24, 2002

                               WENTWORTH II, INC.
                          (A Development Stage Company)

                                 BALANCE SHEETS


                                                                                    March 31     December 31,
                                                                                      2003          2002
                                                                                    --------      --------
                                                                                   (unaudited)
                             ASSETS
CURRENT ASSETS:
    Cash                                                                            $    641      $  2,125
                                                                                    --------      --------
             Total current assets                                                        641         2,125

CASH-RESTRICTED                                                                       45,000        45,000

DEFERRED TAX ASSET,  net of valuation allowance                                           --            --
                                                                                    --------      --------

TOTAL ASSETS                                                                        $ 45,641      $ 47,125
                                                                                    ========      ========

              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Accrued expenses                                                                $ 41,050      $ 38,000
    Due to officer                                                                     1,035         1,035
                                                                                    --------      --------
             Total current liabilities                                                42,085        39,035

STOCKHOLDERS' EQUITY:
    Preferred stock - $.01 par value; authorized 10,000,000 shares, none issued           --            --
    Common stock - $.01 par value; authorized 40,000,000 shares, 200,000
     shares issued and outstanding                                                     2,000         2,000
    Additional paid-in capital                                                        25,937        25,937
    Deficit accumulated during the development stage                                 (24,381)      (19,847)
                                                                                    --------      --------
             Total stockholders' equity                                                3,556         8,090
                                                                                    --------      --------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                          $ 45,641      $ 47,125
                                                                                    ========      ========

              See accompanying notes to these financial statements.

                               WENTWORTH II, INC.
                          (A Development Stage Company)

                            STATEMENTS OF OPERATIONS

                                                                          For the       For the
                                                                        Period From   Period From
                                              For the                   March 7, 2001 March 7, 2001
                                            Three Months  For the Year    (Date of       (Date of
                                               Ended         Ended      Inception) to  Inception) to
                                             March 31,      December     December 31,    March 31,
                                               2003          2002            2001          2003
                                            ---------      ---------      ---------      ---------
                                            (unaudited)                                 (unaudited)
INTEREST INCOME                             $      --      $      25      $      20      $      45

OPERATING EXPENSES:
  Professional fees                             2,105         17,753             --         19,858
  Other general and administrative
  expense                                       2,429            797          1,342          4,568
                                            ---------      ---------      ---------      ---------
      Total operating expenses                  4,534         18,550          1,342         24,426
                                            ---------      ---------      ---------      ---------
NET LOSS                                    $  (4,534)     $ (18,525)     $  (1,322)     $ (24,381)
                                            =========      =========      =========      =========

      Net Loss Per Common Share             $   (0.02)     $   (0.09)     $   (0.01)
                                            =========      =========      =========

      Weighted-Average Number of Shares
        Outstanding                           200,000        200,000        150,000
                                            =========      =========      =========



              See accompanying notes to these financial statements.

                               WENTWORTH II, INC.
                          (A Development Stage Company)

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

   FOR THE PERIOD FROM MARCH 7, 2001 (DATE OF INCEPTION) TO DECEMBER 31, 2002
                      FOR THE YEAR ENDED DECEMBER 31, 2002,
            AND FOR THE THREE MONTHS ENDED MARCH 31, 2003 (unaudited)

                                                                  Common Stock           Additional Deficit During the
                                                           -------------------------       Paid-In      Development    Stockholders'
                                                             Shares          Amount        Capital         Stage           Equity
                                                           ----------       --------       --------       --------        --------

Issuance of common stock for cash at $.05 per share           150,000       $  1,500       $  6,000       $     --        $  7,500

Net loss for the period from March 7, 2001 (date of
    inception) to December 31, 2001                                --             --             --         (1,322)         (1,322)
                                                           ----------       --------       --------       --------        --------

BALANCE, December 31, 2001                                    150,000          1,500          6,000         (1,322)          6,178
    Net proceeds from sale of common stock for cash
        received in public offering at $1.00 per share         50,000            500         19,937             --          20,437
    Net loss for the year ended December 31, 2002                  --             --             --        (18,525)        (18,525)
                                                           ----------       --------       --------       --------        --------

BALANCE, December 31, 2002                                    200,000       $  2,000       $ 25,937       $(19,847)       $  8,090
    Net loss for the three months ended March 31, 2003
        (unaudited)                                                --             --             --         (4,534)         (4,534)
                                                           ----------       --------       --------       --------        --------

BALANCE, March 31, 2003 (unaudited)                           200,000       $  2,000       $ 25,937       $(24,381)       $  3,556
                                                           ==========       ========       ========       ========        ========


              See accompanying notes to these financial statements.

                               WENTWORTH II, INC.
                          (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS


                                                                                             For the
                                                                                           Period From       For the
                                                                                          March 7, 2001    Period From
                                                                                            (Date of      March 7, 2001
                                                           For the         For the         Inception)        (Date of
                                                            Three         Year Ended           to           Inception)
                                                         Months Ended    December 31,     December 31,          to
                                                        March 31, 2003       2002             2001        March 31, 2003
                                                        --------------- ---------------  ---------------- ---------------
                                                         (unaudited)                                        (unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                $ (4,534)        $(18,525)        $ (1,322)        $(24,381)
    Adjustments to reconcile net loss to net cash
        used in operating activities:
        Changes in operating assets and liabilities:
           Increase in accounts payable and accrued
               expenses                                        3,050            7,595              842           11,487
           Increase in due to officer                             --            1,035               --            1,035
                                                            --------         --------         --------         --------
           Net cash used in operating activities              (1,484)          (9,895)            (480)         (11,859)

CASH USED IN INVESTING ACTIVITY, increase in
    restricted cash                                               --          (45,000)              --          (45,000)
                                                            --------         --------         --------         --------

CASH PROVIDED BY FINANCING ACTIVITY, proceeds from
    the issuance of common stock                                  --           50,000            7,500           57,500
                                                            --------         --------         --------         --------

INCREASE (DECREASE) IN CASH                                   (1,484)          (4,895)           7,020              641

CASH, at beginning of period                                   2,125            7,020               --               --
                                                            --------         --------         --------         --------

CASH, at end of period                                      $    641         $  2,125         $  7,020         $    641
                                                            ========         ========         ========         ========

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING
    Activity:
    Expense accrued for offering costs                      $     --         $ 18,419         $ 11,144         $ 29,563
                                                            ========         ========         ========         ========

                               WENTWORTH II, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
           (Information subsequent to December 31, 2002 is unaudited.)


1.   ORGANIZATION AND OPERATIONS AND GOING CONCERN:

     Wentworth II, Inc. (the "Company") was incorporated in the State of Delaware on March 7, 2001 for the purpose of raising capital that is intended to be used in connection with a merger, acquisition or other business combination with an operating business. On October 9, 2001, the Company issued 150,000 shares of $.01 par value common stock for $.05 per share, a total of $7,500. During 2001, the Company filed a registration statement on Form SB-2, under SEC Rule 419, which was declared effective by the Securities and Exchange Commission on August 6, 2002. Under this registration statement on November 4, 2002, the Company sold 50,000 shares of $.01 par value common stock in a public offering for $1.00 per share for gross proceeds of $50,000. The Company incurred $29,563 in expenses of the offering.

     The Company is currently in the development stage. All activities of the Company to date relate to its formation, its public offering and subsequent public filings and to finding an acquisition target with which to consummate a business combination.

     The proceeds of the initial public offering as well as the related securities purchased have been placed in an escrow account where they will remain until the consummation of any business combination as required by the Securities and Exchange Commission Rule 419. The Company may withdraw only 10% of the funds as working capital in order to seek acquisition opportunities or for other corporate purposes. The remaining $45,000 has been shown as cash in escrow in the accompanying balance sheet.

     At the time the Company seeks stockholder approval of any potential merger, acquisition or other business combination, the Company will offer each of the initial investors the right, for a specific period of time, to reconfirm their investments and remain investors or, alternatively, to require the return of their funds, including interest if any, from the escrow account. Any investor not making a decision within the specific time period will automatically have their funds returned plus interest. The Company cannot consummate any business combination unless investors owning at least 80% of the funds reconfirm their investments.

     As a result of limited resources, the Company will, in all likelihood, have the ability to effect only a single business combination. Accordingly, the prospects for the Company's success will be entirely dependent upon the future performance of a single business. Furthermore, there is no assurance that the Company will be able to successfully execute a business combination. If the Company does not complete a merger, acquisition or other business combination meeting specified criteria within 18 months of the date of the initial public offering, the Company will return the $45,000 of funds in the escrow account, plus interest, if any.

     The financial instruments, which potentially subject the Company to concentration of credit risk, consist of cash. The Company maintains cash in an account with a financial institution in an amount which, at times, may be in excess of the FDIC insured limit. The Company has not experienced any losses on such account and does not believe it is exposed to any significant risk with respect to cash.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates by management. Actual results could differ from these estimates.

     The Company does not believe that any recently issued but not-yet-effective accounting standards will have a material effect on the Company's financial position, results of operations or cash flows.

2.   GOING CONCERN:

     The Company has no revenue to date and has incurred operating losses of $24,381 since inception. Since inception, the Company has been dependent upon the receipt of capital investment or other financing to fund its continuing activities. The Company is dependent upon certain related parties to provide continued funding and capital resources. The accompanying financial statements have been presented on the basis of the continuation of the Company as a going concern and do not include

                               WENTWORTH II, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
           (Information subsequent to December 31, 2002 is unaudited.)

     any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Deferred Offering Costs - Deferred offering costs, which were being incurred in anticipation of the Company filing a Rule 419 registration statement, were deferred until the sale of common shares. On November 4, 2002, when the offering closed, these costs were charged to additional paid in capital.

     Income Taxes - The Company accounts for income taxes in accordance with the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax liabilities and assets at currently enacted tax rates for the expected future tax consequences of events that have been included in the financial statements or tax returns. A valuation allowance is recognized to reduce the net deferred tax asset to an amount that is more likely than not to be realized. The tax provision shown on the accompanying statement of operations is zero since the deferred tax asset generated from the net operating loss is offset in its entirety by a valuation allowance. State minimum taxes are expensed as incurred.

     Cash and Cash Equivalents, and Restricted Cash - Cash and cash equivalents, if any, include all highly liquid debt instruments with an original maturity of three months or less at the date of purchase. Restricted cash represents the proceeds of the Rule 419 common stock offering, which are limited as to their use pursuant to this Rule (see Note 1).

     Fair Value of Financial Instruments - Cash and current liabilities are recorded in the financial statements at cost, which approximates fair market value because of the short-term maturity of those instruments.

     Net Income (Loss) Per Share - Basic earnings per share (EPS) is calculated by dividing the income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The Company currently has no dilutive securities and as such, basic and diluted earnings per share are the same for all periods presented.

     Comprehensive Income (Loss) - Comprehensive income is defined as all changes in stockholders' equity (deficit), exclusive of transactions with owners, such as capital investments. Comprehensive income includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries and unrealized gains (losses) on available-for-sale securities. During the year ended December 31, 2002 and for the period from March 7, 2001 (inception) to December 31, 2001, the Company's comprehensive loss was the same as its net loss.

     Interim Financial Information - The accompanying interim financial information as of March 31, 2003 and for the three months ended March 31, 2003 has been taken from the Company's books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals) necessary to fairly present the financial position as of March 31, 2003 and results of operations of the Company for the three months ended March 31, 2003 and the period from inception to March 31, 2003.

4.   STOCKHOLDERS' EQUITY:

     The Company's Certificate of Incorporation authorizes the issuance of 50,000,000 shares of stock. They are divided into 10,000,000 shares of preferred stock and 40,000,000 shares of common stock. At December 31, 2002, none of the preferred stock has been issued. However, such preferred shares may later be issued in such series with whatever preferences as may be determined by the Board of Directors.

     During the year ended December 31, 2002, the Company completed the sale of 50,000 shares of common stock at $1.00 in an initial public offering (IPO). Offering cost associated with IPO totaled $29,563. Prior to the IPO, the company sold 150,000 shares of common stock for $7,500 in a private placement. At December 31, 2002, 200,000 shares of the common stock have been issued. In addition, the Company will, in all likelihood, issue a substantial number of additional shares in connection with a merger, acquisition or business combination. To the extent that additional shares of common stock are issued, dilution to the interest of the Company's current stockholders will occur.

                               WENTWORTH II, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
           (Information subsequent to December 31, 2002 is unaudited.)


5.   INCOME TAXES:

     As of December 31, 2002, the Company has a net operating loss carryforward of approximately $20,000 available to offset taxable income through the years 2021 and 2022.

     The Company recorded a deferred income tax asset for the tax effect of net operating loss carryforwards and temporary differences, aggregating $7,371, against which the Company has recorded a full valuation allowance in recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived. The change in the valuation allowance for the period ended December 31, 2001 to December 31, 2002 is $6,922.


                                                 December 31, 2002
                                                 -------------------

           Start up costs                        $         123
           Net operating loss carryforwards              7,248
           Valuation allowance                          (7,371)

                                                 $          --

        The difference between income taxes computed at the statutory federal rate of 34% and the provision for income taxes relates to the following:

                                                     Percent of
                                                   Pretax Amount
                                                  -----------------

           Provision at federal statutory rate          34%
           Increase in valuation allowance              (34)
                                                         0%

6.   MERGER:

     On March 18, 2003, the Wentworth board of directors unanimously approved an agreement to merge with Natural Golf, a privately held Illinois-based golf instruction company. Assuming all of the escrow holders elect to reconfirm their investment in us, management believes that the fair value of Natural Golf represents at least 80% of the offering proceeds of $50,000 realized from our offering. Natural Golf's management and board will assume significant majority control of the Company through a merger structure whereby Natural Golf will become a wholly-owned subsidiary of Wentworth. Wentworth will thereafter change its name to Natural Golf Corporation.

     Keating Investments, LLC ("KI"), a registered broker-dealer, will receive an investment banking fee payable by Natural Golf Corporation in connection with the proposed transaction. Timothy J. Keating, the son of Kevin R. Keating, the Company's President, is the Managing Member of, and holds approximately an 87% interest in, KI. There is currently no signed agreement between KI and the Company. However, KI has been engaged by and is representing Natural Golf Corporation as its investment banker. Given the limited cash resources of Wentworth II, management of the Company anticipates that any fees to be paid to KI will be paid either through the issuance of equity of Wentworth II or through the cash resources of Natural Golf, or a combination of both.

                          INDEPENDENT AUDITOR'S REPORT


Board of Directors
Natural Golf Corporation
Mt. Prospect, IL


We have audited the accompanying consolidated balance sheet of Natural Golf Corporation and Subsidiaries as of November 30, 2002, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the eleven months ended November 30, 2002 and for the year ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Natural Golf Corporation and Subsidiaries as of November 30, 2002 and the results of their operations and their cash flows for the eleven months ended November 30, 2002 and for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered significant losses from operations for the eleven months ended November 30, 2002 and the year ended December 31, 2001 and has a stockholders' deficit and a working capital deficit as of November 30, 2002. Management's plans to address these matters are also included in Note 2 to the financial statements. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



HEIN + ASSOCIATES LLP

Denver, Colorado
December 21, 2002, except for Note 4, for which the date is March 7, 2003

                    NATURAL GOLF CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                                                                     February 28,        November 30,
                                                                                         2003                2002
                                                                                      -----------         -----------
                                                                                        (unaudited)
                                         ASSETS
CURRENT ASSETS:
    Cash                                                                              $       400         $       400
    Accounts receivable, net of allowance for doubtful accounts of $27,100 and
         $14,000 in 2003 and 2002, respectively                                            41,259              42,766
    Inventory                                                                             986,009           1,054,970
    Prepaid expenses                                                                       31,446             101,945
                                                                                      -----------         -----------

         Total current assets                                                           1,059,114           1,200,081

PROPERTY AND EQUIPMENT, at cost
    Equipment                                                                             382,186             382,186
    Product masters                                                                       257,721             181,544
    Software                                                                               94,120              94,120
    Furniture and fixtures                                                                 67,551              67,551
    Leasehold improvements                                                                 47,804              47,804
                                                                                      -----------         -----------

         Property and equipment                                                           849,382             773,205

    Less accumulated depreciation                                                        (377,682)           (320,412)
                                                                                      -----------         -----------

    Property and equipment, net                                                           471,700             452,793
                                                                                      -----------         -----------

OTHER ASSETS:
    Deferred financing costs                                                              175,441             223,889
    Deposits                                                                               63,422              63,422
    Other                                                                                   4,749               4,869
                                                                                      -----------         -----------

         Total other assets                                                               243,612             292,180
                                                                                      -----------         -----------

TOTAL ASSETS                                                                          $ 1,774,426         $ 1,945,054
                                                                                      ===========         ===========

       See accompanying notes to these consolidated financial statements.

                    NATURAL GOLF CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                                   (continued)


                                                                                     February 28,        November 30,
                                                                                         2003                2002
                                                                                     ------------         ------------
                                                                                        (unaudited)

                             LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
    Current portion of notes payable:
        Related parties                                                              $    130,000         $    100,000
        Other                                                                           1,972,154            3,055,965
    Accounts payable                                                                    1,223,301            1,173,549
    Deferred revenue                                                                      352,364              406,680
    Accrued expenses:
        Commissions                                                                       151,327              102,110
        Interest                                                                          308,776              354,161
        Payroll                                                                           152,176              116,466
        Other                                                                             536,146              502,931
                                                                                     ------------         ------------

         Total current liabilities                                                      4,826,244            5,811,862

LONG-TERM OBLIGATIONS, net of current portion                                              64,350               72,669
                                                                                     ------------         ------------

TOTAL LIABILITIES                                                                       4,890,594            5,884,531

COMMITMENTS AND CONTINGENCIES (Notes 2, 7 and 10)

STOCKHOLDERS' DEFICIT
    Common stock, no par value, 4,000,000 shares authorized, 2,362,641 and
         2,265,838 shares outstanding in 2003 and 2002                                  9,490,104            8,714,682
    Additional paid-in capital - stock warrants/beneficial conversion feature           1,376,549              626,932
    Treasury stock, at cost                                                               (50,000)             (50,000)
    Accumulated deficit                                                               (13,932,821)         (13,231,091)
                                                                                     ------------         ------------

         Total stockholders' deficit                                                   (3,116,168)          (3,939,477)
                                                                                     ------------         ------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                                          $  1,774,426         $  1,945,054
                                                                                     ============         ============

       See accompanying notes to these consolidated financial statements.

                    NATURAL GOLF CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                             For the Three
                                              Months Ended                 For the One      For the Eleven        For the
                                     -------------------------------       Month Ended       Months Ended        Year Ended
                                      February 28,        March 31,        December 31,      November 30,       December 31,
                                          2003              2002               2002              2002               2001
                                     ------------       ------------       ------------       ------------       ------------
                                      (unaudited)        (unaudited)        (unaudited)

NET SALES:
  Products                           $  1,986,139       $  2,408,919       $    462,981       $  9,285,443       $ 13,154,086
  Services                                338,183            481,765             84,709          2,286,852          2,888,343
                                     ------------       ------------       ------------       ------------       ------------

    Total net sales                     2,324,322          2,890,684            547,690         11,572,295         16,042,429

COST OF SALES:
  Cost of products sold                   653,485            667,528            165,698          2,719,535          3,477,670
  Cost of services provided               162,883            467,991             38,552          1,429,102          1,704,053
                                     ------------       ------------       ------------       ------------       ------------

    Total cost of sales                   816,368          1,135,519            204,250          4,148,637          5,181,723
                                     ------------       ------------       ------------       ------------       ------------

GROSS PROFIT                            1,507,954          1,755,165            343,440          7,423,658         10,860,706

OPERATING EXPENSES:
  Selling expenses                      1,056,059          1,529,476            474,434          6,034,871          8,991,223
  General and administrative
     expense                              773,068            719,045            227,132          3,058,466          3,647,764
  Depreciation and amortization            57,391             27,470             10,248            109,267             93,874
                                     ------------       ------------       ------------       ------------       ------------

        Total operating costs           1,886,518          2,275,991            711,814          9,202,604         12,732,861
                                     ------------       ------------       ------------       ------------       ------------

LOSS FROM OPERATIONS                     (378,564)          (520,826)          (368,374)        (1,778,946)        (1,872,155)
                                     ------------       ------------       ------------       ------------       ------------

OTHER INCOME (EXPENSE):
  Interest expense                       (322,983)           (83,576)           (70,316)          (424,320)          (238,931)
  Other income (expense), net                (183)             2,850                 11             (9,719)            (5,766)
                                     ------------       ------------       ------------       ------------       ------------

        Total other income
         (expense), net                  (323,166)           (80,726)           (70,305)          (434,039)          (244,697)
                                     ------------       ------------       ------------       ------------       ------------

NET LOSS                             $   (701,730)      $   (601,552)      $   (438,679)      $ (2,212,985)      $ (2,116,852)
                                     ============       ============       ============       ============       ============

       See accompanying notes to these consolidated financial statements.

                    NATURAL GOLF CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

            FOR THE THREE MONTHS ENDED FEBRUARY 28, 2003 (unaudited),
      FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 2002 AND FOR THE YEAR ENDED
                               DECEMBER 31, 2001

                                       Common                   Additional                                     Total
                                       Shares       Common       Paid-In       Treasury       Retained     Stockholders'
                                    Outstanding      Stock       Capital         Stock        Earnings        Deficit
                                    ------------- ------------ ------------- -------------- -------------- ---------------
BALANCES, as of January 1, 2001        1,912,021   $  6,937,416  $         --  $    (44,000)  $ (8,901,254)  $ (2,007,838)

   Issuance of common stock for
     cash                                 90,750        726,000            --            --             --        726,000
   Discount on convertible notes
     due to issuance of
     detachable warrants and
     beneficial conversion feature            --             --       286,000            --             --        286,000
   Net loss                                   --             --            --            --     (2,116,852)    (2,116,852)
                                       ---------   ------------  ------------  ------------   ------------   ------------

BALANCES, December 31, 2001            2,002,771      7,663,416       286,000       (44,000)   (11,018,106)    (3,112,690)

   Issuance of common stock:
    Cash                                 122,500        485,000            --            --             --        485,000
    Conversion of related party
      payables                           141,567        566,266            --            --             --        566,266
   Warrants issued for terminated
     employee settlement                      --             --       322,932            --             --        322,932
   Compensation related to
     warrants issued for
     endorsement                              --             --        18,000            --             --         18,000
   Repurchase of common stock             (1,000)            --            --        (6,000)            --         (6,000)
   Net loss                                                  --             --            --    (2,212,985)    (2,212,985)
                                       ---------   ------------  ------------  ------------   ------------   ------------

BALANCES, November 30, 2002            2,265,838      8,714,682       626,932       (50,000)   (13,231,091)    (3,939,477)

   Issuance of common stock:
    Cash (unaudited)                          --             --            --            --             --             --
    Payment of note principal and
      interest (unaudited)                96,803        775,422            --            --             --        775,422
   Discount on convertible notes
     due to issuance of
     detachable warrants and
     beneficial conversion
     feature (unaudited)                      --             --       731,017            --             --        731,017
   Options issued in connection
     with marketing consulting
     agreement (unaudited)                    --             --        18,600            --             --         18,600
   Net loss (unaudited)                       --             --            --            --       (701,730)      (701,730)
                                       ---------   ------------  ------------  ------------   ------------   ------------

BALANCES, February 28, 2003
   (unaudited)                         2,362,641   $  9,490,104  $  1,376,549  $    (50,000)  $(13,932,821)  $ (3,116,168)
                                       =========   ============  ============  ============   ============   ============



       See accompanying notes to these consolidated financial statements.

                    NATURAL GOLF CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    For the Three              For the
                                                                     Months Ended           Eleven Months       For the
                                                             -----------------------------      Ended         Year Ended
                                                             February 28,     March 31,      November 30,    December 31,
                                                                 2003           2002             2002            2001
                                                             -------------- -------------- --------------- ----------------
                                                              (unaudited)     (unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                 $  (701,730)    $  (601,552)    $(2,212,985)    $(2,116,852)
    Adjustments to reconcile net loss to net cash used in
         operating activities:
         Non-cash items included in net loss:
         Depreciation and amortization                            57,391          27,470         109,267          93,874
         Amortization of debt discount/deferred financing
             costs                                               210,130          32,769         131,076          95,328
         Provision for doubtful accounts                          13,100         (13,227)        (15,000)          5,300
         Compensation related to warrants and options
           issued for services                                    18,600              --          18,000              --
    Changes in assets and liabilities:
         (Increase) decrease in assets:
           Accounts receivable                                   (11,593)        (91,140)         29,568         (31,427)
           Inventory                                              68,961        (354,581)       (132,491)       (390,387)
           Prepaid expenses                                       70,499          10,316         (36,977)        (14,464)
           Deposits                                                   --          (2,118)         (3,426)        (52,315)
         Increase (decrease) in liabilities:
           Accounts payable                                       49,752         606,225         281,042          77,801
           Deferred revenue                                      (54,316)         80,076        (122,077)        151,687
           Accrued expenses                                      203,179         175,621         515,866         418,771
                                                             -----------     -----------     -----------     -----------
        Net cash used in operating activities                    (76,027)       (130,141)     (1,438,137)     (1,762,684)
                                                             -----------     -----------     -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Cash purchases of property and equipment                          --         (19,765)        (57,681)       (165,251)
    Increase in product masters                                  (76,177)             --         (81,100)       (100,444)
                                                             -----------     -----------     -----------     -----------
         Net cash used in investing activities                   (76,177)        (19,765)       (138,781)       (265,695)
                                                             -----------     -----------     -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from notes issued                                   140,000          25,000       1,345,000       1,407,731
    Proceeds from convertible debentures issued                   25,000              --              --              --
    Payments on notes payable                                     (7,217)        (18,161)        (46,260)        (82,281)
    Debt issue costs incurred                                     (5,579)             --        (223,889)             --
    Proceeds from issuance of common stock                            --         120,000         485,000         726,000
    Repurchase of common stock                                        --              --          (6,000)             --
                                                             -----------     -----------     -----------     -----------
         Net cash provided by financing activities               152,204         126,839       1,553,851       2,051,450
                                                             -----------     -----------     -----------     -----------
         Net Increase (Decrease) in Cash                              --         (23,067)        (23,067)         23,071
CASH, at beginning of period                                         400          23,467          23,467             396
                                                             -----------     -----------     -----------     -----------
CASH, at end of period                                       $       400     $       400     $       400     $    23,467
                                                             ===========     ===========     ===========     ===========
SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION:
    Cash paid during the period for interest                 $    16,364     $     2,612     $    16,248     $    50,141
                                                             ===========     ===========     ===========     ===========


       See accompanying notes to these consolidated financial statements.

                    NATURAL GOLF CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (continued)

                                                                    For the Three             For the
                                                                     Months Ended          Eleven Months       For the
                                                             -----------------------------     Ended         Year Ended
                                                             February 28,     March 31,     November 30,    December 31,
                                                                 2003           2002            2002            2001
                                                             -------------- -------------- --------------- ----------------
                                                              (unaudited)    (unaudited)

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
    ACTIVITIES:
    Related party payables converted to stock                   $     --      $        --      $566,266      $     --
    Warrants issued in settlement of outstanding liability      $     --      $        --      $322,932      $     --
    Accounts payable converted to a short-term promissory
       note                                                     $     --      $        --      $ 93,706      $     --
    Notes payable issued in exchange for property               $     --      $        --      $ 78,843      $ 45,281
    Conversion of notes to convertible debentures               $905,000      $        --      $     --      $     --
    Stock issued in payment of notes                            $775,422      $        --      $     --      $     --
    Debt discount                                               $731,017      $        --      $     --      $286,000


       See accompanying notes to these consolidated financial statements.

                    NATURAL GOLF CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (Information subsequent to November 30, 2002 is unaudited.)

1.   ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

     Nature of Operations - The Company, maintaining its principal office in Mount Prospect, Illinois, is a golf improvement technology company. The Company provides a total system for playing better golf, including a different grip, stance, swing and equipment than provided by conventional golf systems. Most of the Company's revenue is derived from three sources: selling instructional products, including videotapes, DVDs, books, practice devices and accessories; conducting golf schools in over 200 major markets in the United States; and selling custom-fitted golf clubs specially designed for the Natural Golf system. As of January 1, 2001, the Company split its operations into three subsidiaries, of which Natural Golf Corporation is the parent company. These subsidiaries are divided based on natural groups of revenue production within the Company including golf school revenue; product sales generated in the field; and product sales generated from infomercials and other media advertising, the internet, and telemarketing efforts.

     Principles of Consolidation - The consolidated financial statements include the accounts of Natural Golf Corporation and its three wholly owned subsidiaries, Natural Golf Products Corporation, Natural Golf Field Sales Corporation and Natural Golf Schools Corporation (collectively referred to as the "Company"). All significant inter-company accounts and transactions have been eliminated.

     Change in Year End - During 2002, the Company changed its year end from December 31 to November 30.

     Cash Equivalents - For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

     Inventories - Inventories are stated at the lower of cost (first-in, first-out) or market. Inventory cost generally includes finished goods and components. Generally, inventories are written down to market value during the period in which impairment of such inventories is identified.

     Property and Equipment - Property and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the assets ranging from three to seven years using the straight-line method of depreciation. Leasehold improvements are stated at cost and amortized over the remaining life of the lease, using the straight-line method. The cost of normal maintenance and repairs is charged to operating expenses as incurred. Material expenditures that increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. Upon the disposition of assets, the related cost and accumulated depreciation are removed from the books and the realized gain or loss, if any, is recognized in the year of the disposition.

     Costs incurred to develop significant enhancements to existing product masters are capitalized. Product masters are principally comprised of instruction videos, DVDs, books and related packaging molds. During the three months ended February 28, 2003, the eleven months ended November 30, 2002 and the year ended December 31, 2001, the Company incurred costs of $76,177, $81,100 and $100,444, respectively for its product masters. The costs are included in property and equipment and are amortized over the lesser of the product life or 18 months. The enhancements were completed in January, 2003 and accordingly, amortization commenced in February 2003.

     Revenue Recognition - The Company recognizes revenue from product sales when risk of loss for and title to its products pass to the buyer. Generally, both risk of loss and title pass to the Company's customers at the date of shipment via common carrier. The Company also offers the right of return for certain inventory, for which the Company estimates a return allowance. The Company recognizes revenue from golf instruction services when those services have been performed. Deferred revenue represents customer prepayments which are recognized as revenue when earned.

                    NATURAL GOLF CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (Information subsequent to November 30, 2002 is unaudited.)


        Advertising Costs - Advertising costs for the Company are expensed as incurred. Advertising charged to expense was $387,615, $435,368, $286,313, $2,062,242 and $5,397,096 for the three months ended February 28, 2003 and March 31, 2002, for the one month ended December 31, 2002, for the eleven months ended November 30, 2002 and for the year ended December 31, 2001, respectively.

        Research and Development - The costs associated with research and development for new products and significant product improvements are expensed as incurred. Natural Golf spent approximately $83,000 and $414,000 in research and development in 2002 and 2001, respectively, primarily for new golf club design and related tooling and the development of new instruction videos.

        Comprehensive Income (Loss) - Comprehensive income is defined as all changes in stockholders' equity (deficit), exclusive of transactions with owners, such as capital investments. Comprehensive income includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries and unrealized gains (losses) on available-for-sale securities. For the three months ended February 28, 2003 and March 31, 2002, for the one month ended December 31, 2002, for the eleven months ended November 30, 2002 and for the year ended December 31, 2001, the Company's comprehensive loss was the same as its net loss.

        Stock-Based Compensation - The Company accounts for stock-based compensation for employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options granted to employees is measured as the excess, if any, of the quoted market price of the Company's common stock at the measurement date (generally, the date of grant) over the amount an employee must pay to acquire the stock.

        The Company accounts for stock-based compensation for non-employees under Accounting for Stock-Based Compensation (SFAS No. 123). SFAS No. 123 requires that options, warrants, and similar instruments which are granted to non-employees for goods and services be recorded at fair value on the grant date. Fair value is generally determined under an option pricing model using the criteria set forth in SFAS No. 123. The Company is subject to the pro forma disclosure requirements for stock-based compensation for employees.

        Income Taxes - The Company follows Financial Accounting Standard (FAS) 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the period in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax (benefit) expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

        Net Income (Loss) Per Share - Basic earnings per share (EPS) is calculated by dividing the income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Due to losses incurred in 2002 and 2001, basic and diluted earnings per share were the same. Common stock equivalents, which are comprised of warrants and convertible notes, of 683,858, 213,750, 226,983, 231,983 and 210,625 as of February
        28, 2003 and March 31, 2002, December 31, 2002, November 30, 2002 and
        December 31, 2001, respectively, have been omitted from earnings per share.

                    NATURAL GOLF CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (Information subsequent to November 30, 2002 is unaudited.)


        Use of Estimates - The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates. Significant estimates include sales returns, inventory reserves and valuation allowances associated with deferred tax assets. It is reasonably possible that estimates will change in the forthcoming year and revisions could be material.

        Financial Instruments - The estimated fair value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their carrying amounts in the financial statements due to the short-term nature of these instruments.

        Based on the borrowing rates currently available to the Company for loans with similar terms and average maturities, the fair value of long-term debt approximates its carrying value.

        Credit Risk and Concentrations - The Company sells products and extends credit based on an evaluation of the customer's financial condition, generally without requiring collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

        Approximately 70% of the Company's inventory is purchased from five major suppliers. If the Company's relationship with these suppliers were to cease, management believes there are sufficient alternative suppliers, such that there would not be a significant adverse impact on the operations of the Company.

        Interim Financial Information - The accompanying interim financial information as of February 28, 2003 and for the three months ended February 28, 2003 and March 31, 2002 and for the one month ended December 31, 2002 has been taken from the Company's books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals) necessary to fairly present the financial position as of February 28, 2003 and results of operations of the Company for the three months ended February 28, 2003 and March 31, 2002 and for the one month ended December 31, 2002.

        Recent Pronouncements - In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS 146). SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by SFAS 146 include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of SFAS 146 is not expected to have a material effect on the Company's financial position or results of its operations.

        In August 2002, the FASB issued Statement of Financial Accounting Standards No. 147, "Acquisitions of Certain Financial Institutions" (SFAS 147). SFAS 147 requires financial institutions to follow the guidance in SFAS 141 and SFAS 142 for business combinations and goodwill and intangible assets, as opposed to the previously applied accounting literature. This statement also amends SFAS 144 to include in its scope long-term customer relationship intangible assets of financial institutions. The provisions of SFAS 147 do not apply to the Company.

        In December 2002, the FASB issued Statement of Financial Accounting Standards No.148, "Accounting for Stock-Based compensation - Transition and Disclosure - an amendment of FASB Statement 123" (SFAS 123). For entities that change their accounting for stock-based compensation from the intrinsic method to the fair value method under SFAS 123, the fair value method is to be applied prospectively to those awards granted after the beginning of the period of adoption (the prospective method). The amendment permits two additional transition methods for adoption of the fair value method. In addition to the prospective method, the entity can choose to either (i) restate all periods presented (retroactive restatement method) or (ii) recognize compensation cost from the beginning of the fiscal year of adoption as if the fair value method had been used to account for awards (modified prospective method). For fiscal years beginning after December 31, 2003, the prospective method will no longer be allowed. The Company currently accounts for its stock-based compensation using the intrinsic value method as proscribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and plans on continuing using this method to account for stock options. Therefore the Company does not intend to adopt the transition requirements as specified in SFAS 148. The Company adopted the new SFAS 148 disclosure requirements in the quarter ended February 28, 2003.

                    NATURAL GOLF CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (Information subsequent to November 30, 2002 is unaudited.)


2.      GOING CONCERN:

        The accompanying consolidated financial statements have been prepared on the basis that the Company is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The accompanying consolidated financial statements reflect losses of ($2,212,985) and ($2,116,852) for the eleven months ended November 30, 2002 and for the year ended December 31, 2001, respectively, and a working capital deficit and a stockholders' deficit of ($4,611,781) and ($3,939,477), respectively, as of November 30, 2002.

        The Company has experienced difficulty in generating cash flows from its operating activities, and has relied on private debt and equity funding to continue to meet its obligations and to sustain its operations. The operating losses incurred to date primarily reflect major investments in customer acquisition and brand building. Management believes that its current marketing strategy, including utilizing a mix of media with market offerings, will result in future profits and cash flow. The Company is currently obtaining investor capital through a private placement offering, and is planning for a public offering in 2003.

        If the Company is unsuccessful in achieving positive results from operations, and does not realize the proceeds expected from its private placement offering or planned public offerings in 2003, the Company may be required to curtail operations, liquidate assets or enter into capital or financing arrangements on terms which may have an adverse effect on future operations.

3.      INVENTORIES:

        Inventories consist of the following at:

                                February 28, 2003      November 30, 2002
                              ----------------------  --------------------
                                   (unaudited)

         Components           $       837,841         $         856,967
         Finished goods               148,168                   198,003

                              $       986,009         $       1,054,970


        Components consist of various unassembled golf club parts.

                    NATURAL GOLF CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (Information subsequent to November 30, 2002 is unaudited.)


4.      NOTES PAYABLE AND LONG-TERM DEBT:

        Notes payable and long-term debt consist of the following:

                                                                                        February 28,      November 30,
                                                                                            2003              2002
                                                                                      -----------------  ----------------
                                                                                        (unaudited)

       Note payable to bank, interest paid monthly at the bank's prime rate less
       0.5% (totaling 3.25% at February 28, 2003 and November 30, 2002). The
       Company's Chairman is the guarantor. Interest is payable monthly with the remaining principal due December 30, 2002. After February 28, 2003, the
       Bank renewed the note with the Company which requires the Company to make six monthly principal payments of $10,000, plus interest, beginning
       January 30, 2003, with any remaining balance due on July 1, 2003.              $       400,000    $       400,000

       Fiscal 2003 convertible notes payable to investors, $930,000 net of discount of $610,669. During the three months ended February 28, 2003, the Company began selling 30 units (the Units) in a private placement offering (PPO) at $50,000 per unit. Each Unit is comprised of one 10%
       convertible debenture for $50,000 and five year warrants to purchase
       12,500 shares of common stock at $4.00 per share of the Company. The debentures are convertible into common stock at $4.00 per share, are due
       December 31, 2003, and are collateralized by inventory. The Units were offered on a best efforts basis by a placement agent who will receive a
       10% commission on Units placed by the placement agent and a 7% commission on all sales referred to the placement agent by the Company or any of its golf lesson instructors. The Company will pay its instructors a 3%
       finder's fee on referrals to the placement agent. In addition, the placement agent will receive warrants to purchase shares of the Company's common stock at an exercise price of $4.00 per share, expiring 5 years from the date of grant. The number of placement agent warrants to be issued will equal 10% of the total shares of common stock that could be converted or exercised from the sale of debentures and warrants in this
       PPO. Certain prior noteholders have the right to convert their notes into
       Units of the PPO. Noteholders holding $905,000 of these notes have converted them into the Units in this PPO. The Company received $25,000 for the sale of a half unit during the three months ended February 28,
       2003. The fair value of the warrants was estimated on the grant date using the Black-Scholes pricing model with the following assumptions:
       common stock based on a market price of $4.00 per share, zero dividends, expected volatility of 100%, risk-free interest rate of 6% and an expected life of three years. The warrants were valued at $365,508, which also resulted in an effective beneficial conversion feature of $365,508.
       The estimated fair value of the warrants and beneficial conversion feature totaling $731,016 is treated as a discount on the debt and is being amortized over the term of the note. The remaining unamortized discount of $610,669 as of February 28, 2003 will be amortized through
       December 31, 2003. The Company also received $50,000 for the sale of one unit after February 28, 2003. Management believes, based on conversations with the placement agent, that the Company will receive subscriptions for
       the remaining $520,000 of unsubscribed Units.                                              319,331                 --

                    NATURAL GOLF CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (Information subsequent to November 30, 2002 is unaudited.)


                                                                                        February 28,      November 30,
                                                                                            2003              2002
                                                                                      -----------------  ----------------
                                                                                        (unaudited)

       Notes payable to investors, totaling outstanding of $750,000 and $800,000 as of February 28, 2003 and November 30, 2002. $200,000 of these notes matured October 15, 2002, but were extended on February 14, 2003 to mature July 1, 2003. The original notes carried interest at a rate of 30%
       (10% in cash and 20% in the form of common stock at the rate of $10 per share). At the Company's election, the Company can pay all or any part of its obligations by issuance of common stock at the rate of $5 per share
       (the Option Price). As consideration for extension of these notes, interest in the form of common stock is paid at a rate of $4 and the
       Option Price was changed to $2 per share. $500,000 of these notes mature
       July 1, 2003 ($100,000 of these notes are to the daughter and son of a director/stockholder of the Company). These notes carry interest at the rate of 30% (10% in cash and 20% in the form of common stock at the rate of $4 per share). At the Company's election, the Company can pay all or any part of its obligations by issuance of common stock at the rate of $4 per share. $100,000 of these notes matured October 7, 2002. These notes carry interest at the rate of 30% (10% in cash and 20% in the form of common stock at the rate of $10 per share). At the Company's election, the Company can pay all or any part of its obligations by issuance of common stock at a rate of $1 per share (for $50,000 of these notes). The remaining $50,000 of these notes were converted into a debt security sold in a private placement offering on January 3, 2003 (see fiscal 2003 convertible notes to investors described above). All of the notes referenced above contain prepayment and acceleration provisions as outlined below. The Company may prepay in cash at any time without penalty. In the event the Company prepays, the lender shall have a fully vested option to purchase a number of shares of common stock equivalent to the amount of the prepayment at the then current rate at which interest in the form of common stock is paid. The loan agreement also provides for certain "Acceleration Events", as defined in the agreement, upon which the Company may prepay its obligations to the lender by issuance of shares of common stock at the then current rate at which interest in the form of common stock is paid subject to certain adjustments. Additionally, with respect to notes maturing July 1, 2003, in the event that a transaction or series of transactions occurs that provides $5,000,000 or greater in debt and/or equity, such notes will become immediately due and the noteholder will receive one warrant for the purchase of one share of common stock for every $4.00 of debt,
       exercisable at $4.00 per share for five years.                                         750,000            800,000

       Convertible notes payable to investors, total outstanding $500,000 less unamortized discount of $23,838 as of February 28, 2003. The notes are payable in the form of common stock at $8 per share and currently mature on May 1, 2003. The loan agreements state that interest at the rate of
       10% shall be paid quarterly in the form of common stock at the rate of $8 per share. At the Company's election, the Company can pay all or any part of its obligations by issuance of common stock at the rate of $4 per share, if the holder elects to be paid in cash instead of common stock.
       The Company may prepay in cash at any time without penalty. In the event the Company prepays, the lenders shall have a fully vested option to purchase a number of shares of common stock equivalent to the amount of the prepayment at the rate of $8 per share. The loan agreements also provide for certain "Acceleration Events," as defined in the agreements, upon which the Company may prepay its obligations to the lenders by issuance of shares of common stock at the rate of $8 per share. One of the notes (totaling $500,000) was issued with warrants for the purchase of 62,500 shares of common stock at an exercise price of $8 per share.
       The warrants expired unexercised May 1, 2002. The fair value of the warrants was estimated on the grant date using the Black-Scholes pricing model with the following assumptions: common stock based on market price of $8.00 per share, zero dividends, expected volatility of 100%, risk free interest rate of 6% and an expected life of one year. The warrants were valued at $143,000, which also resulted in an effective beneficial conversion feature of $143,000. The estimated fair value of the warrants and beneficial conversion feature totaling $286,000 is treated as a discount on the debt and is then being amortized over the term of the note. The remaining unamortized discount of $23,838 as of February 28,
       2003 will be amortized through May 1, 2003. The Company has not paid any of the interest as of February 28, 2003 and intends to pay the principal and unpaid interest upon the maturity of the notes. During the three months ended February 28, 2003, notes of $645,000 and accrued interest of
       $130,422 were converted into common stock of the Company at a rate of $8
       per share.  See Note 10 for subsequent conversion of this note.                        476,162          1,085,404

                    NATURAL GOLF CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (Information subsequent to November 30, 2002 is unaudited.)


                                                                                        February 28,      November 30,
                                                                                            2003              2002
                                                                                      -----------------  ----------------
                                                                                        (unaudited)
       Notes payable to individuals with maturity dates between February 26,
       2003 and May 8, 2003, and interest at 10%. The interest is payable in full on the maturity dates. Upon any event of default, the notes will bear interest at 12%. The Company may prepay the notes at any time in whole or from time to time in part without premium or penalty. These notes are unsecured. $110,000 of notes were issued during the three months ended February 28, 2003. On January 3, 2003, noteholders converted
       $855,000 of notes into the debt securities sold in a private placement offering that commenced subsequent to November 30, 2002 (See Fiscal 2003
       convertible notes to investors described above).                                             -            745,000

       Note payable to former officer with a maturity date of July 1, 2003.
       Interest is at 4.5% prior to July 1, 2003, and at 8% commencing July 1,
       2003 if the note is unpaid as of that date. The note is collateralized by
       substantially all the assets of the Company.                                            93,706             93,706

       Advance to Company from an officer and director                                         30,000                  -

       Other                                                                                   97,305            104,524
                                                                                      ---------------    ---------------

                         Total notes payable                                                2,166,504          3,228,634
                         Less current maturities                                           (2,102,154)        (3,155,965)
                                                                                      ---------------    ---------------

                                           Notes payable, less current maturities     $        64,350    $        72,669
                                                                                      ===============    ===============

                    NATURAL GOLF CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (Information subsequent to November 30, 2002 is unaudited.)


        As of November 30, 2002, aggregate maturities of notes payables are as follows:

              2003                                         $     3,215,561
              2004                                                  34,749
              2005                                                  27,393
              2006                                                  10,527
                                                           ---------------
              Total payment                                      3,288,230
              Less discount                                        (59,596)
                                                           ---------------
              Balance                                      $     3,228,634
                                                           ===============


5.   STOCKHOLDERS' DEFICIT:

     On August 8, 2002, the Company's directors and stockholders approved the Company's 2002 Stock Option Plan (the "Plan"). This Plan is intended to advance and promote the interests of the Company by providing incentive to key employees, the employees of any subsidiaries/affiliates acquired or established, and the Company's directors, consultants and advisors who contribute to the management, growth and protection of the Company to continue their service to the Company. The Company has reserved 250,000 shares of common stock to be issued pursuant to the Plan. The Plan will terminate on August 9, 2012 and options granted pursuant to the Plan will have a term of 10 years and will be exercisable at fair market value at the time of grant. There have been no options granted under the Plan.

     During the eleven months ended November 30, 2002, the Company granted options to an individual in connection with a consulting agreement that provides for the purchase of 10,000 shares at $10 per share. No options under this agreement have been exercised as of November 30, 2002.

     On November 19, 2002, the Company, in connection with an employment separation agreement with its Vice Chairman and Secretary, issued warrants to purchase 80,733 shares of the common stock of the Company exercisable at $0.01 per share for five years. The fair value of the warrants was estimated on the grant date using the Black-Scholes pricing model with the following assumptions: common stock based on market price of $4.00 per share, zero dividends, expected volatility of 100%, risk free interest rate of 6.26% and an expected life of five years. The warrants were valued at $322,932.

     During the eleven months ended November 30, 2002, the Company issued 122,500 and 141,567 shares of common stock for $485,000 in cash and the conversion of $566,266 of amounts owing to certain officers/directors/shareholders; respectively. During fiscal 2001, the Company issued 90,750 shares of common stock for $726,000 in cash.

     During the three months ended February 28, 2003, $645,000 and $130,422 of notes and accrued interest, respectively, were converted into 96,803 shares of common stock in accordance with the terms of the note agreements (see
     Note 4).

     As part of the consideration given to the holder of a $500,000 convertible promissory note dated May 15, 2001, the Company issued warrants for the purchase of 62,500 shares of its common stock at a price of $8 per share. The warrants were valued at $143,000 (see Note 4). The warrants expired unexercised on May 1, 2002.

                    NATURAL GOLF CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (Information subsequent to November 30, 2002 is unaudited.)


     The Company's outstanding warrants and options as of February 28, 2003 can be summarized as follows:

                                                             Number of             Per Share
                        Holder(s)                         Warrants/Options       Exercise Price       Expiration  Date
      -----------------------------------------------    ------------------    ------------------    -------------------
      Professional golfer in connection with
           endorsement agreement                                 3,125                $0.01          August 30, 2004

      Former officer in connection with
           termination agreement                                80,733                $0.01          November 19, 2003

      Convertible debenture holders                            232,500                $4.00          December 31, 2007

      Individual in connection with consulting
           agreement                                            10,000               $10.00          --


6.   INCOME TAXES:

     The Company's actual effective tax rate differs from U.S. Federal corporate income tax rate of 34% as follows for the periods ended:


                                                                   November 30,        December 31,
                                                                      2002                 2001
                                                                     ------               ------
     Statutory rate                                                   (34.0)%              (34.0)%
     State income taxes, net of Federal income tax benefit             (3.3)%               (3.3)%
     Increase (reduction) in valuation allowance related to net        37.3%                37.3%
                                                                     ------               ------
          operating loss carryforwards and change in temporary
          differences                                                     0%                   0%
                                                                     ------               ------



     The components of the net deferred tax asset recognized as of November 30, 2002 are as follows:

     Deferred tax assets (liabilities):
              Current -
                       Allowance for doubtful accounts       $     5,000
                       Vacation accrual                           18,000
              Non-current -
                       Net operating loss carryforwards        4,600,000
                       Property and equipment                    (89,000)
                       Other                                      12,000
              Valuation allowance                             (4,546,000)
                                                             -----------
                       Net deferred tax asset                $        --
                                                             ===========

     The valuation allowance was $3,736,000 at December 31, 2001 and increased by $810,000 for the eleven months ended November 30, 2002.

     At November 30, 2002, the Company has approximately $12,400,000 available in net operating loss carryforwards which begin to expire from 2006 to 2021.

                    NATURAL GOLF CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (Information subsequent to November 30, 2002 is unaudited.)


7.   COMMITMENTS:

     Operating Leases - The Company leased office and warehouse facilities under one operating lease agreement. This agreement provided for an annual base rental plus real estate taxes, insurance, repairs, water and maintenance. The lease expired on August 31, 2001.

     In June 2001, the Company entered into a new lease agreement for office space in Mount Prospect, Illinois. The lease provides for base rent plus the proportionate share of property taxes and operating expenses. The lease expires in November 2004 with an option to renew for three additional years.

     Minimum future base rental payments under the above lease are as follows:

                       2003                     $       139,939
                       2004                             144,137
                                                ---------------
                       Total                    $       284,076
                                                ===============


     Total rent expense was approximately $52,000, $70,000, $225,000 and $104,000 for the three months ended February 28, 2003 and March 31, 2002, the eleven months ended November 30, 2002 and the year ended December 31, 2001, respectively.

     Royalty Agreements - The Company has entered into a number of royalty agreements in connection with the production of its instructional packages and the production of an infomercial to promote these packages. Generally, the agreements require the Company to pay a royalty for every package sold via media advertising. In addition, one of the agreements requires the Company to make future minimum royalty payments totaling $75,000 per year, or 2% of net package sales, whichever is greater; this agreement ended in June 2001. Also, another agreement requires the Company to pay a 5% royalty of sales originating from any European country.

     The Company has an agreement with an individual, which provides for payments of $1 to $2 for each full price sale of certain videos and DVDs. This agreement will remain in effect for the duration of the use of the individual in the content, promotion, or marketing of these videos.

     Royalty expense under these agreements was $30,088 and $75,380 for the eleven months ended November 30, 2002 and the year ended December 31, 2001, respectively and is included in cost of products sold in the accompanying consolidated statements of operations.

     Endorsement Agreements - The Company has an agreement with an individual to promote the Company's swing system, golf clubs and other products. This agreement provides for a monthly payment of $3,000 plus $2,000 for each mutually agreed upon appearance. The term of this agreement is September 1, 2000 through August 31, 2003.

     The Company has an agreement with a professional golfer. This agreement requires the Company to pay minimum annual compensation of $60,000 plus tournament incentive compensation for finishes within the top 10 places in PGA Tour tournaments and European Tour Tournaments. The royalty can increase up to a maximum of $200,000 annually based on sales of certain products. The term of this agreement expires March 31, 2003. Upon expiration of this term, the Company will have the option to extend the agreement for an additional two-year term. The Company has elected to not renew this agreement. The Company has also agreed to issue the professional golfer 3,125 warrants for the purchase of common stock at the conclusion of each year under the contract. As of November 30, 2002, 3,125 warrants have been issued. The warrants have an exercise price of $.01 per share and expire September 30, 2003.

                    NATURAL GOLF CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (Information subsequent to November 30, 2002 is unaudited.)


     Total endorsement fees were $136,000 and $91,000 for the eleven months ended November 30, 2002 and the year ended December 31, 2001.

     Investment Banking Agreement - Pursuant to an investment banking agreement, the Company is required to enter into negotiations to combine with a public company (the Public Company) that has already been identified by the placement agent. An officer/director/stockholder of the Public Company is the father of the owner of the placement agent. If the Company enters into a transaction (the Other Transaction) other than the combination transaction identified by the placement agent, the Company has agreed to pay the placement agent a fee equal to three percent of the value of the Other Transaction occurring within six months of the date of termination of the agreement with the placement agent.

8.   RETIREMENT PLAN:

     The Company adopted a 401(k) retirement plan effective August 1, 1999. Effective January 1, 2002, the plan was restated to reflect the changes in the tax laws applicable to qualified retirement plans, in effect since 1994 (collectively referred to as GUST), and to reflect year 2001 tax legislation, commonly referred to as EGTRRA. The plan covers substantially all employees with at least 30 days of service. Employees may contribute their eligible compensation to the plan, subject to the limits of Section 401(k) of the Internal Revenue Code. The Company is not required to make any contributions to the plan. No contributions were made to the plan for the periods ended November 30, 2002 and December 31, 2001.

9.   BUSINESS SEGMENTS:

     The Company has identified its principal business segments as follows: sale of products generated in the field (Natural Golf Field Sales); sale of products through advertising and telemarketing (Natural Golf Products); and conducting golf instruction (Natural Golf Schools). The Company's reportable segments are strategic business units that offer different products/services, are managed separately, and require different marketing strategies. The accounting policies of the segments are those described in the summary of significant accounting policies. The Company evaluates performance based on results from operations before income taxes not including nonrecurring gains and losses.

                    NATURAL GOLF CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                       For the Three                              For the
                                                        Months Ended            For the One       Eleven       For the Year
                                                -----------------------------   Month Ended    Months Ended       Ended
                                                 February 28,    March 31,      December 31,    November 30,   December 31,
                                                     2003           2002            2002           2002            2001
                                                --------------- ------------- ---------------- -------------- ---------------
                                                 (unaudited)     (unaudited)
     REVENUE FROM EXTERNAL CUSTOMERS:
         Natural Golf Products                       $  1,523,231   $  1,634,470   $    305,022   $  5,923,727   $  9,449,466
         Natural Golf Field Sales                         462,908        774,449        157,959      3,361,716      3,704,620
         Natural Golf Schools                             338,183        481,765         84,709      2,286,852      2,888,343
         Corporate                                             --             --             --             --             --
              Total revenue from external customers  $  2,324,322   $  2,890,684   $    547,690   $ 11,572,295   $ 16,042,429
     REVENUE FROM OTHER OPERATING SEGMENTS,
         ELIMINATED IN CONSOLIDATION:
         Natural Golf Products                       $     32,884   $     44,831   $      7,523   $    206,120   $    244,527
         Natural Golf Field Sales                             935          2,436            207          9,123          6,005
         Natural Golf Schools                                  --             --             --             --             --
         Corporate                                      1,058,993      1,495,273        283,786      5,799,560      7,667,988
              Total revenue from other operating     $  1,092,812   $  1,542,540   $    291,516   $  6,014,803   $  7,918,520
              segments
     OPERATING INCOME (LOSS):
         Natural Golf Products                       $    (94,401)  $   (293,937)  $   (288,743)  $ (1,789,382)  $ (2,936,853)
         Natural Golf Field Sales                        (221,941)      (257,340)       (77,882)      (783,329)      (953,379)
         Natural Golf Schools                            (119,343)      (397,636)       (34,834)      (799,265)      (587,291)
         Corporate                                         57,121        428,087         33,085      1,593,030      2,605,338
              Total operating income (loss)          $   (378,564)  $   (520,826)  $   (368,374)  $ (1,778,946)  $ (1,872,185)
     INTEREST EXPENSE:
         Natural Golf Products                       $         --   $         --   $         --   $         --   $         --
         Natural Golf Field Sales                              --             --             --             --             --
         Natural Golf Schools                                  --             --             --          1,551             --
         Corporate                                        322,983         83,576         70,316        422,769        238,931
              Total interest expense                 $    322,983   $     83,576   $     70,316   $    424,320   $    238,931
     DEPRECIATION AND AMORTIZATION:
         Natural Golf Products                       $         --   $         --   $         --   $         --   $         --
         Natural Golf Field Sales                              --             --             --             --             --
         Natural Golf Schools                                 241            241             81            885            804
         Corporate                                         57,150         27,229         10,167        108,382         93,070
              Total depreciation and amortization    $     57,391   $     27,470   $     10,248   $    109,267   $     93,874
     IDENTIFIABLE ASSETS:
         Natural Golf Products                       $     29,443   $    134,504   $      7,228   $     91,933   $     12,643
         Natural Golf Field Sales                          41,151         37,260         43,239         31,411        (17,769)
         Natural Golf Schools                               2,896          3,781          3,057          3,772        (29,236)
         Corporate                                      1,700,936      1,721,982      1,881,913      1,817,938      1,511,910
              Total identifiable assets              $  1,774,426   $  1,897,527   $  1,935,437   $  1,945,054      1,477,548
     EXPENDITURES FOR LONG LIVED ASSETS:
         Natural Golf Products                       $         --   $         --   $         --   $         --   $         --
         Natural Golf Field Sales                              --             --             --             --             --
         Natural Golf Schools                                  --             --             --             --          4,827
         Corporate                                         76,177         19,765         51,560        138,781        260,868
              Total expenditures for long lived
              assets                                 $     76,177   $     19,765   $     51,560   $    138,781   $    265,695

                    NATURAL GOLF CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10.  SUBSEQUENT EVENTS:

     During the three month period ended February 28, 2003, a certain holder of $500,000 of notes elected to receive payment in the form of cash on May 1, 2003, the maturity date. Under the terms of said note, the Company had an option to pay the principal and accrued interest in cash or in the form of the Company's common stock at a rate of $4 per share. On April 30, 2003, the Company informed the noteholder of its intention to issue 149,520 shares of its common stock in payment of $500,000 of principal and $98,080 in accrued interest under said note.

     Subsequent to February 28, 2003, the Company entered into a merger agreement with Wentworth II, Inc. (Wentworth). Under the merger agreement, each share of the Company's common stock is entitled to receive 3.267 shares of the Wentworth company's common stock. Following the merger, the Company's shareholders will own approximately 95% of the outstanding common stock of the Wentworth company. The consummation of the merger agreement is conditioned on, among other things, the completion of the PPO, an effective registration statement providing investors in the Wentworth company an opportunity to reconfirm their investments, and appropriate shareholder approvals.

                         PRO FORMA FINANCIAL INFORMATION

                                  INTRODUCTION


In March 2003, Natural Golf Corporation (NGC) entered into a reverse acquisition merger with Wentworth II, Inc. (Wentworth), a registered blank check company. Wentworth's assets and liabilities were nominal at the date of the agreement (the Merger Agreement). The transaction is to be accounted for as a reverse merger acquisition, which results in a recapitalization of NGC in as much as it is deemed to be the acquiring entity for accounting purposes.

The accompanying unaudited pro forma combining, condensed balance sheet combines the balance sheet of NGC as of February 28, 2003 with the balance sheet of Wentworth as of March 31, 2003 and assumes completion of a $1,500,000 private placement offering (PPO) (30 units at $50,000 per unit of which $570,000 remained unsold as of February 28, 2003) as if such acquisition and completion of the PPO occurred at February 28, 2003. Each of the units in the PPO consists of a $50,000 convertible debenture and warrants for the purchase of 12,500 shares of common stock. The debentures are convertible into common stock at $4.00 per share and the warrants have an exercise price of $4.00 per share. NGC allocated approximately $589,640 to each of the warrants and beneficial conversion feature in the units sold or to be sold, which resulted in a total discount of approximately $1,179,280 on the notes (of which $448,126 relates to the Units unsold ($570,000) as of February 28, 2003). Subsequent to February 28, 2003, the Company sold a $50,000 Unit. The Merger Agreement is contingent upon all 30 units of the PPO being sold, and as a result, these pro forma financial statements assume that the remaining $520,000 of unsubscribed PPO units will be sold. Additionally, NGC will incur offering expenses totaling $342,482 related to the PPO, which is treated as deferred financing costs and amortized over the term of the notes.

The accompanying unaudited pro forma combining condensed balance sheet also assumes the conversion of $500,000 and $105,285 of principal and accrued interest, respectively, into common stock of the Company as a result of conversion that occurred subsequent to February 28, 2003.

The accompanying unaudited pro forma combining, condensed statements of operations combine the operations of NGC and Wentworth for the three months ended February 28, 2003 and March 31, 2003, respectively, and the operations of NGC and Wentworth for the eleven months ended November 30, 2002 and for the year ended December 31, 2002, respectively, as if the acquisition and sale of units in the PPO was completed as of the beginning of the period presented.

These statements are not necessarily indicative of future operations or the actual results that would have occurred had the merger been consummated at the beginning of the periods indicated.

The unaudited pro forma combined, condensed financial statements should be read in conjunction with the historical financial statements and notes thereto, included elsewhere in this document.

                            NATURAL GOLF CORPORATION
                               WENTWORTH II, INC.
                                    PRO FORMA
                       COMBINING, CONDENSED BALANCE SHEET
                                   (unaudited)

                                            Natural
                                              Golf          Wentworth           Pro Forma Adjustments
                                          Corporation        II, Inc.       -------------------------------
                                          February 28,      March 31,         Private            Merger          Pro Forma
                                              2003             2003          Placement                            Combined
ASSETS                                   ---------------   -------------    -------------     -------------    ---------------

CURRENT ASSETS:
   Cash                                  $        400      $    45,641  (a)   $   570,000  (d) $  (135,000)     $    338,528
                                                                        (b)       (74,100)
                                                                        (b)       (68,413)
   Inventory                                  986,009                -                  -                -           986,009
   Prepaid expenses and other                  72,705                -                  -                -            72,705
                                         ------------      -----------        -----------      -----------      ------------
      Total current assets                  1,059,114           45,641            427,487         (135,000)        1,397,242

PROPERTY AND EQUIPMENT, net                   471,700                -                  -                -           471,700

OTHER ASSETS                                  243,612                -  (b)       113,015                -           356,627
                                         ------------      -----------        -----------      -----------      ------------
TOTAL ASSETS                             $  1,774,426      $    45,641        $   540,502      $  (135,000)     $  2,225,569
                                         ============      ===========        ===========      ===========      ============


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
   Current portion of notes payable      $  1,782,823      $         -  (e)   $  (500,000)     $         -      $  1,282,823

   Private placement debt                     319,331                -  (a)       570,000                -           441,205
                                                                        (a)      (448,126)
   Other current liabilities                2,724,090           42,085  (b)       (68,413)               -                 -
                                                                        (e)       (96,794)                         2,600,968
                                         ------------      -----------        -----------      -----------      ------------

      Total current liabilities             4,826,244           42,085           (543,333)               -         4,324,996

LONG-TERM OBLIGATIONS, net of
   current portion                             64,350                -                  -                -            64,350
                                         ------------      -----------        -----------      -----------      ------------

TOTAL LIABILITIES                           4,890,594           42,085           (543,333)               -         4,389,346


STOCKHOLDERS' EQUITY (DEFICIT)             (3,116,168)           3,556  (a)       448,126  (d)     245,000
                                                                        (b)        38,915  (d)    (245,000)
                                                                        (e)        (8,491) (d)    (135,000)       (2,163,777)
                                                                        (e)       605,285
                                         ------------      -----------        -----------      -----------      ------------
TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY (DEFICIT)                         $  1,774,426      $    45,641        $   540,502      $  (135,000)     $  2,225,569
                                         ============      ===========        ===========      ===========      ============

                            NATURAL GOLF CORPORATION
                               WENTWORTH II, INC.

                                    PRO FORMA
                  COMBINING, CONDENSED STATEMENT OF OPERATIONS
                                   (unaudited)


                                             Natural
                                              Golf             Wentworth II,
                                           Corporation             Inc.
                                          For the Three        For the Three
                                          Months Ended         Months Ended
                                          February 28,           March 31,             Pro Forma         Pro forma
                                              2003                 2003               Adjustments         Combined
                                         ----------------     ----------------     ------------------ -----------------
     NET SALES                           $    2,324,322       $            -       $            -     $   2,324,322

     COST OF SALES                              816,368                    -                    -           816,368
                                         --------------       --------------       --------------     -------------

     GROSS PROFIT                             1,507,954                    -                    -         1,507,954

     OPERATING EXPENSE                        1,886,518                4,535                    -         1,891,053
                                         --------------       --------------       --------------     -------------

     LOSS FROM OPERATIONS                      (378,564)              (4,535)                   -          (383,099)

     OTHER INCOME (EXPENSE)                    (323,166)                   1   (a)       (174,473)         (907,138)
                                                                               (a)        (16,229)
                                                                               (b)        (39,378)
                                                                               (c)         13,607
                                                                               (d)       (380,000)
                                                                               (e)         12,500
                                         --------------       --------------       --------------     -------------

     NET LOSS                            $     (701,730)      $       (4,534)      $     (583,973)    $  (1,290,237)
                                         ==============       ==============       ==============     =============

     BASIC AND DILUTED NET LOSS PER
         SHARE                                                $         (0.02)                        $       (0.15)
                                                              ===============                         =============

     COMMON STOCK OUTSTANDING                                         200,000  (f)      8,409,582         8,609,582
                                                                      =======           =========         =========

                            NATURAL GOLF CORPORATION
                               WENTWORTH II, INC.

                                    PRO FORMA
                  COMBINING, CONDENSED STATEMENT OF OPERATIONS
                                   (unaudited)

                                              Natural
                                       Golf Corporation Inc.   Wentworth II,
                                          For the Eleven      For the Year
                                           Months Ended      Ended December            Pro Forma         Pro forma
                                         November 30, 2002      31, 2002              Adjustments         Combined
                                         ------------------ ------------------     ------------------ -----------------
     NET SALES                           $   11,572,295     $            -         $            -     $  11,572,295

     COST OF SALES                            4,148,637                  -                      -         4,148,637
                                         --------------     --------------         --------------     -------------

     GROSS PROFIT                             7,423,658                  -                      -         7,423,658

     OPERATING EXPENSE                        9,202,604             18,549                      -         9,221,153
                                         --------------     --------------         --------------     -------------

     LOSS FROM OPERATIONS                    (1,778,946)           (18,549)                     -        (1,797,495)

     OTHER INCOME (EXPENSE)                    (434,039)                25     (a)     (1,179,280)       (2,356,318)
                                                                               (a)         12,000
                                                                               (a)       (137,500)
                                                                               (b)       (342,482)
                                                                               (c)         59,125
                                                                               (d)       (380,000)
                                                                               (e)         45,833
                                         --------------     --------------         --------------     -------------

     NET LOSS                            $   (2,212,985)    $      (18,524)        $   (1,922,304)    $  (4,153,813)
                                         ==============     ==============         ==============     =============

     BASIC AND DILUTED NET LOSS PER
         SHARE                                              $          (.09)                          $        (.48)
                                                            ===============                           =============

     COMMON STOCK OUTSTANDING                                      200,000     (f)      8,409,582         8,609,582
                                                                   =======              =========         =========

                            NATURAL GOLF CORPORATION
                               WENTWORTH II, INC.

          PRO FORMA NOTES TO COMBINING, CONDENSED FINANCIAL INFORMATION



(a)      To reflect the completion of a $1,500,000 private placement offering
         (PPO) for the sale of 30 units at $50,000 per unit (the Unit). Each Unit consists of a $50,000 convertible debenture with a 10% interest rate and warrants for the purchase of 12,500 shares of common stock. Subsequent to February 28, 2003, NGC received cash of $50,000 for the sale of one Unit. The Merger Agreement is contingent upon the sale of remaining $520,000 of unsubscribed PPO units. As such, these pro forma financial statements reflect sale of $570,000 of the Units subsequent to February 28, 2003, even though the Company has not yet received subscriptions for $520,000 of the Units.

         The debentures are convertible into common stock at $4.00 per share and the warrants have an exercise price of $4.00 per share. $589,640 has been allocated to the warrants and $589,640 to the beneficial conversion feature of the debentures, the total $1,179,280 (of which $448,126 relates to the Units unsold ($570,000) as of February 28,
         2003) that is recorded as a discount on the debentures to be amortized over the life of the debentures.

         The term of the debentures is less than one year and as such the discount has been completely amortized for purposes of presentation in the pro forma combining, condensed statement of operations for the eleven months ended November 30, 2002. Amortization expense related to the discount for the three months ended February 28, 2003 has increased by $174,473, to reflect the difference between what amortization expense would be assuming the debentures were outstanding for the entire three months of $294,820 and actual amortization expense recorded ($120,347). Interest expense for the eleven months ended November 30, 2002, related to the $795,000 of notes converted into the Units was $12,000 and has been reflected as a reduction of interest expense. Interest expense totaling $137,500 related to the $1,500,000 convertible debentures has been reflected in the pro forma condensed statement of operations as if the debentures were outstanding for the entire eleven months. Interest expense for the three months ended February 28, 2003, has been increased by $16,229, to reflect the difference between what interest expense would be assuming $1,500,000 of debentures were outstanding for the entire three months ($37,500) and actual interest expense recorded ($21,271) related to the debt.

(b) To reflect costs associated with the PPO and the payment of those costs. As of February 28, 2003, NGC had capitalized $229,467 of deferred financing costs, which are included in other assets on the balance sheet. NGC had recorded accrued expenses of $68,413 related to the deferred financing costs as of February 28, 2003. Subsequent to February 28, 2003, NGC has estimated that it will incur an additional $113,015 of deferred financing costs, $38,915 which is related to warrants issued to the selling agent for services (or $74,100 in cash expenses). The deferred financing costs totaling $342,482 are assumed to be amortized over an 11-month period. As a result, the pro forma amortization expense is estimated to be $93,404 and $342,482, respectively, for February 28, 2003 and for the eleven months ended November 30, 2002. NGC had already amortized $54,026 of deferred financing costs during the three months ended February 28, 2003.

(c) To reflect the reduction in interest expense related to the conversion of $645,000 of notes into common stock of the Company during the three months ended February 28, 2003.

(d) To reflect expenses related to the merger. NGC estimates it will incur $380,000 of merger expenses. $135,000 will be paid in cash and the remainder in common stock valued at $245,000.

(e) To reflect the conversion of $500,000 and $105,285 of principal and accrued interest, respectively, into common stock of the Company. Accrued interest includes $8,491 of interest accrued between February 28, 2003 and the conversion date, which is reflected as an increase to accumulated deficit in stockholders' equity. Additionally, to reflect the reduction in interest expense as a result of the conversion.

(f)      To reflect shares issued as a result of the acquisition.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Wentworth II, Inc. is a Delaware corporation and the provisions of the Delaware General Corporation Law will be applicable to the indemnification Wentworth II, Inc. offers to its officers, directors and agents. In its Certificate of Incorporation, Wentworth II, Inc. generally agrees to indemnify each person who is a director or officer of Wentworth II, Inc., or serves at the request of a director or officer as a director, officer, employee or agent of another company, in accordance with Wentworth II, Inc.'s Bylaws, to the fullest extent permissible by the Delaware General Corporation Law or other applicable laws. In its Bylaws, Wentworth II, Inc. indicates that, in connection with any such indemnification, it is within the discretion of the Board of Directors whether to advance any funds in advance of disposition of any action, suit or proceeding.

Under the Certificate of Incorporation, the Bylaws, and the Delaware General Corporation Law, no director of Wentworth II, Inc. will be personally liable to Wentworth II, Inc. or its stockholders for monetary damages (or expenses in defense of an action) for breach of fiduciary duty as a director or by reason of the fact that he is or was a director, officer, employee or agent of Wentworth II, Inc., or serving in such capacity for another entity at the request of Wentworth II, Inc., except for liability (i) for any breach of the director's duty of loyalty to Wentworth II, Inc. or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Wentworth II, Inc. has the power to purchase and maintain insurance on behalf of any persons potentially eligible for indemnification. The rights to indemnification are also applicable to those persons entitled to such rights by virtue of Wentworth II, Inc.'s consummation of a business combination, including transactions in which Wentworth II, Inc. is merged into or reorganized as a new entity.

The foregoing description of available indemnification is a summary only, and is qualified in its entirety by the complete terms and provisions of the Delaware General Corporation Law and also Wentworth II, Inc.'s Certificate of Incorporation and Bylaws, filed herewith as exhibits.

Item 25. Expenses of Issuance and Distribution

The following are our expenses related to our initial public offering:

         Escrow fee.....................................................................       $    250.00
         SEC registration fee...........................................................             11.95
         Legal fees.....................................................................         23,818.00
         Printing and filing fees.......................................................          1,018.00
         Accounting fees................................................................          5,745.00
         Blue Sky Qualification fees and expenses.......................................            500.00
         Transfer agent fees............................................................            500.00
         Other corporate services.......................................................            438.00
                Total...................................................................       $ 32,280.95

The following are our estimated expenses for our reconfirmation offering:

         SEC registration fee...........................................................        $        0
         Legal fees.....................................................................         50,000.00
         Printing and filing fees.......................................................            200.00
         Accounting fees................................................................         10,000.00
         Blue Sky Qualification fees and expenses.......................................                 0
         Transfer agent fees............................................................                 0
         Other corporate services.......................................................                 0
                Total...................................................................        $60,200.00

Item 26. Recent Sales of Unregistered Securities

Within the past three years, Natural Golf and us have issued or sold unregistered securities as described in the transactions listed below. For each transaction, an exemption from registration under the Securities Act of 1933 (the "Act") is claimed for the sale of securities in reliance upon the exemption offered by Section 4(2) of the Act, which exempts transactions by issuers not involving a public offering, and/or Regulation D of the Act. The use of this exemption is based on the following facts:

     o Neither Natural Golf nor us nor any person acting on behalf of Natural Golf or us solicited any offer to buy or sell the securities by any form of general solicitation or advertising;

     o The purchasers represented in writing that they were acquiring the securities as a principal for their own account for investment purposes only and without a view towards distribution or reselling these securities unless pursuant to an effective registration statement or exemption from registration in compliance with federal or state securities laws;

     o At the time of the purchase, the purchasers were accredited investors, as defined in Rule 501(a) under the Securities Act, had the opportunity to review applicable disclosure materials and ask questions in regard to Natural Golf and us; and

     o The securities were issued with a 144 legend restrictions and may only be disposed of pursuant to an effective registration statement or exemption from registration in compliance with federal or state securities laws.

Neither the registrant nor any person acting on its behalf offered or sold the securities by means of any form of general solicitation or general advertising. Purchasers or the beneficial owners of purchasers which are entities are friends or business associates of the officers and directors of the registrant. No services were performed by any purchaser as consideration for the shares issued.

All purchasers represented in writing that they acquired the securities for their own accounts. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom. All purchasers of registrant's securities are accredited investors.

1. In January 2000, Natural Golf issued 17,530 shares of common stock in connection with the exercise of certain options held by six Natural Golf employees. The exercise price was $1.25 per share for an aggregate price of $21,912.50.

2. In January 2000, Natural Golf issued options to purchase 5,000 shares of common stock at an exercise price of $8.00 per share to a marketing consultant pursuant to a consulting agreement dated January 1, 2000. These options were cancelled in connection with the termination of the consulting agreement on December 1, 2002.

3. From February 2000 through June 2000, Natural Golf issued 19,500 shares of common stock at $6.00 per share to three individual accredited investors in exchange for $117,000 in cash.

4. From June 2000 through February 2001, Natural Golf conducted an offering to sell shares of common stock on a best efforts basis pursuant to a confidential private placement memorandum. Natural Golf issued an aggregate of 118,200 shares at $8.00 per share to 17 individuals or entities, all of whom were accredited investors, for an aggregate purchase price of $945,600.

5. In September 2000, Natural Golf issued 6,667 shares of common stock valued at $6.00 per share to an individual in connection with Natural Golf's repurchase of certain rights to market and sell Natural Golf products and services in Japan.

6. In October 2000, Natural Golf issued 5,000 shares of common stock valued at $8,150 to an individual in connection with the purchase of certain equipment and other assets.

7. From February 2001 through May 2001, Natural Golf issued notes in the principal amount of $1,145,000 to seven individual accredited investors. These notes bear interest at 10% per annum. $645,000 of these notes matured in February 2003 with the remaining $500,000 of notes maturing in May 2003. The notes are payable in shares of common stock valued at $8.00 per share; however, if the note holder elects to receive a cash payment prior to maturity, the shares of common stock used to retire the notes will be valued at $4.00 per share.

8. From June 2001 through November 2001, Natural Golf conducted an offering to sell shares of common stock on a best efforts basis pursuant to a confidential private placement memorandum. Natural Golf issued 67,000 shares at $8.00 per share to 11 individuals or entities, all of whom were accredited investors, for an aggregate purchase price of $536,000.

9. In October 2001, Natural Golf issued notes in the principal amount of $200,000 to two individual accredited investors. The notes bear interest at 30% per annum, with 10% payable in cash and 20% payable in common stock at a rate of $10.00 per share. The notes were originally in October 2002 and could be paid by Natural Golf at maturity in shares of Natural Golf common stock at a rate of $5.00 per share. At maturity, at Natural Golf's election, the notes may be paid in shares of common stock at a rate of $5.00 per share. In February 2003, these notes were modified to extend the maturity to July 1, 2003. As part of the extension, at maturity, at Natural Golf's election, the notes may be paid in shares of common stock at a rate of $2.00 per share. In the event Natural Golf undertakes certain financing events, the holders of the extended notes are entitled to receive five-year warrants to purchase 125,000 shares of common stock at $4.00 per share.

10. On October 9, 2001, we issued 150,000 shares of common stock to Kevin R. Keating and Spencer I. Browne for cash consideration of $0.05 per share for an aggregate investment of $7,500.

11. From January 2002 through August 2002, Natural Golf conducted an offering to sell shares of common stock on a best efforts basis pursuant to a confidential private placement memorandum. Natural Golf issued an aggregate of 122,500 shares at $4.00 per share to 10 individuals or entities, all of whom were accredited investors, for an aggregate purchase price of $490,000. Commissions of $5,000 were paid to a placement agent on the sale of 12,500 of these shares of common stock to one investor.

12. In March 2002, Natural Golf issued warrants to purchase 3,125 shares of common stock at an exercise price of $0.01 per share to a professional golfer, pursuant to an endorsement agreement dated April 1, 2001. These warrants expire September 30, 2003.

13. From May 2002 through June 2002, Natural Golf issued notes in the principal amount of $500,000 to six individuals or entities, all of whom were accredited investors. The notes bear interest at a rate of 30% per annum, 10% payable in cash and 20% payable in stock at a rate of $4.00 per share. The notes mature in July 2003. At maturity, at Natural Golf's election, the notes may be paid in shares of common stock at a rate of $2.00 per share. In the event Natural Golf undertakes certain financing events, the holders of the notes are entitled to receive five-year warrants to purchase an aggregate of 125,000 shares of common stock at $4.00 per share.

14. In June 2002, Natural Golf issued notes in the principal amount of $100,000 to two individuals, both of whom were accredited investors. The notes bear interest at a rate of 30% per annum, 10% payable in cash and 20% payable in stock at a rate of $10.00 per share. The notes mature in October 2002. At maturity, at Natural Golf's election, the notes may be paid in shares of common stock at a rate of $1.00 to $5.00 per share.

15. On November 30, 2002, Natural Golf issued a note in the principal amount $93,706 to a former Natural Golf officer in settlement of certain advances made to Natural Golf. The note matures July 1, 2003 and bears interest at a rate of 4.5% per annum. The note is secured by all of Natural Golf's assets, subject to a first lien of inventory in favor of the holders of certain convertible debentures. On November 30, 2002, Natural Golf also issued to the former officer warrants to purchase 80,733 shares of common stock at an exercise price of $0.01 per share in payment of $322,932 of unpaid compensation. The warrants expire in November 2007. The shares underlying these warrants are subject to certain registration rights. The note and warrants were issued in connection with the former officer's termination of employment with Natural Golf.

16. On November 30, 2002, Natural Golf issued 71,780 shares of common stock to its Chief Executive Officer at a rate of $4.00 per share in payment of $224,000 of unpaid bonuses and a loan of $63,120.

17. On November 30, 2002, Natural Golf issued 69,787 shares of common stock to the chairman of its board of directors at a rate of $4.00 per share in payment of $224,756 of unpaid compensation, a loan of $50,000 and $4,390 of unreimbursed business expenses.

18. In January 2003, Natural Golf issued 499 shares of common stock to two note holders in payment of approximately $5,000 of accrued interest. The shares of common stock were issued at a rate of $10.00 per share under the terms of the respective notes.

19. During January 2003 and April 2003, Natural Golf issued convertible debentures in an aggregate principal amount of $980,000 to 18 individuals or entities, all of whom were accredited investors, pursuant to a private placement memorandum. The debentures mature December 31, 2003 and bear interest at 10% per annum. The debentures are convertible by the election of the holder at any time prior to maturity into shares of common stock at $4.00 per share. The debenture holders also received warrants to purchase 245,000 shares of common stock at $4.00 per share. These warrants expire in January 2008. In connection with the sale of convertible debentures under the private placement offering, Natural Golf has paid a placement agent commissions of approximately $61,000 through April 2003. The merger agreement between Wentworth II and Natural Golf is contingent upon the remaining $520,000 of unsubscribed debentures being sold.

20. On February 11, 2003, Natural Golf issued 96,304 shares of common stock to six individual or entities in full payment of certain notes with an aggregate principal balance of $645,000 and accrued interest of $125,422. The common stock was issued at a rate of $8.00 per share under the terms of payment under the notes.

21. In April 2003, Natural Golf issued 720 shares of its common stock to two note holders in payment of $7,200 of accrued interest. The shares of common stock were issued at a rate of $10.00 per share under the terms of the respective notes.

22. On May 1, 2003, Natural Golf issued 149,520 shares of common stock to an individual in full payment of a note with an aggregate principal balance of $500,000 and accrued interest of $98,080. The common stock was issued at a rate of $4.00 per share pursuant to the terms of the note.

EXHIBITS

Item 27.

2.1 Agreement and Plan of Reorganization dated of March 18, 2003 between Wentworth II, Inc., Natural Golf Acquisition Corp. and Natural Golf Corporation.*

3.1      Certificate of Incorporation.*

3.2      Bylaws.*

4.1      Specimen Certificate of Common Stock.*

4.2 Escrow Agreement dated June 11, 2002 between Wentworth II, Inc. and Key Bank National Association.*

4.3      Form of Subscription Agreement.*

4.4      Form of Wentworth II, Inc. Reconfirmation Letter to Section 419
         Investors.

5.1      Opinion of Counsel.*

10.1 Letter agreement dated September 23, 2002 between Natural Golf Corporation and Keating Investments.*

10.2 Form of Natural Golf Corporation Certified Instructor and Sales/Compensation Agreement.

10.3 Consultation Agreement between Natural Golf Corporation and Robert F. Lukesiewicz dated January 1, 2002.

10.4 Industrial Building Lease between Natural Golf Corporation and First Industrial, L.P. dated June 29, 2001.

23.1     Consent of Willkie Farr & Gallagher (included in Exhibit 5.1).*

23.2     Consent of Goldstein Golub Kessler LLP

23.3     Consent of HEIN + ASSOCIATES LLP ( with respect to Wentworth II, Inc)

23.4     Consent of HEIN + ASSOCIATES LLP ( with respect to Natural Golf
         Corporation)

-----------
*  Previously filed

Item 28.

UNDERTAKINGS

The registrant undertakes:

(1) To file, during any period in which offers or sales are being made, post-effective amendments to this registration statement (the "Registration Statement"):

(i) To include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933 (the "Securities Act");

(ii) To reflect in the prospectus any facts or events arising after the Effective Date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this registration statement, including (but not limited to) the addition of an underwriter;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To deposit into the Escrow Account at the closing, certificates in such denominations and registered in such names as required by Wentworth II, Inc. to permit prompt delivery to each purchaser upon release of such securities from the Escrow Account in accordance with Rule 419 of Regulation C under the Securities Act. Pursuant to Rule 419, these certificates shall be deposited into an escrow account, not to be released until a business combination is consummated.

Insofar as indemnification for liabilities arising under the Securities Act May be permitted to directors, officers and controlling persons of the registrant pursuant to any provisions contained in its Certificate of Incorporation, or by-laws, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized the registration statement to be signed on its behalf by the undersigned, in the City of Denver, Colorado, on May 16, 2003.

                               WENTWORTH II, INC.





                                 By: /S/ Kevin R. Keating
                                     -----------------------------------------
                                     Kevin R. Keating, President,
                                     Chief Financial Officer and
                                     Principal Accounting Officer



In accordance with the requirements of the Securities Act of 1933, the registration statement was signed by the following persons in the capacities and on the dates stated.





/S/ Kevin R. Keating                                      Dated: May 16, 2003
-----------------------------------------------------
Kevin R. Keating, Director

/S/ Spencer I. Browne                                     Dated: May 16, 2003
-----------------------------------------------------
Spencer I. Browne, Director